Exhibit 4.1
Execution Version

TRICO SHIPPING AS
AND
THE GUARANTORS NAMED ON THE SIGNATURE PAGE HEREOF

11 7/8% SENIOR SECURED NOTES DUE 2014

INDENTURE
Dated as of October 30, 2009

WELLS FARGO BANK, N.A.,
As Trustee

CROSS-REFERENCE TABLE

Trust Indenture	Indenture
Act Section	Section
310(a)(1)	Section 7.10
(a)(2)	Section 7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	Section 7.10
(b)	Section 7.10
(c)	N/A
311(a)	Section 7.11
(b)	Section 7.11
(c)	N/A
312(a)	N/A
(b)	Section 13.03
(c)	Section 13.03
313(a)	Section 7.06
313(b)	Section 11.02
(b)(1)	Section 7.06
(b)(2)	Section 7.06, Section 7.07
(c)	Section 7.06, Section 13.02
(d)	Section 7.06
314(a)	N/A
314(a)(4)	Section 13.05
(b)	Section 11.02
(c)(1)	N/A
(c)(2)	N/A
(c)(3)	N/A
(d)	Section 11.02
(e)	Section 13.05
(f)	N/A
315(a)	N/A
(b)	N/A
(c)	N/A
(d)	N/A
(e)	N/A
316(a)(last sentence)	Section 2.08
(a)(1)(A)	N/A
(a)(1)(B)	N/A
(a)(2)	N/A
(b)	N/A
(c)	N/A
317(a)(1)	N/A
(a)(2)	N/A
(b)	N/A
318(a)	N/A
(b)	N/A
(c)	Section 13.01

i

v

Section 13.16	Language of Notices, Etc	147
Section 13.17	When Notes Disregarded	147
Section 13.18	No Recourse Against Others	147
Section 13.19	Agent for Service; Consent to Jurisdiction; Waiver of Immunities	147

APPENDIX, ANNEXES, SCHEDULES AND EXHIBITS

RULE 144A/REGULATION S APPENDIX		App. — 1

EXHIBIT 1	Form of Initial Note

EXHIBIT 2	Form of Exchange Note

EXHIBIT 3	Form of Regulation S Temporary Global Note

ANNEX A	Form of Supplemental Indenture	A — 1

ANNEX B	Form of Registration Rights Agreement	B — 1

SCHEDULE I	Mortgaged Vessel Appraised Initial Value

SCHEDULE II	Specialized Equipment Appraised Initial Value

EXHIBIT A	Form of Mortgage

EXHIBIT B	Form of Equipment Pledge

     This INDENTURE, dated as of October 30, 2009 is among TRICO SHIPPING AS, a Norwegian limited company (the “Company”), the guarantors listed on the signature pages hereof (each, a “Guarantor” and, collectively, the “Guarantors”) and WELLS FARGO BANK, N.A., as Trustee (the “Trustee”).
     The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Company’s Initial Notes and Exchange Notes:
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01 Definitions.
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Acquisition Contract” means a sale and purchase contract executed by the Company, Holdings or any Subsidiary Guarantor to acquire any Qualified Substitute Collateral.
     “Additional Amounts” has the meaning set forth in Section 4.27.
     “Additional Assets” means (i) any property or assets (other than Indebtedness and Capital Stock and other than any assets classified as current assets under GAAP) used or useful in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary (including the Company); or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Permitted Business.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for the purposes of this definition, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be “control.” For purposes of this definition, the terms “controlling,” and “controlled by” and “under common control with” have correlative meanings.

     “Affiliate Transaction” has the meaning set forth in Section 4.13.
     “After-Acquired Property” means any property (other than Collateral) that is acquired or otherwise owned by Holdings, the Company or any Subsidiary Guarantor after the date of this Indenture of a type that secures the Secured Obligations (including any Newbuild Vessel upon delivery thereof to Trico Subsea AS or another Subsidiary Guarantor).
     “Agent” means any Registrar or Paying Agent.
     “Aggregate Repayment Amount” means, (i) with respect to any Lost Mortgaged Vessel or Sold Mortgaged Vessel, the amount equal to the Vessel Percentage applicable to such Lost Mortgaged Vessel or Sold Mortgaged Vessel, or (ii) with respect to any Sold Vessel Owning Guarantor, the amount equal to the sum of the Vessel Percentages with respect to the Vessels owned, directly or indirectly (through one or more Subsidiaries thereof or otherwise) by such Vessel Owning Guarantor, in each case multiplied by (x) the sum of the principal amount of Notes outstanding on the Loss Date or Sale Date, as applicable, and (y) the aggregate principal amount of loans (or face amount of letters of credit) that are (or under clause (1) of the second paragraph of Section 4.07 could under this Indenture become) outstanding under the Working Capital Facility Agreement on such date.
     “Appendix” has the meaning set forth in Section 2.01.
     “Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any governmental body, instrumentality, agency or authority.
     “Applicable Procedures” of a Depository means, with respect to any matter at any time, the policies and procedures of such Depository, if any, that are applicable to such matter at such time or, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at such time.
     “Appraisal Date” has the meaning set forth in the definitions of “Appraised Certified Value” and “Appraised Initial Value.”
     “Appraised Certified Value” means, with respect to any Specified Collateral, the fair market sale value as of a specified date (such date being the “Appraisal Date” therefor) of such Specified Collateral that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in a written appraisal by an Appraiser selected by the Company and, in the event such Appraiser is not a Designated Appraiser (as defined in the definition of Appraiser), reasonably acceptable to the Collateral Agent, all as set forth in an Officer’s Certificate delivered to the Collateral Agent attaching such written appraisal and stating that such Appraiser is not affiliated with the Company or any Guarantor and otherwise qualifies as an Appraiser and that the amount set forth therein constitutes the “Appraised Certified Value” of such Specified Collateral in accordance with this Indenture as of the Appraisal Date specified in such Officer’s Certificate. If the Collateral Agent does not accept an Appraiser (other than a Designated Appraiser) selected by the Company within 10 days of the first giving of notice by the Company to the Collateral Agent requesting a determination of an Appraised Value (the “Appraisal Request Date”), such Appraised Value shall be determined by a panel of three Appraisers, one of whom shall be selected by the Company, another of whom shall be selected by the Collateral Agent and the third of whom shall be selected by such other two Appraisers or, if such Appraisers shall be unable to agree upon a third Appraiser within five days of the selection date of the second of such two Appraisers, by an arbitrator mutually acceptable to the Company and the Collateral Agent. The Appraiser or Appraisers appointed pursuant to the foregoing procedure shall be instructed to determine such Appraised Value within 25 days after its appointment, and such determination shall be final and binding upon the parties.
     “Appraised Initial Value” means, for any Specified Collateral:
     (i) in the case of any of the Original Mortgaged Vessels, the amount set forth as such Mortgaged Vessel’s “Appraisal Initial Value” in Schedule I to this Indenture (with the date of this Indenture being deemed the “Appraisal Date” therefor); or
     (ii) in the case of any Newbuild Vessel (or the Arbol Grande when acquired by the Arbol Grande Lessee and thereupon duly pledged as a Mortgaged Vessel), the Appraised Certified Value thereof as of an “Appraisal Date” within 30 days of the date title to such Newbuild Vessel passes to Trico Subsea AS (or title to the Arbol Grande passes to the Arbol Grande Lessee); or
     (iii) in the case of any Qualified Substitute Collateral, the Appraised Certified Value thereof as of an “Appraisal Date” within 90 days of the Vessel Tender Date or, in the case of any Specialized New Equipment tendered as Qualified Substitute Collateral that was purchased within 90 days of the Vessel Tender Date, the purchase price thereof (with such date of purchase being deemed the “Appraisal Date” therefor); or
     (iv) in the case of any Specified Collateral (other than a Mortgaged Vessel) existing on the date of this Indenture, the amount set forth as such Specialized Equipment’s “Appraisal Initial Value” in Schedule II to this Indenture (with the date of this Indenture being deemed the “Appraisal Date” therefor); or
     (v) in the case of any Specified Collateral (other than a Mortgaged Vessel) acquired by the Company, Holdings or a Subsidiary Guarantor after the date of this Indenture, the Appraised Certified Value thereof as of an “Appraisal Date” within 90 days of such acquisition or, if any such Specified Collateral constitutes Specialized New Equipment at the time of acquisition, the purchase price thereof paid by the Company, Holdings or such Subsidiary Guarantor (with such date of purchase being deemed the “Appraisal Date” therefor).
     “Appraised Qualifying Value” means, for any Mortgaged Vessel, on any date, (i) the Appraised Initial Value for such Mortgaged Vessel or (ii) the Appraised Subsequent Fleet-Reappraised Value for such Mortgaged Vessel that has the most recent Appraisal Date.

     “Appraised Subsequent Fleet-Reappraised Value” means, for any Mortgaged Vessel, an Appraised Subsequent Value for such Mortgaged Vessel that has been delivered to the Collateral Agent as part of a Qualifying Fleet Reappraisal.
     “Appraised Subsequent Value” means, with respect to any Specified Collateral, any Appraised Certified Value for such Specified Collateral that has been delivered to the Collateral Agent after the Appraisal Date for the Appraised Initial Value for such Specified Collateral.
     “Appraised Value” means, with respect to any Specified Collateral or Qualified Substitute Collateral, as of any date, the Appraised Initial Value for such Collateral or, if there is any Appraised Subsequent Value for such Collateral, the Appraised Subsequent Value for such Collateral with the most recent Appraisal Date.
     “Appraiser” means each of Fearnley Offshore Supply AS; Merrill Marine Services, Inc.; River & Gulf Marine Surveyors; and R.S. Platou Shipbrokers AS (each a “Designated Appraiser”) (and each successor thereto), together with any other Person not affiliated with the Company or any Guarantor engaged in the business of appraising vessels.
     “Arbol Grande Bareboat Charter Agreement” means that certain agreement dated October 25, 2001 between Naviera Zambra, A.I.E., as owner, and DeepOcean Shipping III AS (formerly, North Sea Commander Shipping AS), as charterer, as amended by that certain Amendment to Bareboat Charter Agreement dated September 12, 2002 between Naviera Zambra, A.I.E. and DeepOcean Shipping III AS (formerly, North Sea Commander Shipping AS), pursuant to which on the Issue Date the Vessel named the Arbol Grande is held under long-term charter.
     “Arbol Grande Lessee” means DeepOcean Shipping III AS.
     “Arbol Grande Repurchase Amount” means 15.32% multiplied by (x) the sum of the principal amount of Notes outstanding on the Special Repurchase Date and (y) the aggregate principal amount of loans (or face amount of letters of credit) that are (or under clause (1) of the second paragraph of Section 4.07 could under this Indenture become) outstanding under the Working Capital Facility Agreement on such date.
     “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of any merger or consolidation and including any loss, destruction, damage, condemnation, confiscation, requisition, seizure, forfeiture or taking of title to or use of); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries (including the Company) taken as a whole or of the Company and its Subsidiaries that are Restricted Subsidiaries of Holdings taken as a whole, in each case, in one or more related transactions, will be governed by Section 4.21 or Section 5.01 and not by Section 4.10 and Section 4.11; and
     (2) the issuance of Equity Interests in any of Holdings’ Restricted Subsidiaries (including the Company) or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
     (1) any single transaction or series of related transactions that involves assets (other than Specified Collateral) having a Fair Market Value of less than $0.5 million;
     (2) a transfer of assets between or among solely Holdings, the Company or any Subsidiary Guarantor so long as (a) the covenants in Section 5.01, Section 10.02 and Section 4.26 are satisfied or do not expressly prohibit such transfer and (b) if such transfer includes Collateral, such transfer does not occur until and unless the transferee has caused a valid, enforceable, perfected first priority Lien in or on such Collateral (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Secured Obligations, and has executed and delivered to the Collateral Agent the following documents and certificates and any other documents and certificates required by Article 11 or any other provision of this Indenture:
     (i) to the extent such Collateral constitutes Specified Collateral, both (x) a Mortgage or Equipment Pledge (or a preliminary registration thereof, pending delivery of a copy of the Mortgage or Equipment Pledge) with respect to such Specified Collateral dated the date of such transfer and substantially in the same form as the Mortgage or Equipment Pledge in effect as to such Specified Collateral immediately prior to such transfer (such Mortgage or Equipment Pledge having been duly received for recording in the appropriate registry office) and (y) if any portion of such Specified Collateral constitutes a Vessel, Security Documents with respect to all other Vessel Assets with respect to such Vessel dated such date and substantially in the same form as the Security Documents in effect as to such Vessel Assets immediately prior to such transfer (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), in each case, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Mortgage and Equipment Pledge and other Security Documents (such Opinions of Counsel also to be delivered to the Trustee); and
     (ii) to the extent of any Collateral other than Specified Assets, Security Documents with respect thereto, dated such date and, substantially in the same form as Security Documents in effect as to such Collateral immediately prior to such transfer (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), in each case, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Security Documents; and

     (iii) to the extent such Collateral constitutes Specified Collateral, title and extended coverage insurance covering such Specified Collateral in an amount no less than the Appraised Certified Value of such Specified Collateral; and
     (iv) an Officer’s Certificate and Opinion of Counsel as to the satisfaction of the foregoing requirements;
     (3) an issuance of Equity Interests (A) by the Company to Holdings in accordance with the Equity Commitment Agreement, provided that (subject to Section 11.08) Holdings duly pledges such Equity Interests as Collateral and otherwise complies with the provisions of this Indenture and the Security Documents in connection therewith, or (B) by a Restricted Subsidiary of Holdings (other than the Company) to Holdings or to a Restricted Subsidiary of Holdings (including the Company);
     (4) the sale or lease of products, services or accounts receivable (other than Specified Collateral) in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets (other than Specified Collateral) in the ordinary course of business;
     (5) the sale or other disposition of cash or Cash Equivalents;
     (6) a Restricted Payment (of property other than Specified Collateral) that does not violate Section 4.08;
     (7) a Permitted Investment (of property other than Specified Collateral);
     (8) the lease of Vessels or equipment in the ordinary course not involving any purchase option (subject, in the case of any Vessels or equipment that constitutes Collateral, to any Lien securing the Secured Obligations);
     (9) an Event of Loss;
     (10) the surrender or waiver of contract rights (other than Collateral) or settlement, release or surrender of contract, tort or other claims (other than Collateral); or
     (11) other transactions involving assets not constituting Designated Collateral in an aggregate amount not to exceed $5.0 million since the date of this Indenture.
     “Associated Property” means, with respect to any Mortgaged Vessel, any equipment associated with, any charters, earnings and insurances on, and any general intangibles necessary or used exclusively for the ownership, use or operation of, such Mortgaged Vessel.
     “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

     “Authorized Representative” means (i) in the case of the Working Capital Facility Obligations, the Working Capital Facility Agent, or (ii) in the case of the Note Obligations, the Trustee.
     “Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law, or any similar law of any jurisdiction foreign to the United States of America, including any political subdivision thereof, in each case for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
Unless otherwise specified herein, each reference to a Board of Directors will refer to the Board of Directors of Holdings.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee. Unless otherwise specified herein, each reference to a Board Resolution will refer to a Board Resolution of Holdings.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State and the State of Texas.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock (whether common or preferred);
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Cash Collateral Account” has the meaning set forth in Section 4.24.
     “Cash Equivalents” means:
     (1) United States dollars or, in the case of any Investment by any Person whose principal place of business is outside the United States, such local currencies in such place of business (including euros, British pound sterling and Norwegian krone) as are held by it from time to time in the ordinary course of business and that are readily exchangeable into United States dollars;
     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or obligations backed by the full faith and credit of Canada, Norway, the United Kingdom or any member state of the European Economic Association as of the date of this Indenture, in each case having maturities of not more than twelve months from the date of acquisition;
     (3) certificates of deposit, time deposits, demand deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any bank or trust company organized or licensed under the laws of the United States or any state thereof, Canada, the Kingdom of Norway, the United Kingdom or any member state of the European Economic Association as of the date of this Indenture, having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

     (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing not more than twelve months after the date of acquisition;
     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and
     (7) in the case of the Company or Holdings or a Subsidiary Guarantor, substantially similar investments, of comparable credit quality, dominated in the currency of any jurisdiction in which such Person conducts business.
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries or of Holdings and its Subsidiaries (including the Company) or of the Parent and its Subsidiaries (including Holdings), in each case, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act);
     (2) the adoption of a plan relating to the liquidation or dissolution of the Parent, Holdings or the Company;
     (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that (x) any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, or (y) any such person, other than the Parent or a Guarantor 100% of the Equity Interests of which are owned, directly or indirectly, by the Parent, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or Holdings, in the case of clause (x) or (y) measured by voting power rather than number of shares;
     (4) the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person immediately prior to such transaction is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);
     (5) the Parent ceases to own, directly or indirectly, 100% of the Equity Interests of Holdings;

     (6) Holdings ceases to own, directly or indirectly, 100% of the Equity Interests of the Company; or
     (7) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors.
     “Change of Control Offer” has the meaning set forth in Section 4.21.
     “Change of Control Payment” has the meaning set forth in Section 4.21.
     “Change of Control Purchase Date” has the meaning set fort in Section 4.21.
     “Change of Control Settlement Date” has the meaning set forth in Section 4.21.
     “Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.
     “Collateral” means all assets and properties of the Company and the Guarantors subject to Liens created by the Security Documents including:
     (1) each of the Original Mortgaged Vessels and all Vessel Assets with respect to each Original Mortgaged Vessel;
     (2) all outstanding Capital Stock of the Company and each Guarantor (other than the Parent and Trico Marine Cayman) owned by the Company or any Guarantor (including the Parent) (subject to Section 11.08) (“Pledged Shares”);
     (3) all general intangibles owned or acquired by Holdings, the Company or any Subsidiary Guarantor, exclusively used for, and in connection with, the ownership, expansion, operation, use, maintenance or sale or other disposition of any of the Mortgaged Vessels or any Vessel Assets;
     (4) the rights of Trico Subsea AS (including refund guarantees) under the Existing Newbuild Construction Contracts and related equipment contracts in respect of each of the Newbuild Vessels;
     (5) Intercompany Debt owed (i) by the Parent or any Subsidiary thereof (including the Company and any Guarantor) to the Company or any Guarantor (other than Parent) or (ii) by the Company or any Guarantor to the Parent;
     (6) (a) any rights to earnings monies (as defined in the definition of “Vessel Assets”) and (b) any other rights of Holdings, the Company or any Subsidiary Guarantor (whether as owner or as charterer) under any lease or charter of Specified Assets from or to the Parent or any Subsidiary thereof;
     (7) any Specialized Equipment owned by Holdings, the Company or any Subsidiary Guarantor;

     (8) the Cash Collateral Account and all deposits therein and interest thereon and investments thereof, and all property of every type and description in which any proceeds of any Collateral Disposition are invested or upon which the Collateral Agent is at any time granted, or required to be granted, a Lien to secure the Secured Obligations as set forth in Section 4.11 and
     (9) to the extent not otherwise included above, all proceeds of any of the foregoing;
except, solely in the case of clauses (3), (4), (6)(b) and (9) and (to the extent of any Vessel Asset specified in clause (2)(ii) or (3)(ii) of the definition of “Vessel Assets”) clause (1), any asset to the extent a Lien therein cannot be created or perfected under Applicable Law; and further including all assets and properties subject to Liens created as required by and in accordance with Section 4.10, Section 4.18, Section 4.19, Section 4.20, Section 4.24, Section 4.25 and Article 11 of this Indenture and, to the extent not otherwise included above, all proceeds of any of the foregoing.
     “Collateral Agency and Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated the Issue Date, among the Company, the Guarantors, Wilmington Trust FSB, as the Collateral Agent, the Trustee, as Authorized Representative for the Secured Parties holding Note Obligations and as initial Applicable Authorized Representative, and Nordea Bank Finland plc, New York Branch, as the Working Capital Facility Agent and as Authorized Representative for the Secured Parties holding Working Capital Facility Obligations.
     “Collateral Agent” means Wilmington Trust FSB in its capacity as “Collateral Agent” under the Security Documents, and any successor thereto in such capacity.
     “Collateral Disposition” means any Asset Sale of assets or other rights or property that constitute Collateral under the Security Documents. The sale or issuance of Equity Interests in a Subsidiary Guarantor that owns Collateral such that, as a consequence, such Person no longer is a Subsidiary Guarantor, shall be deemed a Collateral Disposition of the Collateral owned by such Subsidiary Guarantor.
     “Collateral Excess Proceeds” has the meaning set forth in Section 4.24.
     “Company” means the Person named as the “Company” in the first paragraph of this Indenture until a successor Person shall have become such pursuant to Section 5.02, and thereafter “Company” shall mean such successor Person.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
     (4) depreciation, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
     (5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus
     (6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval that has not been obtained, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement , instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and
     (3) the cumulative effect of a change in accounting principles will be excluded.
Notwithstanding the foregoing, Consolidated Net Income of Holdings will not include any dividend or distribution paid to Holdings, the Company or any Subsidiary Guarantor as specified in clause (8)(z) of the second paragraph of Section 4.08, to the extent an amount equal to all or a portion of such dividend or distribution was paid as a dividend or distribution or loaned to the Parent pursuant to such clause (8)(z).
     “Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:
     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus
     (2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.
     “Continuing Directors” means, as of any date of determination, with respect to the Parent any member of the Board of Directors of the Parent who:
     (1) was a member of such Board of Directors on the date of this Indenture; or
     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors with respect to the Parent who were members of such Board of Directors at the time of such nomination or election.
     “Corporate Trust Office of the Trustee” means the office of the Trustee in the City of New York at which at any time its corporate trust business will be administered, which office at the date hereof is located at 45 Broadway, 12th Floor, New York, New York 10006-3007, or such other address in the City of New York as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office in the City of New York of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).
     “Covenant Defeasance” has the meaning set forth in Section 8.03.
     “Credit Facilities” means one or more debt facilities (including, without limitation, the Working Capital Facility Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.
     “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator, or similar official under any Bankruptcy Law.
     “date of this Indenture” means October 30, 2009.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Depository” has the meaning provided in the Appendix.
     “Designated Collateral” means any Specified Collateral and any other Collateral that is, or is of the type, specified in clauses (1) through (9) of the definition of “Collateral.”
     “Discharge” has the meaning set forth in Section 8.09.
     “Discontinued Vessels” means the Vessels owned by the Company and bearing the names the Challenger, the Clipper and the Corona, respectively, held for sale as of the date of this Indenture.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date, will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, (a) any Capital Stock that, by its terms, authorizes its issuer to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock, will not constitute Disqualified Stock so long as the issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock, and (b) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.08. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company or Holdings or its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “DTC” has the meaning set forth in Section 9.07.
     “Enforcement Action” means, as to any Secured Obligations, the initiation of any legal proceedings, or the taking of any other action to pursue or exercise rights or remedies (as secured party or otherwise), with respect to such Secured Obligations that is authorized herein or in any Security Document to be taken by the Collateral Agent or the Trustee, respectively.
     “Enforcement Action Participation Request” means, with respect to any Enforcement Action as to any Secured Obligations, a written notice delivered by the Collateral Agent or the Trustee, respectively, to the Holders of such Secured Obligations:
     (i) describing such Enforcement Action and the time and the place at which and method and manner by which such Enforcement Action is proposed to be taken;
     (ii) stating that, based on an Opinion of Counsel of the jurisdiction in which such Enforcement Action is so proposed to be taken, under the laws of such jurisdiction, such Enforcement Action is authorized or permitted so to be taken with respect to such Secured Obligations only if such Holders join with the Collateral Agent or the Trustee, as applicable, in so taking, or take directly (if such joinder is not so authorized or permitted), such Enforcement Action; and
     (iii) requesting such Holders so to join with the Collateral Agent or the Trustee, as applicable, in so taking, or (if as aforesaid) take directly, such Enforcement Action at the time and place and by the method and manner so specified.
     “Equipment Pledge” means, with respect to any Specialized Equipment constituting Collateral, a pledge or security agreement or other Security Document substantially in the form and to the effect set forth as Exhibit B to this Indenture pursuant to which the Liens on such Specialized Equipment to secure the Secured Obligations have been granted.
     “Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated the Issue Date, among the Company, Holdings and the Collateral Agent, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms hereof.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Parent (to the extent the net proceeds therefrom are contributed to the equity capital of Holdings or the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form

S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company), or (y) a private issuance exempt from registration under the Securities Act.
     “Euroclear” means Euroclear Bank S.A./N.V. or any successor securities clearing agency.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Event of Loss” means, with respect to any Specified Collateral, any of the following events: (a) the actual or constructive total loss of such Specified Collateral or the agreed or compromised total loss of such Specified Collateral, (b) the destruction of such Specified Collateral, (c) damage to such Specified Collateral to an extent, determined in good faith by the Board of Directors within 90 days after the occurrence of such damage (and evidenced by an Officer’s Certificate to such effect delivered to the Collateral Agent, within such 90-day period), as shall make repair thereof uneconomical or shall render such Specified Collateral permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Specified Collateral that shall not be revoked within six months. An Event of Loss, with respect to any Specified Collateral, shall be deemed to have occurred: (i) in the event of the destruction or other actual total loss of such Specified Collateral, on the date of such loss; (ii) in the event of a constructive, agreed or compromised total loss of such Specified Collateral, on the date of the determination of such total loss pursuant to the relevant insurance policy; (iii) in the case of any event referred to in clause (c) above with respect to such Specified Collateral, upon the delivery of the Company’s Officer’s Certificate to the Collateral Agent; or (iv) in the case of any event referred to in clause (d) above with respect to such Specified Collateral, on the date six months after the occurrence of such event.
     “Excess Proceeds” has the meaning set forth in Section 4.11.
     “Excess Proceeds Accumulated Amount” means the entire accumulated amount of Excess Proceeds with respect to such Excess Proceeds Offer.
     “Excess Proceeds Maximum Notes-Available Amount” means, with respect to any Excess Proceeds Offer, the sum of:
     (i) the Excess Proceeds Accumulated Amount times a fraction the numerator of which is the aggregate principal amount of Notes outstanding on the Excess Proceeds Offer Purchase Date and the denominator of which is the sum of (A) the aggregate outstanding principal amount of Notes on the Excess Proceeds Offer Purchase Date and (B) the aggregate of the commitments under the Working Capital Facility Agreement on such Excess Proceeds Offer Purchase Date (or, if the commitments under the Working Capital Facility Agreement have been terminated in full on such Excess Proceeds Offer Purchase Date, the sum of the aggregate principal amount of loans made and 105% of the face amount of any undrawn letters of credit issued under the Working Capital Facility Agreement (other than those already cash collateralized at 105% of face amount) outstanding on the Excess Proceeds Offer Purchase Date); plus

     (ii) the excess, if any, of (A) the Excess Proceeds Accumulated Amount less the amount specified in clause (i) over (B) the sum of the aggregate principal amount of loans made and 105% of the face amount of any undrawn letters of credit issued under the Working Capital Facility Agreement (other than those already cash collateralized at 105% of face amount) outstanding on the Excess Proceeds Offer Purchase Date.
     “Excess Proceeds Offer” has the meaning set forth in Section 4.11.
     “Excess Proceeds Offer Purchase Date” has the meaning set forth under Section 3.09.
     “Excess Proceeds Working Capital Facility Amount” means, with respect to any Excess Proceeds Offer, the lesser of (i) the amount specified in clause (ii)(A) of the definition of Excess Proceeds Maximum Notes-Available Amount and (ii) the amount specified in clause (ii)(B) of the definition of Excess Proceeds Maximum Notes-Available Amount.
     “Exchange Act” means that Securities Exchange Act of 1934, as amended.
     “Excluded Holder” has the meaning set forth in Section 4.27.
     “Existing Indebtedness” means Indebtedness in the form of Attributable Debt or Capital Lease Obligations of DeepOcean Shipping III AS under the Arbol Grande Bareboat Charter Agreement in aggregate amount not exceeding Euro 3.0 million, until such amounts are paid.
     “Existing Newbuild Construction Contracts” means the three construction contracts each dated August 25, 2006, between Tebma Shipyards Limited and J. Hagenaes Shipping AS, with respect to Hull Nos. 117, 118 and 119, each such contract providing for the construction of a Newbuild Vessel.
     “Existing Option Construction Contracts” means the two construction contracts each dated August 25, 2006 between Tebma Shipyards Limited and J. Hagenaes Shipping AS with respect to Hull Nos. 120 and 121, and the two construction contracts each dated December 18, 2006 between Tebma Shipyards Limited and Active Subsea ASA, with respect to Hull Nos. 128 and 129, each such contract providing for the construction of an Option Vessel.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by (i) the principal financial officer or principal accounting officer of the Company for transactions valued at or less than $2.0 million and (ii) the Board of Directors of the Company (unless otherwise provided in this Indenture) for transactions valued in excess of $2.0 million.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Reference Period or subsequent to such Reference Period and on or prior to the Fixed Charge Ratio Calculation Date will be given pro forma effect (in accordance with GAAP) as if they had occurred on the first day of the Reference Period, and the Consolidated Cash Flow for such Reference Period will be calculated giving pro forma effect to any expense and cost reductions or operating improvements related to such acquisitions that have occurred or are reasonably expected to occur, in the reasonable judgment of the principal financial officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Fixed Charge Ratio Calculation Date, will be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Fixed Charge Ratio Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Fixed Charge Ratio Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Fixed Charge Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
     (5) any Person that is not a Restricted Subsidiary on the Fixed Charge Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Fixed Charge Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Fixed Charge Ratio Calculation Date in excess of 12 months).
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, interest on any Intercompany External Debt owing by Holdings or any Restricted Subsidiary thereof (in the case of Fixed Charges for Holdings), amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP;
provided, however, that solely for purposes of clause (9) of the second paragraph of Section 4.08, PIK Interest paid on Intercompany External Debt or other Subordinated Indebtedness will be excluded from “Fixed Charges.”
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
     “Global Note” has the meaning set forth in the Appendix.

     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
     “Guarantors” means each of: (a) the Parent, Trico Marine Cayman, Trico Holdco, Holdings and each of the Restricted Subsidiaries of Holdings (other than the Company) on the date of this Indenture named on the signature pages to this Indenture, each executing this Indenture as a “Guarantor”; (b) any other Restricted Subsidiary of Holdings that Holdings creates or acquires or redesignates after the Issue Date or any Subsidiary of the Parent that at any time after the Issue Date that guarantees any Indebtedness of the Company, Holdings or any Subsidiary Guarantor and that, in each case, executes a supplement to this Indenture in accordance with and as required by Section 4.22 hereof; and (c) any person duly becoming a successor to any such Guarantor pursuant to Section 10.02, in each case until such time as any such Guarantor shall be released and relieved of its obligations pursuant to Section 8.02, Section 8.09, or Section 10.03 hereof.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
     “Holder” or “Noteholder” means a Person in whose name a Note is registered.
     “Holdings” means Trico Supply AS, a Norwegian limited company until a successor Person shall have become such pursuant to Section 5.02, and thereafter “Holdings” shall mean such successor Person.
     “Impairment” means, with respect to any Series of Secured Obligations, any determination by a court of competent jurisdiction that (a) any of the Secured Obligations of such Series are unenforceable under Applicable Law or are subordinated to any other obligations (other than another Series of Secured Obligations), (b) any of the Secured Obligations of such Series do not have an enforceable security interest in any of the collateral securing any other Series of Secured Obligations or (c) any intervening security interest exists securing any other obligations (other than another Series of Secured Obligations) on a basis ranking prior to the security interest of such Series of Secured Obligations but junior to the security interest of any other Series of Secured Obligations.
     “incur” has the meaning set forth in Section 4.07. The term “incurrence” when used as a noun will have a correlative meaning.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability or an intercompany payable upon a balance sheet of the specified Person prepared in accordance with GAAP. The amount of a specified Person’s Indebtedness shall be calculated without duplication of the preceding items. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Initial Notes” has the meaning provided in the Appendix.
     “Initial Purchasers” has the meaning provided in the Appendix.
     “Intercompany Debt” means any Indebtedness owing by any of Holdings, the Restricted Subsidiaries of Holdings (including the Company), the Parent or the Intermediate Obligors to the Parent or any Subsidiary of the Parent (including any of Holdings, the Restricted Subsidiaries of Holdings (including the Company) or the Intermediate Obligors).
     “Intercompany External Debt” means any Intercompany Debt (other than Intercompany Internal Debt).

     “Intercompany Internal Debt” means any Intercompany Debt owing to Holdings, the Company or any Subsidiary Guarantor.
     “Intermediate Obligors” means each of Trico Marine Cayman and Trico Holdco.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees or other obligations, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.08. The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.08. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Issue Date” means October 30, 2009, the date on which the Notes are originally issued.
     “Issue Date Opinions” means the Opinions of Counsel delivered to the Trustee and the Collateral Agent as specified in Section 11.02(2)(a).
     “Judgment Currency” has the meaning set forth in Section 13.11.
     “Legal Defeasance” has the meaning set forth in Section 8.02.
     “Leverage Ratio” means with respect to any specified Person, on any date, the ratio of the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries as of such date to the Consolidated Cash Flow of such Person for the Reference Period with respect to such date. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Reference Period and on or prior to the date on which the Leverage Ratio is being calculated (the “Leverage Ratio Calculation Date”), then the Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period.
     In addition, for purposes of calculating the Leverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Reference Period or subsequent to such Reference Period and on or prior to the Leverage Ratio Calculation Date will be given pro forma effect (in accordance with GAAP) as if they had occurred on the first day of the Reference Period and will be calculated giving pro forma effect to any expense and cost reductions or operating improvements related to such acquisitions that have occurred or are reasonably expected to occur, in the reasonable judgment of the principal financial officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Ratio Calculation Date, will be excluded;
     (3) any Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, or attributable to operations or businesses (and ownership interests therein) disposed of prior to the Leverage Ratio Calculation Date, will be excluded, but only to the extent that such Indebtedness will not be Indebtedness of the specified Person or any of its Restricted Subsidiaries following the Leverage Ratio Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Leverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period; and
     (5) any Person that is not a Restricted Subsidiary on the Leverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Loss Date” has the meaning specified in Section 4.24.
     “Loss Redemption Price” means, per $1,000 principal amount of Note, 100% of such principal amount, plus accrued and unpaid interest and Special Interest, if any, on such Note to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
     “Lost Mortgaged Vessel” has the meaning set forth in Section 4.24.
     “Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at November 1, 2012 (such redemption price being set forth in the table appearing in Section 3.07(a)), plus (ii) any required interest payments due on such Note through November 1, 2012 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.
     “Merging Obligor” has the meaning set forth in Section 5.01.
     “Mortgage” means a mortgage and the related deed of covenants, if any, on a Vessel substantially in the form and to the effect set forth as Exhibit A to this Indenture.
     “Mortgaged Vessels” means those certain Vessels or Specialized Equipment (i) owned by Holdings, the Company or any Subsidiary Guarantor from time to time that are pledged to secure the Secured Obligations pursuant to a Security Document and (ii) constitute either (w) one of the 11 Vessels listed below, (x) Qualified Substitute Collateral duly tendered and pledged as a Mortgaged Vessel in substitution for an existing Mortgaged Vessel, (y) a Newbuild Vessel duly pledged as a Mortgaged Vessel or (z) the Arbol Grande when duly pledged as a Mortgaged Vessel:

		Official or Patente	Year
Vessel	Flag	Number	Built
Deep Endeavour	Isle of Man	737872	1999
Northern Canyon	Bahamas	8000711	2002
Northern Commander	Norway	8501098	1986
Northern Crusader	Norway	9005364	1992
Northern Princess	Brazil-Vanuatu	625 (Brazil) 1576 (Vanuatu)	1983
Northern Queen	British	705528	1982
Northern River	Norway	9179323	1998
Northern Supporter	British	728683	1996
Northern Wave	Norway	9255141	2002
Trico Sabre	Bahamas	8001643	2009
Atlantic Challenger	Isle of Man	739295	1990

     If any such Mortgaged Vessel shall be sold or otherwise disposed of in a Collateral Disposition pursuant to the terms of this Indenture or be a Mortgaged Vessel owned by a Sold Vessel Owning Guarantor or suffer an Event of Loss, except as otherwise provided in the definition of “Vessel Percentage,” such Mortgaged Vessel shall cease to be a Mortgaged Vessel from and after the Sale Date or Loss Date, respectively. For the purposes of this definition, Qualified Substitute Collateral may be substituted for a Mortgaged Vessel in the circumstances specified in Section 4.25, and such Qualified Substitute Collateral shall become a Mortgaged Vessel upon the substitution thereof in accordance with the terms of Section 4.25. As specified in Section 4.19(b), Holdings shall, immediately after the termination of the Arbol Grande Lease and the acquisition of title thereto by the Arbol Grande Lessee, in accordance with Section 4.19(b), cause the Arbol Grande Lessee to duly pledge the Arbol Grande pursuant to a Mortgage as a Mortgaged Vessel.
     “Net Available Cash” from an Asset Sale means cash payments received therefrom, including (solely in the case of an Asset Sale other than a Collateral Disposition) any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness or any other obligation (other than Secured Obligations or any other Obligations under the Working Capital Facility Agreement) outstanding at the time of such Asset Sale that is secured by (in the case of a Collateral Disposition) a Permitted Collateral Senior Lien or (in the case of an Asset Sale other than a Collateral Disposition) a Permitted Lien on such assets subject to such Asset Sale, in accordance with the terms of such Permitted Lien, (iii) except in the case of a Collateral Disposition of Specified Collateral, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) except in the case of a Collateral Disposition of Specified Collateral, the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by Holdings or any Restricted Subsidiary of Holdings (including the Company) after such Asset Sale and (v) in the case of an Asset Sale of Specified Assets, all Ready for Sale Costs incurred in connection with such Asset Sale, but only to the extent that such Ready for Sale Costs directly result, in the good faith determination of the Board of Directors (which determination shall be evidenced in the form of a Board Resolution and delivered to the Collateral Agent), in Holdings or a Restricted Subsidiary (including the Company), as the case may be, receiving greater cash proceeds in connection with such Asset Sale than Holdings or such Restricted Subsidiary (including the Company), as the case may be, would have received if such Ready for Sale Costs were not incurred.
     “Net Event of Loss Proceeds” is defined to mean, with respect to any Event of Loss, the Event of Loss Proceeds from such Event of Loss net of related fees and expenses and payments made to repay Indebtedness or any other obligation (other than Secured Obligations or any other Obligations under the Working Capital Facility Agreement) outstanding at the time of such Event of Loss that is secured by a Permitted Collateral Senior Lien on the property or assets that suffered the Event of Loss, in accordance with the terms of such Permitted Collateral Senior Lien.
     “Net Income” means, with respect to any specified Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
     (2) to the extent not included in clause (1) above, any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
     “Newbuild Vessels” means the Vessels to be constructed pursuant to the Existing Newbuild Construction Contracts, and to bear the respective names: the Trico Star, the Trico Sea and the Trico Service.
     “Newbuild Vessel Owner” has the meaning set forth in Section 4.18.
     “Non-Recourse Debt” means Indebtedness:
     (1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.
     “Noteholder” or “Holder” means a Person in whose name a Note is registered.
     “Notes” has the meaning set forth in the Appendix.
     “Notes Custodian” has the meaning set forth in the Appendix.

     “Note Guarantee” means the joint and several guarantee pursuant to Article 10 hereof by a Guarantor of the Obligations of the Company under this Indenture, the Notes and the Security Documents.
     “Note Obligations” means Obligations under the Notes, the Note Guarantees or this Indenture or any Security Document.
     “Notification Date” has the meaning set forth in Section 4.24.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Offer Amount” has the meaning set forth in Section 3.09.
     “Offering Memorandum” means the offering memorandum of the Company dated October 16, 2009 relating to the offering of the Notes.
     “Offering Price” means, with respect to each Note, 96.393% of the principal amount of such Note.
     “Offer Period” has the meaning set forth in Section 3.09.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Managing Director, the Chief Executive Officer, the President, the Managing Member, the Manager, the General Manager, the General Partner, the Chief Administrative Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.
     “Officer’s Certificate” means, with respect to any entity, a certificate signed by an Officer of such entity and that meets the requirements of Section 13.05 hereof. Unless otherwise specified herein, each reference to an Officer’s Certificate will refer to an Officer’s Certificate of the Company.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. Except as expressly provided herein, the counsel may be an employee of or counsel to the Company, Holdings, any Subsidiary of Holdings, any Guarantor or the Trustee.
     “Option Vessel” means any one of the four Vessels to be known as the Trico Surge, the Trico Seeker, the Trico Sovereign or the Trico Searcher, for which construction has been suspended under each of the Existing Option Construction Contracts and may, upon exercise by Trico Subsea AS of its option thereunder, be cancelled after July 15, 2010.
     “Original Mortgaged Vessels” means the following 11 vessels, which on the date of this Indenture are registered under the respective names and flags and owned by the respective Person:

Vessel	Flag	Owner
Deep Endeavour	Isle of Man	DeepOcean Shipping II AS
Northern Canyon	Bahamas	Company
Northern Commander	Norway	Company
Northern Crusader	Norway	Company
Northern Princess	Brazil-Vanuatu	Company
Northern Queen	British	Company
Northern River	Norway	Company
Northern Supporter	British	Company
Northern Wave	Norway	Company
Trico Sabre	Bahamas	Trico Subsea AS
Atlantic Challenger	Isle of Man	DeepOcean Shipping AS
     “Parent” means Trico Marine Services, Inc., a Delaware corporation until a successor corporation or limited liability company shall have become such pursuant to clause (3) of Section 10.02, and thereafter “Parent” shall mean such successor corporation or limited liability company.
     “Parent Credit Facility Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 29, 2008, as amended on March 10, 2009, May 8, 2009, May 14, 2009, July 31, 2009, August 4, 2009 and October 30, 2009, among the Parent, Trico Marine Assets Inc., and Trico Marine Operators, Inc., the lenders party thereto from time to time, and Nordea Bank Finland PLC, New York Branch, as administrative agent, providing for up to $35.0 million in principal amount of borrowings or face amount of letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time so as to provide for up to $50.0 million in principal amount of borrowings or face amount of letters of credit (such amendment, restatement, modification, renewal, refunding, replacement or refinancing, a “Parent Credit Facility Refinancing”), regardless of whether such Parent Credit Facility Refinancing is with the same financial institutions or otherwise. Notwithstanding anything to the contrary herein or in this Indenture, nothing herein shall be deemed to prohibit or otherwise restrict the ability of the Parent to effect a Parent Credit Facility Refinancing in an amount greater than the Indebtedness so amended, restated, modified, renewed, refunded, replaced or refinanced, provided that only such aggregate principal amount of borrowings or face amount of letters of credit incurred under such Parent Credit Facility Refinancing that does not exceed $50.0 million at any one time outstanding will be deemed to be Indebtedness incurred under the Parent Credit Facility Agreement.
     “Paying Agent” has the meaning set forth in Section 2.03.
     “Permitted Business” means the provision of subsea and marine support services, trenching and protection services, services related to the installation, construction, repair and maintenance of offshore facilities, marine towing and supply services, and any and all activities and other businesses which are complementary, incidental, related or ancillary to, or a reasonable extension, expansion or development of, such services or the shipping industry generally, including owning or operating any Vessels, storage units, storage tanks, storage terminals and port facilities, owning and operating any and all equipment related to such services, and any investment in real estate in respect of the foregoing.
     “Permitted Collateral Liens” means (i) with respect to any Designated Collateral, Liens described in clauses (1), (9), (11), (15), (18), (19) and (21) of the definition of “Permitted Liens” or (ii) with respect to any Collateral (other than Designated Collateral), any Permitted Liens.
     “Permitted Collateral Senior Lien” means, with respect to any Collateral, any Permitted Collateral Lien on such Collateral that ranks senior in priority to the Lien thereon securing the Secured Obligations.
     “Permitted Debt” has the meaning set forth in Section 4.07.
     “Permitted Excess Cash Use” has the meaning set forth in Section 4.11.
     “Permitted Flag Jurisdiction” means Norway and any other country in the European Economic Association (EEA), the United States, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the United Mexican States, the Republic of Vanuatu, the Federative Republic of Brazil, the Commonwealth of Bermuda, Singapore, the British Virgin Islands, the Cayman Islands, the Isle of Man, the Philippines and Malta, and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors; provided, however, that the Federative Republic of Brazil shall be “Permitted Flag Jurisdiction” for any Vessel only if such Vessel is and remains also duly flagged in another Permitted Flag Jurisdiction.
     “Permitted Investments” means:
     (1) any Investment in Holdings or the Company or in a Restricted Subsidiary of Holdings that is a Guarantor;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by Holdings or any Restricted Subsidiary of Holdings (including the Company) in a Person, if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary of Holdings and a Guarantor; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings that is a Guarantor;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.11;
     (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of, or solely as a contribution to the common equity capital of Holdings in respect of, Equity Interests (other than Disqualified Stock) of Holdings;

     (6) any Investments received in settlement, compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries (including the Company), including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (7) Investments represented by Hedging Obligations;
     (8) loans or advances to employees made in the ordinary course of business of Holdings, the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
     (9) any Investment existing on the date of this Indenture and specified in this Indenture;
     (10) guarantees (including the Note Guarantees) of Indebtedness to the extent such guarantees are permitted under Section 4.07;
     (11) Cash Collateral Account deposits;
     (12) repurchases of the Notes;
     (13) receivables owing to the Company, Holdings or any Subsidiary Guarantor not constituting Indebtedness of the obligor if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that (i) such trade terms may include such concessionary trade terms as Holdings, the Company or such Subsidiary Guarantor deems reasonable in the circumstances and (ii) the aggregate outstanding amount of all Investments made pursuant to this clause (13) that are owing by Parent or any Subsidiary thereof (other than Holdings, the Company or any Subsidiary Grantor) do not exceed $5.0 million; and
     (14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $5.0 million.
     “Permitted Liens” means:
     (1) Liens on Collateral of Holdings, the Company or any Guarantor granted to the Collateral Agent and subject to the Collateral Agency and Intercreditor Agreement securing Working Capital Facility Obligations incurred pursuant to clause (1) of the second paragraph of Section 4.07 on an equal and ratable basis with the Notes and the Note Guarantees;
     (2) Liens in favor of the Company or the Guarantors;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;
     (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;
     (5) Liens securing obligations not constituting Indebtedness (i) imposed by law or arising by virtue of deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 4.07 covering only the assets acquired with or financed by such Indebtedness;
     (7) Liens existing on the date of this Indenture;
     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (9) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, workmen’s, suppliers’, repairmen’s and mechanics’ Liens, and Liens of landlords imposed by law securing obligations to pay lease payments that are not yet due and payable or in default, in each case, arising in the ordinary course of business;
     (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);
     (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

     (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
     (b) the Indebtedness secured by the new Lien is not increased to a principal amount (or accreted value, if applicable) greater than the sum of (x) the outstanding principal amount (or accreted value, if applicable), or, if greater, committed amount, of (and any accrued interest on) the debt renewed, refunded, refinanced, replaced, defeased or discharged by the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
     (13) Liens on property (other than Collateral) incurred in the ordinary course of business with respect to obligations that do not exceed $5.0 million at any one time outstanding;
     (14) precautionary filings under the UCC or equivalent statute of any applicable jurisdiction;
     (15) Liens for salvage or general average;
     (16) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets (other than Collateral) relating to such letters of credit, so long as the aggregate amount of obligations secured by Liens incurred pursuant to this clause (16) does not exceed $2.0 million at any one time outstanding;
     (17) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents (other than Collateral) on deposit in one or more accounts maintained by Holdings, the Company or any Subsidiary Guarantor granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
     (18) licenses of trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know how and other business processes granted by Holdings, the Company or any Subsidiary Guarantor in the ordinary course of business and not securing Indebtedness;
     (19) Liens incurred in the ordinary course of business arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii) not involving a claim the delinquency of which (A) has resulted in the, or could reasonably result in the imminent, risk of sale, forfeiture, hindrance to operation or loss of a vessel or (B) has resulted in a matured claim for the payment of money in excess of $1.0 million, which claim has been not been discharged within 30 days following its maturity;

     (20) Liens on property of a Person arising from the rendering of a final judgment against such Person so long as no Event of Default pursuant to clause (7) of the first paragraph of Section 6.01 then exists; and
     (21) to the extent any letter of credit under the Working Capital Facility Agreement has been cash collateralized at 105% thereof as required in accordance with clause (a)(y) of the first paragraph of Section 4.24 or the fifth paragraph under Section 4.11, the Lien of the Working Capital Facility Agent on such cash so long as such letter of credit remains outstanding.
     “Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries (including the Company) issued or incurred in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Holdings or any of its Restricted Subsidiaries (including the Company) (other than Intercompany Debt); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed (i) the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged plus (ii) all accrued interest on the Indebtedness and (iii) the amount of all fees and expenses, including premiums, incurred in connection therewith;
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
     (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness has Holdings or any Restricted Subsidiary of Holdings (including the Company) as an obligor (whether as borrower, guarantor or otherwise) only if Holdings or such Restricted Subsidiary is an obligor (in any capacity) on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “PIK Interest” means, with respect to any Indebtedness, interest accrued on such Indebtedness that is paid in the form of additional Indebtedness with the same terms in full satisfaction of such accrued interest.
     “Pledged Shares” has the meaning set forth in the definition of Collateral.

     “Pledged Subsidiary” has the meaning set forth in the definition of Collateral.
     “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “principal” of a Note means the principal of the Note, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
     “Pro Rata Percentage” means, for the Notes or the Working Capital Facility Agreement, as to any Lost Mortgaged Vessel or Sold Mortgaged Vessel or Sold Vessel Owning Guarantor, a fraction the numerator of which is the principal amount of Notes outstanding or the aggregate amount of commitments under the Working Capital Facility Agreement (or, if such commitments have been terminated, the sum of the principal amount of loans and 105% of the face amount of letters of credit outstanding thereunder), respectively, on the Sale Date or Loss Date, as applicable, and the denominator of which is the sum of the principal amount of Notes outstanding and the aggregate amount of commitments under the Working Capital Facility Agreement (or, if such commitments have been terminated, the sum of the principal amount of loans and 105% of the face amount of letters of credit outstanding thereunder), respectively, on such date.
     “Proceeds Receipt Date” has the meaning set forth in Section 4.24.
     “Purchase Agreement” has the meaning provided in the Appendix.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
     “Qualified Substitute Collateral” is defined to mean, as of any date, with respect to any Removed Mortgaged Vessel, one or more Vessels or Specialized Equipment, which:
     (i) are not Specified Collateral as of such date and do not constitute the Arbol Grande or a Newbuild Vessel,
     (ii) will be, upon acquisition thereof, wholly owned by Holdings, the Company or a Subsidiary Guarantor,
     (iii) are registered under the laws of a Permitted Flag Jurisdiction, and
     (iv) have an Appraised Value at the applicable Vessel Tender Date at least equal to the Appraised Value of such Removed Mortgaged Vessel; provided that the Appraised Value of any Qualified Substitute Collateral shall be deemed to include, without duplication, the amount (as certified in an Officer’s Certificate delivered to the Collateral Agent), if any, representing the excess Appraised Value of previously tendered Qualified Substitute Collateral over the aggregate Appraised Value of the Removed Mortgaged Vessel for which such Qualified Substitute Collateral was substituted and which has not previously been applied; provided, further, that the applicable Vessel

Tender Date for any Qualified Substitute Collateral shall be the date on which the last Vessel or item of Specified Equipment being tendered in substitution for such Removed Mortgaged Vessel is so tendered to the Collateral Agent as Collateral.
     “Qualifying Fleet Reappraisal” means the delivery to the Collateral Agent of Appraised Certified Values for Mortgaged Vessels having Appraisal Dates no earlier than 60 days prior to the date of such delivery if (but only if) the aggregate of the Vessel Percentages (as of immediately prior to such delivery) of such Mortgaged Vessels is at least 75%.
     “Ready for Sale Cost” means, with respect to a Vessel or Vessels to be sold or leased under a Capital Lease Obligation by the Company or any Subsidiary Guarantor, the aggregate amount of all expenditures incurred to bring such Vessel or Vessels to the condition and location necessary or desirable to market such Vessel or Vessels for such sale or lease, or necessary for its intended use by the purchaser or lessor thereof, including any and all vessel preparation and transportation expenses (including crew wages and transit insurance), loading and discharge expenses, inspections, appraisals, repairs, modifications, additions, improvements, permits and licenses in connection with such sale or lease.
     “Redemption Amount” has the meaning set forth in Section 4.24.
     “Reference Period” means, with respect to any date, the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.
     “Refund Proceeds” has the meaning set forth in Section 4.10.
     “Register” has the meaning set forth in Section 2.03.
     “Registered Exchange Offer” has the meaning set forth in the Appendix.
     “Registrar” has the meaning set forth in Section 2.03.
     “Registration Rights Agreement” has the meaning set forth in the Appendix.
     “Regulation S” has the meaning set forth in the Appendix.
     “Regulation S Notes” has the meaning set forth in the Appendix.
     “Removed Mortgaged Vessel” means any Sold Mortgaged Vessel, all Mortgaged Vessels owned by any Sold Vessel Owning Guarantor, or any Lost Mortgaged Vessel.
     “Responsible Officer,” when used with respect to the Trustee or the Collateral Agent, means any officer within the corporate trust department of the Trustee or the Collateral Agent, respectively, having direct responsibility for the administration of this Indenture.
     “Restricted Global Note” has the meaning provided in the Appendix.
     “Restricted Investment” means an Investment other than a Permitted Investment.

     “Restricted Notes Legend” means the legend set forth in Exhibit 1 of the Appendix.
     “Restricted Payment” has the meaning set forth in Section 4.08.
     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. The Company shall at all times be a Restricted Subsidiary of Holdings.
     “Rule 144A” has the meaning provided in the Appendix.
     “Rule 144A Notes” has the meaning provided in the Appendix.
     “Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.
     “Sale Date” has the meaning set forth in Section 4.24.
     “Sale Redemption Price” means, per $1,000 principal amount of Notes, as to any redemption date, the greater of (i) 100% of such principal amount, plus accrued and unpaid interest and Special Interest, if any, on such Note to such redemption date (subject to the right of Holders on the relevant record date to receive interest due on a relevant interest payment date that is on or prior to the redemption date) and (ii)(x) if such redemption date is on or after November 1, 2012, the redemption price for such redemption date plus accrued and unpaid interest and Special Interest, if any, on such Note to such redemption date as specified in Section 3.07(a) or (y) if such redemption date is prior to November 1, 2012, (1) to the extent the Company is then able to redeem Notes pursuant to Section 3.07(d), the redemption price for such redemption date, plus accrued and unpaid interest and Special Interest, if any, on such Note to such redemption date, as specified in Section 3.07(d), or (2) to the extent the Company is not then able to redeem Notes pursuant to Section 3.07(d), the redemption price plus the Make Whole Premium as of, and accrued and unpaid interest and Special Interest, if any, on such Note to, such redemption date, as specified in Section 3.07(c).
     “SEC” means the Securities and Exchange Commission.
     “Secured Documents” means, collectively, (a) the Working Capital Facility Agreement and (b) this Indenture.
     “Secured Obligations” means, collectively, (a) the Working Capital Facility Obligations and (b) the Note Obligations.
     “Secured Parties” means (a) the Collateral Agent, (b) the Working Capital Facility Agent and the Working Capital Facility Lenders under the Working Capital Facility Agreement and (c) the Trustee and the Holders of the Notes.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Security Documents” means the Collateral Agency and Intercreditor Agreement and one or more ship mortgages, charges, floating charges, deeds of charge, security agreements, factoring agreements, pledge agreements, collateral assignments, debentures, mortgages, deeds of covenants, collateral agency agreements, deeds of trust or other grants or transfers for security (including any Mortgages and Equipment Pledges) executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien in favor of the Collateral Agent upon the Collateral for purposes of securing the Secured Obligations including any Note Obligations or other Obligations of the Company or any Guarantor under the Secured Documents or the Security Documents, in each case as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms hereof.
     “Series of Secured Obligations” means either (i) collectively, the Working Capital Facility Obligations or (ii) collectively, the Note Obligations.
     “Shelf Registration Statement” has the meaning provided in the Appendix.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Significant Subsidiary Guarantor” means any Subsidiary Guarantor that is a Significant Subsidiary of Holdings.
     “Sold Mortgaged Vessel” has the meaning set forth in Section 4.24.
     “Sold Vessel Owning Guarantor” has the meaning set forth in Section 4.24.
     “Special Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement. Unless the context indicates otherwise, all references to “interest” in this Indenture or the Notes shall be deemed to include any Special Interest.
     “Special Repurchase Offer” has the meaning set forth in Section 4.28.
     “Special Repurchase Purchase Date” has the meaning set forth in Section 4.28.
     “Special Repurchase Purchase Price” has the meaning set forth in Section 4.28.
     “Specialized Equipment” means any remotely operated vehicles, trenching, survey and cable equipment, including, without limitation, ploughs, jetters and tractors, survey and module handling systems, saturation diving systems, and other specialized equipment used in a Permitted Business.
     “Specialized New Equipment” means any Specialized Equipment acquired by the Company, Holdings or any Restricted Subsidiary of Holdings (including the Company) directly from, and without any prior owner other than, the manufacturer.
     “Specified Assets” means any Vessel or Specialized Equipment.

     “Specified Collateral” means (i) any Mortgaged Vessel or (ii) any other Specified Assets constituting Collateral.
     “Specified Management Agreement” means, each of (i) that certain Master Management Agreement dated July 1, 2008, between Eastern Marine Services Limited and Trico Supply AS, (ii) that certain Master Management Agreement dated June 12, 2008, between Trico Services Maritimos, Ltda. and Trico Shipping AS, and (iii) that certain Master Management Agreement dated August 1, 2005, between Trico Shipping AS and Coastal Inland Marine Services Limited.
     “Specified Security Document” means, with respect to any Vessel or Specialized Equipment constituting Collateral, the Mortgage or Equipment Pledge pursuant to which the Liens on such Vessel or Specialized Equipment to secure the Secured Obligations have been granted.
     “Specified Tax Jurisdiction” means Norway and each other jurisdiction in which the Company or any Guarantor is organized or otherwise considered by a taxing authority to be a resident for tax purposes or from or through which the Company or any Guarantor makes a payment on the Notes or any Note Guarantee.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Indebtedness” means, with respect to any Indebtedness of the Company or any Guarantor, Indebtedness that is expressly subordinated in writing to the prior payment in full of all Obligations then due with respect to the Notes, in the case of Indebtedness of the Company, or the Note Guarantees, in the case of Indebtedness of such Guarantor.
     “Subordination Agreement” means that certain Intercompany Subordination Agreement, dated the Issue Date, among the Company, the Parent, Holdings, Trico Marine Cayman, Trico Holdco, Trico Marine Operators, Inc., and the Subsidiary Guarantors and the Collateral Agent, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms hereof.
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Subsidiary Guarantor” means each of the Restricted Subsidiaries of Holdings (other than the Company) that constitutes a “Guarantor.”
     “Substitute Collateral Tender Deadline” has the meaning set forth in Section 4.24.
     “Successor Jurisdiction” means the jurisdiction of organization or tax residency of any Person with which the Company consolidates or into which the Company merges or to which the Company sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the Company’s properties or assets taken as a whole, in one or more related transactions, if such Person is the Person surviving such transaction and the jurisdiction of such Person is any jurisdiction other than Norway.
     “Taxes” has the meaning set forth in Section 4.27.
     “Tendered Vessel Owner” has the meaning set forth in Section 4.25.
     “Termination Date” has the meaning set forth in Section 3.09.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date on which this Indenture is qualified under the TIA.
     “Transfer Restricted Securities” has the meaning provided in the Appendix.
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2012; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.
     “Trico Marine Cayman” means Trico Marine Cayman, L.P., a Cayman Islands limited partnership, until a successor Person shall have become such pursuant to clause (3) of Section 10.02, and thereafter “Trico Marine Cayman” shall mean such successor Person.

     “Trico Holdco” means Trico Holdco, LLC, a Delaware limited liability company, until a successor Person shall have become such pursuant to clause (3) of Section 10.02, and thereafter “Trico Holdco” shall mean such successor Person.
     “Trustee” means the party named as such in the introductory paragraph hereto until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
     “Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Company or a Subsidiary Guarantor) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) except as permitted by Section 4.13, is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings (including the Company) unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
     (3) is a Person with respect to which neither Holdings nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
     (4) has not guaranteed, secured with any of its assets or properties or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any Restricted Subsidiary of Holdings (including the Company);
     (5) does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any asset or property of, Holdings or any Restricted Subsidiary of Holdings (including the Company) and does not own any Collateral and has no Subsidiaries other than Unrestricted Subsidiaries; and
     (6) would constitute an Investment which Holdings could make in compliance with Section 4.08.
Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.08. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such

Indebtedness is not permitted to be incurred as of such date under Section 4.07, Holdings will be in default of such covenant.
     “U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such compensation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
     “Vessel” means a multi-purpose service vessel, platform supply vessel, subsea platform supply vessel, supply vessel, trenching and protection support vessel, anchor handling, towing and supply vessel, crew boat, line handling vessel, tanker, bulk carrier, barge, container vessel, reefer vessel, tug boat, push boat, off shore supply vessel, floating storage production unit, barge and in general any floating craft whose purpose may be partially or wholly to (i) deploy, procure, process, transport, load, discharge, transfer or store lawful cargo, drilling products, water or fuel, (ii) transport crew, personnel or passengers or (iii) support construction, repair, maintenance and subsea work, and all related spares, stores, equipment, additions and improvement equipment related to such work whether it is attached to such vessel or not, in each case used in a Permitted Business.
     “Vessel Adjusted Percentage” means, for any Mortgaged Vessel, with respect to any Vessel Percentage Adjustment Event, the percentage that the Appraised Qualifying Value of such Mortgaged Vessel on the date of such Vessel Percentage Adjustment Event bears to the sum of the aggregate Appraised Qualifying Values of all the Mortgaged Vessels on such date. For purposes of calculating the foregoing percentage, if the Appraised Qualifying Value of any Mortgaged Vessel is in a currency other than U.S. dollars, such Appraised Qualifying Value will be converted into U.S. dollars based on the prevailing exchange rate on the date of such Vessel Percentage Adjustment Event. Notwithstanding the foregoing, if Vessel Adjusted Percentages are required to be calculated at a time when cash is on deposit with the Collateral Agent in the Cash Collateral Account as part of the Collateral as a result of a Removed Mortgaged Vessel, the amount of such cash on deposit will be deemed to be the Appraised Qualifying Value of the Removed Mortgaged Vessel giving rise to such cash on deposit and, so long as (and to the extent) such cash so remains on deposit, such Removed Mortgaged Vessel will be deemed to remain a Mortgaged Vessel for purposes of calculating Vessel Adjusted Percentages.
     “Vessel Assets,” with respect to any Vessel, means:
     (1) all such Vessel’s boilers, engines, machinery, masts, spars, rigging, boats, anchors, cables, chains, tackle, tools, pumps and pumping equipment, apparel, furniture,

fittings and equipment, spare parts, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, whether or not on board such Vessel, and all additions, improvements, renewals and replacements made in or to such Vessel or any part thereof, or in or to the equipment or any said appurtenances;
     (2) any and all rights, privileges and benefits of Holdings, the Company or any Subsidiary Guarantor (i) under insurances or (ii) under awards, warranties, claims or agreements or otherwise to receive monies or other property or interests, in the case of each of clause (i) or (ii), in relation to, or arising from, any damage to, or liability, loss or requisition, confiscation, condemnation of title or compulsory acquisition of, such Vessel or any portion thereof; and
     (3) all rights, privileges and benefits of Holdings, the Company or any Subsidiary Guarantor to receive (i) payment of monies (“rights to earnings monies”) or (ii) other property or interests, in the case of each of clause (i) and (ii), in relation to the use, hire or operation of such Vessel or any portion thereof, including any of same arising from, or related to, freights, passage monies, charter monies, hire monies, requisition for hire compensation, salvage, towage remuneration, demurrage detention monies and other earnings now or hereafter earned under any charter now or hereafter entered into with regard to such Vessel or as a result of any requisition for use of such Vessel.
     “Vessel Owning Guarantor” means at any time any Guarantor (other than the Parent or the Intermediate Obligors) that owns, directly or indirectly (through one or more Subsidiaries thereof or otherwise), a Mortgaged Vessel.
     “Vessel Percentage” is defined to mean, as of any date, as to any Mortgaged Vessel, (i) if such date is prior to the first Vessel Percentage Adjustment Event, the percentage set forth below opposite such Mortgaged Vessel or (ii) if such date is after the first Vessel Percentage Adjustment Event, the Vessel Adjusted Percentage determined for such Mortgaged Vessel with respect to the most recent Vessel Percentage Adjustment Event that occurred prior to such date.

Mortgaged Vessel	Percentage
Deep Endeavour	20.31%
Northern Canyon	13.02%
Northern Commander	6.77%
Northern Crusader	8.59%
Northern Princess	1.30%
Northern Queen	2.08%
Northern River	11.72%

Mortgaged Vessel	Percentage
Northern Supporter	5.21%
Northern Wave	12.24%
Trico Sabre	10.42%
Atlantic Challenger	8.34%

Total:	100.00%
     “Vessel Percentage Adjustment Event” means any of the following events: (i) the delivery after the date of this Indenture of Qualified Substitute Collateral as a Mortgaged Vessel as part of the Collateral pursuant to the terms of this Indenture, (ii) the delivery after the date of this Indenture of any Newbuild Vessel or, the Arbol Grande as a Mortgaged Vessel as part of the Collateral, (iii) the Loss Date for an Event of Loss after the date of this Indenture with respect to any Mortgaged Vessel, (iv) the Sale Date for a sale after the date of this Indenture of any Mortgaged Vessel or of the Capital Stock of any Vessel Owning Guarantor, (v) a Qualifying Fleet Reappraisal, or (vi) the date on which the Collateral Agent (x) receives Net Available Cash or Net Event of Loss Proceeds for deposit in the Cash Collateral Account as the result of a Removed Mortgaged Vessel or (y) releases cash from the Cash Collateral Account for purposes of funding a redemption of Notes or other required payment of Secured Obligations or the purchase of Qualified Substitute Collateral or otherwise.
     “Vessel Tender Date” has the meaning set forth in Section 4.25.
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
     “Working Capital Facility Agent” means the administrative agent under the Working Capital Facility Agreement.
     “Working Capital Facility Agreement” means that certain Working Capital Facility Agreement, dated as of the date of this Indenture, by and among the Company, as borrower, Nordea Bank Finland plc, New York Branch, as administrative agent and the other lenders named therein providing on the date of this Indenture for up to $33.0 million in borrowings or letters of credit, including any related Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time so as to provide for an aggregate principal amount of borrowings or face amount of letters of credit of up to $50.0 million (such amendment, restatement, modification, renewal, refunding, replacement or refinancing, a “Working Capital Facility Refinancing”), regardless of whether such Working Capital Facility Refinancing is with the same financial institutions or otherwise. Notwithstanding anything to the contrary herein or in this Indenture, nothing herein shall be deemed to prohibit or otherwise restrict the ability of the Company to effect a Working Capital Facility Refinancing in an amount greater than the Indebtedness so amended, restated, modified, renewed, refunded, replaced or refinanced, provided that only such portion of the aggregate principal amount of borrowings or face amount of letters of credit incurred under such Working Capital Facility Refinancing that does not exceed $50.0 million at any one time outstanding shall be deemed to be Indebtedness incurred under the Working Capital Facility Agreement.
     “Working Capital Facility Obligations” means (i) the principal of any loans and the amount of reimbursement obligations in respect of any letters of credit (in a maximum aggregate outstanding principal amount of $50.0 million) and (ii) all other Obligations under the Working Capital Facility Agreement and the Security Documents.
     “Working Capital Facility Lenders” means any lender party to the Working Capital Facility Agreement.
Section 1.02 Incorporation by Reference of Trust Indenture Act.
     Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.03 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural and words in the plural include the singular;
     (5) solely for the purposes of Section 4.07 and the definition of “Leverage Ratio,” all obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock of any Person and the amount of the liquidation preference of any preferred stock of such Person shall be deemed “Indebtedness” of such Person and the amount thereof outstanding at any time shall be (a) in the care of Disqualified Stock, as specified in the last sentence of the definition thereof or (b) in the care of preferred stock,

(i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;
     (6) provisions apply to successive events and transactions;
     (7) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
     (8) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture; and
     (9) “including” means “including, without limitation.”
     (10) if the covenants or default provisions or definitions in this Indenture refer to an amount in U.S. dollars, that amount will be deemed to refer to the U.S. Dollar Equivalent of the amount of any obligation denominated in any other currency or currencies, including composite currencies; and the determination of U.S. Dollar Equivalent for any purpose under this Indenture will be determined as of a date of determination as described in the definition of “U.S. Dollar Equivalent” and, in any case, no subsequent change in the U.S. Dollar Equivalent after the applicable date of determination will cause such determination to be modified.
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating; Terms.
(a) Provisions relating to the Initial Notes and the Exchange Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication therefor shall be substantially in the respective forms of Exhibit 1, Exhibit 2 and Exhibit 3 to the Appendix which are hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which an Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication.
(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $400,000,000, and the Company may not “re-open” this Indenture to issue additional Notes after the Issue Date, in each case except for Notes issued upon registration of transfer of, or exchange for, or in lieu of other Notes pursuant to Section 2.06, Section 2.07, Section 2.09, Section 3.06, Section 3.09, Section 4.11, Section 4.21, Section 4.28 and Section 9.05 or pursuant to Section 2.3 and Section 2.4 of the Appendix.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agrees to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(d) The Initial Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
Section 2.02 Execution and Authentication.
     An Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.
     If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
     A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
     On the Issue Date, the Trustee shall authenticate and deliver $400,000,000 of 11 7/8% Senior Secured Notes due 2014 for original issue upon a written order of the Company signed by an Officer of the Company. Such order shall specify the date on which the original issue of Notes is to be authenticated, whether the Notes are to be issued in global form or definitive form and to whom the Notes shall be registered and delivered.
     The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
Section 2.03 Registrar and Paying Agent.
     The Company shall at all times maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in New York, New York where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

     The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Subsidiary may act as Paying Agent or Registrar.
     The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee.
Section 2.04 Paying Agent to Hold Money in Trust.
     Prior to 11:00 a.m. New York City time, on each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.
Section 2.05 Noteholder Lists.
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.
Section 2.06 Transfer and Exchange.
     The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section (other than any such transfer taxes, assessments or similar governmental charge payable upon any exchange pursuant to Section 2.06, Section 2.07, Section 2.09, Section 3.06, Section 3.09, Section 4.11, Section 4.21, Section 4.28 and Section 9.05 or

Section 2.3 or Section 2.4 of the Appendix). To permit registrations of transfers and exchanges, subject to the Appendix, the Company shall execute and, upon the Company’s written order, signed by one Officer of the Company, the Trustee shall authenticate Notes at the Registrar’s request. All Notes issued upon any registration of transfer or exchanges of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture and the Note Guarantees, as the Notes surrendered upon such registration of transfer or exchange.
Section 2.07 Replacement Notes.
     If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such Note shall have matured, instead of issuing a new Note, the Trustee may pay the same without surrender thereof upon the Holder furnishing the Company and the Trustee with indemnity satisfactory to them and complying with such other reasonable regulations as the Trustee may prescribe and paying such reasonable expenses as the Company and the Trustee may incur in connection therewith.
     Every replacement Note is an additional obligation of the Company.
Section 2.08 Outstanding Notes.
     Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as otherwise provided in TIA § 316(a), a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
     If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee, any provider of an indemnity bond and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.
     If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. New York time, on a redemption date or other maturity date money sufficient to pay all principal, interest, premium, and Special Interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest and Special Interest, if any, on them shall cease to accrue.
Section 2.09 Temporary Notes.
     Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.
Section 2.10 Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company unless the Company directs the Trustee to deliver canceled Notes to the Company instead. The Company may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation.
Section 2.11 Defaulted Interest.
     If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner at the rate provided in the Notes. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
Section 2.12 CUSIP Numbers.
     The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.
Section 2.13 Persons Deemed Owners.
     Prior to due presentment of a Note for registration of transfer, the Company, the Trustee, any Agent or any other agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee, any Agent nor any other agent of the Company or the Trustee shall be affected by notice to the contrary.

Section 2.14 OID Legend.
     Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. Federal Income Tax purposes shall bear a legend in substantially the following form:
“THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS SECURITY, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF TRICO MARINE SERVICES, INC., (AS REPRESENTATIVE OF TRICO SHIPPING AS) AT 10001 WOODLOCH FOREST DRIVE, SUITE 610, WOODLANDS, TEXAS 77380.”
     Section 2.15 Computation of Interest.
     Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01 Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or Section 4.27 hereof or is required to redeem Notes pursuant to the mandatory redemption provision of Section 4.24 hereof, the Company shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the clause of Section 3.07 or Section 4.27 or Section 4.24 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) whether it requests the Trustee to give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereby be void and of no effect.
Section 3.02 Selection of Notes to Be Redeemed.
     If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis. In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than three (3) Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.03, by the Trustee from the outstanding Notes not previously called for redemption.

     The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
     The provisions of the two preceding paragraphs of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether such Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.
Section 3.03 Notice of Redemption.
     Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.
     The notice shall identify the Notes to be redeemed and shall state:
     (a) the redemption date;
     (b) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;
     (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the applicable Holder upon cancellation of the original Note;
     (d) the name and address of the Paying Agent;
     (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (f) that, unless the Company defaults in making such redemption payment, interest and Special Interest, if any, on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;
     (g) the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

     (h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.
     If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.
     At the Company’s request, the Trustee shall give the notice of optional redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.01, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.
Section 3.04 Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, subject to the following sentence, Notes called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price. No notice of any redemption, including, without limitation, upon an Equity Offering, may be subject to any conditions precedent or otherwise conditional. If mailed in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.
Section 3.05 Deposit of Redemption Price.
     Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient in same day funds to pay the redemption price of and accrued interest and Special Interest, if any, on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest and Special Interest, if any, on all Notes to be redeemed.
     If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest and Special Interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest and Special Interest, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.
     Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
Section 3.07 Optional Redemption.
     (a) Except as set forth in clauses (b), (c), (d), (e) and (f) of this Section 3.07 and as set forth in Section 4.27, the Company shall not have the option to redeem the Notes prior to November 1, 2012. On or after November 1, 2012, the Company shall have the option to redeem the Notes, in whole or in part at any time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage

2012	105.938%
2013 and thereafter	100.000%
     (b) Notwithstanding the provisions of clause (a) of this Section 3.07, at any time prior to November 1, 2012, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings that have been contributed by Parent (through the Intermediate Obligors) to Holdings as a capital contribution; provided that, with respect to each such redemption:
     (1) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Parent and its Subsidiaries (including Holdings and the Company)); and
     (2) such redemption occurs within 90 days of the date of the closing of such Equity Offering.
     (c) Notwithstanding the provisions of clause (a) of this Section 3.07, at any time prior to November 1, 2012 the Company may redeem all or part of the Notes at a redemption price equal to the sum of:

     (1) 100% of the principal amount thereof, plus
     (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus
     (3) the Make Whole Premium at the redemption date.
     (d) Notwithstanding the provisions of clause (a) of this Section 3.07, prior to November 1, 2012, the Company may redeem part of the Notes, at a redemption price equal to:
     (1) 103% of the principal amount thereof, plus
     (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date);
provided that in no event may the Company redeem more than 10% of the aggregate principal amount of the Notes issued under this Indenture pursuant to the provisions of this clause (d) during any twelve-month period.
     (e) Notwithstanding the provisions of clause (a) of this Section 3.07, in the event (i) the Company or the Guarantors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts in accordance with Section 4.27 and (ii) the Company or the Guarantors, as the case may be, cannot avoid such obligation by taking reasonable measures available to them, then, the Company may at any time redeem all, but not less than all, of the Notes at a redemption price equal to the sum of:
     (1) 100% of the principal amount thereof, plus
     (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date);
provided that the Board of Directors of the Company determines in good faith that the aggregate amount of such Additional Amounts would create additional annual costs in excess of 0.50% of the aggregate principal amount of Notes then outstanding; provided, further, that (A) no such notice of redemption shall be given earlier than 60 days prior to, or more than 270 days after, the earliest date on which the Company or the Guarantors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due, and (B) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect.

     Prior to any redemption of the Notes pursuant to this clause (e), the Company shall deliver to the Trustee (i) an Officer’s Certificate stating that (x) the Company or the Guarantors, as the case may be, cannot avoid obligations to pay Additional Amounts by taking reasonable measures available to them and (y) the Company is otherwise entitled to effect such redemption and attaching the Board Resolution as to additional annual costs described and (ii) an Opinion of Counsel of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations and, in the case of (i) and (ii), stating that the conditions precedent to the right of redemption have occurred.
     (f) Notwithstanding the provisions of clause (a) of this Section 3.07, and subject to the provisions of Section 4.24, the Company may on one or more occasions redeem the Notes, in whole or in part, at the Sale Redemption Price or Loss Redemption Price, as applicable, in an aggregate principal amount equal to the Redemption Amount as described in Section 4.24.
     (g) Any redemption pursuant to this Section 3.07 or Section 4.24 or Section 4.27 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.
Section 3.08 Mandatory Redemption and Repurchases.
     Except as set forth under Section 4.24 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Except as set forth under Section 4.11, Section 4.21 and Section 4.28, the Company shall not be required to repurchase the Notes at the option of the Holders.
Section 3.09 Offer to Purchase by Application of Excess Proceeds.
     In the event that, pursuant to Section 4.11 hereof, the Company shall be required to commence an offer to all Holders to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds Maximum Notes Available Amount (an “Excess Proceeds Offer”), the Company shall follow the procedures specified below.
     The Excess Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Excess Proceeds Offer Purchase Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.11 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Excess Proceeds Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.
     Upon the commencement of an Excess Proceeds Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The Excess Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

     (a) that the Excess Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.11 hereof, and the length of time the Excess Proceeds Offer shall remain open, including the time and date the Excess Proceeds Offer will terminate (the “Termination Date”);
     (b) the Offer Amount and the purchase price;
     (c) that any Note not tendered or accepted for payment shall continue to accrue interest and Special Interest, if any;
     (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest and Special Interest, if any, after the Excess Proceeds Offer Purchase Date;
     (e) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;
     (f) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (g) that, if the aggregate principal amount of Notes surrendered by Holders, exceeds the Excess Proceeds Maximum Notes-Available Amount, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and
     (h) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.
     If any of the Notes subject to an Excess Proceeds Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.
     Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Excess Proceeds Offer in the aggregate principal amount required by Section 4.11 hereof, and prior to the Excess Proceeds Offer Purchase Date it shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.11. Prior to 11:00 a.m., New York City time, on the Excess Proceeds Offer Purchase Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Excess Proceeds Offer on or before the Excess Proceeds Offer Purchase Date.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes.
     The Company shall promptly pay or cause to be paid the principal of, interest, premium, and Special Interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, interest, premium and Special Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company, Holdings or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest, premium and Special Interest, if any, then due.
     The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate specified therefor in the Notes to the extent lawful; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any, (without regard to any applicable grace period), at the same rate to the extent lawful.
Section 4.02 Maintenance of Office or Agency.
     The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) in New York, New York where Notes may be presented or surrendered for payment and they shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the City of New York where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency in the City of New

York, in order that the Notes shall at all times be payable in the City of New York. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.
     With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be office of agency where such Global Notes may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depository shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.
Section 4.03 SEC Reports.
     (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Parent shall (a) file with the SEC to the extent such submission is accepted for filing by the SEC (within the time periods specified in the SEC’s rules and regulations that would apply if the Parent were required to file with the SEC) and (b) file with the Trustee (within 15 days after it files with the SEC (or, if the Parent does not timely file, or is not required to file, with the SEC or such submission is not accepted for filing with the SEC, within 15 days after the time the Parent would have been required to file with the SEC if the Parent were required to file, and were to timely file, with the SEC and such submission were to be accepted for filing):
     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Parent were required to file such reports under the Exchange Act;
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports under the Exchange Act;
     (3) in a footnote to the Parent’s financial statements included in such annual reports to be filed pursuant to clause (1) of this paragraph, annual audited condensed consolidated financial information of Holdings and audited condensed unconsolidated financial information of the Company for the same periods, in addition to the financial information required to comply with Rule 3-10 of Regulation S-X under the Securities Act; and
     (4) in a footnote to the Parent’s financial statements included in such quarterly reports to be filed pursuant to clause (1) of this paragraph, quarterly unaudited condensed consolidated financial information of Holdings and unaudited condensed unconsolidated financial information of the Company for the same periods, in addition to the financial information required to comply with Rule 3-10 of Regulation S-X under the Securities Act.

     The Parent will be deemed to have filed such reports with the Trustee if the Parent has filed such reports with the SEC via the EDGAR filing system and such reports are made publicly available.
     (b) All reports filed pursuant to this Section 4.03 will be prepared in all material respects in accordance with all of the SEC’s rules and regulations applicable to such reports. Each annual report will include a report on the Parent’s consolidated financial statements (and on the information required to be included therein pursuant to clause (3) of Section 4.03(a)) by the Parent’s certified independent accountants.
     (c) If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by clauses (3) and (4) of Section 4.03(a), will include, to the extent not already required to be included therein pursuant to clause (3) or clause (4) of Section 4.03(a), a reasonably detailed presentation of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.
     (d) If, at any time, the Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent will nevertheless continue filing the reports specified this Section 4.03 with the SEC within the time periods specified in this Section 4.03 unless the SEC will not accept such a filing. The Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent’s filings for any reason, the Parent will post the reports referred to in this Section 4.03 on its website within the time periods specified in this Section 4.03 as if the Parent were required to file those reports with the SEC.
     (e) The Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file the reports required by this Section 4.03 with the SEC, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04 Compliance Certificate.
     The Company will deliver to the Trustee:
     (1) within 120 days after the end of each fiscal year ending on or after December 31, 2009, an Officer’s Certificate stating that a review of the activities of the Company and the Guarantors during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and the Guarantors have kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to the Officer signing such certificate, that, to the best of his or her knowledge, the Company and the Guarantors have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and the Guarantors are taking or propose to take with respect thereto); and
     (2) as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of a Default or Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Company is taking or proposes to take with respect thereto.
Section 4.05 Taxes.
     Each of the Company and Holdings shall pay, and Holdings shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06 Stay, Extension and Usury Laws.
     The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Incurrence of Indebtedness and Issuance of Preferred Stock.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); the Company will not issue any shares of preferred equity; and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries (including the Company) to issue any shares of preferred equity; provided, however, that Holdings and the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or Holdings may issue Disqualified Stock, if the Leverage Ratio for Holdings for the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would not have been greater than 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of the Reference Period. For purposes of calculating the amount of Indebtedness included in the numerator in determining the “Leverage Ratio” as used in this Section 4.07, any Intercompany External Debt of Holdings or any Restricted Subsidiary thereof (including the Company) constitutes “Indebtedness” so to be included.

     The first paragraph of this Section 4.07 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the incurrence by Holdings and the Company and any Subsidiary Guarantor of additional Indebtedness and letters of credit under Credit Facilities (including the Working Capital Facility Agreement) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and the Company and the Subsidiary Guarantors thereunder) not to exceed $50.0 million;
     (2) the incurrence by Holdings and the Company and the Subsidiary Guarantors of the Existing Indebtedness;
     (3) the incurrence by Holdings and the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;
     (4) the incurrence by Holdings or the Company or any Subsidiary Guarantor (including the Company) of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (other than any Mortgaged Vessel, Newbuild Vessel or Option Vessel), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;
     (5) the incurrence by Holdings or any of its Restricted Subsidiaries (including the Company) of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Debt) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.07 or clauses (2), (3), or (5) of this paragraph;
     (6) the incurrence by Holdings or the Company or any Subsidiary Guarantor of Intercompany Internal Debt owing solely to Holdings or the Company or a Subsidiary Guarantor; provided, however, that:
     (a) such Indebtedness must be Subordinated Indebtedness expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of Holdings or a Subsidiary Guarantor in each case, in accordance with the terms and provisions of the Subordination Agreement; and
     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or the

Company or a Subsidiary Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or the Company or a Subsidiary Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or the Company or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (6);
     (7) the issuance by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries (including the Company) of preferred equity; provided, however, that:
     (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than Holdings or a Restricted Subsidiary of Holdings (including the Company); and
     (b) any sale or other transfer of any such preferred equity to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);
     (8) the incurrence by Holdings or the Company or any Subsidiary Guarantor of Hedging Obligations in the ordinary course of business;
     (9) the guarantee by Holdings or the Company or any Subsidiary Guarantor of Indebtedness of Holdings or the Company or any Subsidiary Guarantor that was permitted to be incurred by another provision of this Section 4.07; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or the Note Guarantees, then the guarantee will be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
     (10) the incurrence by Holdings or any of its Restricted Subsidiaries (including the Company) of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, statutory obligations, bankers’ acceptances, bid, performance, surety and similar bonds and letters of credit or completion or performance guarantees or similar obligations in the ordinary course of business (other than, in each case, any obligation for borrowed money);
     (11) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;
     (12) the incurrence by Holdings or the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $10.0 million; and

     (13) the incurrence of Indebtedness arising from agreements of Holdings or a Subsidiary Guarantor providing indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary Guarantor in accordance with the terms of this Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary Guarantor for the purpose of financing such acquisition, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $5.0 million; provided, however, (A) such Indebtedness is not reflected as a liability on the balance sheet of Holdings, the Company or a Subsidiary Guarantor, (B) in the case of any disposition, the maximum liability therefor will not exceed the gross cash proceeds actually received by Holdings, the Company or a Subsidiary Guarantor in connection with such disposition, and (C) such Indebtedness does not constitute Intercompany External Debt.
     Each of the Company and Holdings will not, and Holdings will not permit any Restricted Subsidiary (including the Company) to, directly or indirectly, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holdings or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holdings or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of being secured on a second or junior Lien basis.
     For purposes of determining compliance with this Section 4.07, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.07, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.07. Indebtedness under Credit Facilities (including the Working Capital Facility Agreement) outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of PIK Interest on any Indebtedness (other than any Indebtedness incurred under the Working Capital Facility Agreement pursuant to clause (1) of the definition of Permitted Debt), the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.07; provided, in each such case, that (i) the amount of any such accrual, accretion or payment is included in Fixed Charges of, and (ii) the amount of such accretion or amortization of original issue discount, additional Indebtedness paid as interest, reclassified preferred stock, or additional shares of Disqualified Stock is included in the “Indebtedness” of, Holdings and its Restricted Subsidiaries, in each case as accrued. Notwithstanding any other provision of this Section 4.07, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this Section 4.07 will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
     (a) the Fair Market Value of such assets at the date of determination; and
     (b) the amount of the Indebtedness of the other Person.
Section 4.08 Limitation on Restricted Payments.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ (including the Company’s) Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries (including the Company)) or to the holders of Holdings’ or any of its Restricted Subsidiaries’ (including the Company’s) Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends or distributions payable to Holdings or a Restricted Subsidiary of Holdings (including the Company));
     (2) purchase, redeem or otherwise acquire or retire for value (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase redemption or other acquisition or retirement for value of) (including, without limitation, in connection with any merger or consolidation) any Equity Interests of Holdings or any direct or indirect parent of Holdings or any Restricted Subsidiary of Holdings (including the Company) other than any acquisition or retirement for value from, or payment to, solely Holdings or any Restricted Subsidiary of Holdings (including the Company);
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of) any Subordinated Indebtedness (including any Intercompany External Debt but excluding any Intercompany Internal Debt) of the Company, Holdings or any Subsidiary Guarantor; or
     (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:
     (I) if the Leverage Ratio for Holdings, for the date on which such Restricted Payment is made and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, would not have been greater than 3.0 to 1.0, and such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries (including the Company) (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8), (9) and (10) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:
     (a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (b) 100% of the aggregate net cash proceeds received by Holdings since the date of this Indenture (x) as a contribution to its common equity capital in respect of Equity Interests of Holdings (other than Disqualified Stock) or (y) from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for such Equity Interests (other than, in the case of clause (x) or (y), Equity Interests (or Disqualified Stock or debt securities) sold to (or in respect of which a capital contribution is received from) a Subsidiary of Holdings), plus
     (c) to the extent that any Unrestricted Subsidiary of Holdings designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of Holdings’ Investment in such Subsidiary as of the date of such redesignation or (ii) the amount of Restricted Investments previously made by Holdings or a Restricted Subsidiary in such Unrestricted Subsidiary after the date of this Indenture (other than pursuant to clause (7) of the next succeeding paragraph), plus

     (d) 50% of any dividends received by Holdings or a Restricted Subsidiary of Holdings that is a Guarantor after the date of this Indenture from an Unrestricted Subsidiary of Holdings, to the extent that (x) such dividends were not otherwise included in the Consolidated Net Income of Holdings for such period and (y) an amount equal to all or a portion of such dividends was not paid as a dividend or loaned to Parent pursuant to clause (8)(z) of the next succeeding paragraph.
     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
     (1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or from the net cash proceeds of the substantially concurrent contribution of common equity capital to Holdings in respect of Equity Interests of Holdings (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
     (3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company, Holdings or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent sale (other than to a Subsidiary of Holdings) of, or solely in exchange for, Permitted Refinancing Indebtedness;
     (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings (including the Company) to the holders of its Equity Interests on a pro rata basis;
     (5) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings (including the Company) issued on or after the date of this Indenture in accordance with the Leverage Ratio test set forth in the first paragraph of Section 4.07;
     (6) payments for dividends or distributions through the Intermediate Obligors to Parent or on Intercompany External Debt owing to Parent not to exceed $5.0 million in the aggregate for all such payments per fiscal year for payment of general corporate, overhead and other expenses of Parent (including salaries and other compensation of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting, administrative and other operating and non-operating expenses);
     (7) the contribution to an Unrestricted Subsidiary of:
     (a) the Existing Option Construction Contract with respect to any Option Vessel; provided, (i) no payments under such Existing Option Construction Contract have been made since the date of this Indenture and (ii) such Unrestricted Subsidiary has assumed (and each of the Company and the Guarantors have been released from) any obligations under such Existing Option Construction Contract;
     (b) any associated buyer-furnished equipment constituting any assets (other than Designated Collateral) bought and paid for by the Company or the Guarantors prior to the date of this Indenture in connection with such Existing Option Construction Contract, provided, that the aggregate Fair Market Value of all such assets so contributed pursuant to this clause (7)(b), in respect of all Option Vessels does not exceed $25.0 million; or
     (c) any other assets (other than Designated Collateral) to facilitate the financing and completion of construction pursuant to such Existing Option Construction Contract of such Option Vessel, provided, that the aggregate amount in cash and Fair Market Value of all assets so contributed pursuant to this clause (7)(c) in respect of all Option Vessels does not exceed $1.0 million;
     (8) the payment of any dividend or distribution to the Parent (through the Intermediate Obligors) or the making of a loan to the Parent in the form of Intercompany Internal Debt owing by Parent not to exceed in the aggregate the amount of (x) any guarantee refunds received by the Company, Holdings or a Subsidiary Guarantor after the date of this Indenture in respect of an Existing Option Construction Contract in respect of any Option Vessel upon termination of such Existing Option Construction Contract, (y) the Net Available Cash received after the date of this Indenture from the sale of any Discontinued Vessel, or (z) the Net Available Cash received after the date of this Indenture (after reserves for contingencies) from the sale of, or of the Equity Interests of an Unrestricted Subsidiary owning, any Option Vessel to the extent (and only to the extent) such Net Available Cash has been received by, or paid in cash as a dividend or distribution by an Unrestricted Subsidiary to, Holdings, the Company or a Subsidiary Guarantor within 60 days after the consummation of such sale, provided that, in the case of clause (x), (y) or (z), the payment of such dividend, or making of such loan, to Parent is effected within 60 days after the receipt by the Company, Holdings or a Subsidiary Guarantor of the refunds or Net Available Cash specified in clause (x), (y) or (z);
     (9) the payment in cash of accrued interest on Intercompany External Debt; provided, however, that the Fixed Charge Coverage Ratio for Holdings for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date in which such payment is to be made would have been at least 2.5 to 1, determined on a pro forma basis (treating such proposed payment and any other payments made pursuant to this clause (9) subsequent to the commencement of such period and on or prior to the date on which such payment is made as if paid during such period);
     (10) the payment of PIK Interest on any Subordinated Indebtedness; and
     (11) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of this Indenture.
     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary (including the Company), as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.08 will be determined by the Board of Directors of the Company in a Board Resolution with respect thereto, a copy of which will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of industry recognized standing if the Fair Market Value exceeds $10.0 million (other than in the case of any associated buyer-furnished equipment contributed to an Unrestricted Subsidiary pursuant to clause (7)(b), which will be based on the purchase price paid for such buyer-furnished equipment).
Section 4.09 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries (including the Company), or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries (including the Company);
     (2) make loans or advances to Holdings or any of its Restricted Subsidiaries (including the Company); or
     (3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries (including the Company).
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;
     (2) this Indenture, the Notes and the Note Guarantees;
     (3) Applicable Law, rule, regulation or order;
     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;
     (5) customary non-assignment or subletting provisions in contracts, leases and licenses entered into in the ordinary course of business;
     (6) purchase money obligations and mortgage financings for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
     (7) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (9) Liens permitted to be incurred under the provisions of Section 4.14 that limit the right of the debtor to dispose of the assets subject to such Liens;
     (10) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of Holdings’ Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements and which limitation, in the case of any Collateral, is not applicable to enforcement of the Lien thereon securing the Secured Obligations;
     (11) restrictions on cash, Cash Equivalents or other deposits (other than Collateral) or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

     (12) any restriction governing any other Indebtedness permitted to be incurred under this Indenture, provided that the terms and conditions of any such restrictions and encumbrances, taken as a whole, are not materially more restrictive than those contained in this Indenture, taken as a whole.
Section 4.10 Disposition of Collateral.
     Holdings will not, and will not permit any of its Restricted Subsidiaries (including the Company) to, consummate a Collateral Disposition unless:
     (1) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Collateral Disposition at least equal to:
     (a) in the case of a Collateral Disposition of a Mortgaged Vessel, the greater of (x) the Appraised Value of such Mortgaged Vessel as of an Appraisal Date not earlier than 18 months prior to the date of such Collateral Disposition (or, if the Appraisal Date with respect to such Appraised Value is more than 12 months prior to the date of such Collateral Disposition, 90% thereof) and (y) the Fair Market Value of such Mortgaged Vessel;
     (b) in the case of a Collateral Disposition of Equity Interests of a Vessel Owning Guarantor, the greater of (x) the aggregate of the Appraised Values of all Mortgaged Vessels owned, directly or indirectly (through one or more Subsidiaries thereof or otherwise), by such Vessel Owning Guarantor determined, with respect to the Appraised Value for each such Mortgaged Vessel, as of an Appraisal Date not earlier than 18 months prior to the date of such Collateral Disposition (or, if the Appraisal Date with respect to the Appraised Value for any such Mortgaged Vessel is more than 12 months prior to the date of such Collateral Disposition, 90% thereof) and (y) the aggregate Fair Market Value of all Mortgaged Vessels owned, directly or indirectly (through one or more Subsidiaries thereof or otherwise), by such Vessel Owning Guarantor;
     (c) in the case of a Collateral Disposition of any Specified Collateral (other than a Mortgaged Vessel), the greater of (x) the Appraised Value of such Specified Collateral as of an Appraisal Date not earlier than 18 months prior to the date of such Collateral Disposition (or, if the Appraisal Date with respect to such Appraised Value is more than 12 months prior to the date of such Collateral Disposition, 90% thereof) and (y) the Fair Market Value of such Specified Collateral; or
     (d) in the case of any Collateral Disposition of any Collateral other than a Mortgaged Vessel, the Equity Interests of a Vessel Owning Guarantor or any Specified Collateral (other than Mortgaged Vessel), the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
     (2) 100% of the consideration received in the Collateral Disposition by Holdings or such Restricted Subsidiary is in the form of cash;

     (3) funds in an amount equal to the Net Available Cash are paid in full directly to the Collateral Agent as Collateral and received by the Collateral Agent free of any Lien (other than the Lien of the Security Documents);
     (4) Holdings (or the Restricted Subsidiary, as the case may be) shall have complied with the other provisions of this Indenture applicable to such sale; and
     (5) in the case of a Collateral Disposition of Equity Interests of a Vessel Owning Guarantor, such Collateral Disposition constitutes a disposition of all Equity Interests of such Vessel Owning Guarantor owned by the Company, Holdings or any Subsidiary Guarantor;
provided that any Collateral Disposition constituting any loss, destruction, damage, condemnation, confiscation, requisition, seizure, forfeiture or taking of title to or use of Collateral (other than Specified Collateral) shall not be required to satisfy the conditions set forth in clauses (1)(d) or (2) of this paragraph.
     Holdings will not, and will not permit any of its Restricted Subsidiaries (including the Company) to receive (i) any refund or other payment upon termination of any Existing Newbuild Construction Contract (“Refund Proceeds”) or (ii) any Net Event of Loss Proceeds from any Event of Loss unless, in the case of clause (i) or (ii), funds in an amount equal to such payment are paid in full directly to the Collateral Agent as Collateral and received by the Collateral Agent free of any Lien (other than the Lien of the Security Documents). The Collateral Agent will deposit any such funds so received or received pursuant to clause (3) of the preceding paragraph in the Cash Collateral Account for retention therein until disposition thereof in the manner specified below.
     Holdings will not, at any time, directly or indirectly, sell any Equity Interests in the Company or otherwise take action causing Holdings to cease to own, directly or indirectly, 100% of the Equity Interests of the Company (unless by merger or consolidation in accordance with Section 5.01).
     Each of the Company and Holdings will not permit any Vessel Owning Guarantor to issue any Equity Interests (other than directors’ qualifying shares required by Applicable Law to be held by a director of such Vessel Owning Guarantor) of such Vessel Owning Guarantor to, or otherwise permit any such Equity Interests to be owned by, any Person other than Holdings, the Company or any Subsidiary Guarantor, except upon a Collateral Disposition of all such Equity Interests to such a Person that complies with Section 4.10.
     After the receipt of any Net Available Cash from a Collateral Disposition, any Net Event of Loss Proceeds from an Event of Loss or any Refund Proceeds:
     (1) in the case of Net Available Cash from the sale of a Mortgaged Vessel or issuance or sale of the Equity Interests of a Vessel Owning Guarantor or Net Event of Loss Proceeds from an Event of Loss of a Mortgaged Vessel, within 6 months after such receipt, the Company will either (A) redeem Notes (and repay loans (or cash collateralize letters of credit) under the Working Capital Facility Agreement) as specified in Section 4.24 or (B) (if (but only if) both (x) no Event of Default has occurred and is continuing and (y) permitted under the Working Capital Facility Agreement (without any payment being required thereunder as a result of such Collateral Disposition or Event of Loss), tender and substitute Qualified Substitute Collateral for such Collateral, as specified under Section 4.24 and Section 4.25; or
     (2) in the case of (x) Net Available Cash other than from the sale of a Mortgaged Vessel or issuance or sale of the Equity Interests of a Vessel Owning Guarantor or Net Event of Loss Proceeds from an Event of Loss of a Mortgaged Vessel or (y) Refund Proceeds, within 360 days after such receipt, the Company or Holdings (or the applicable Subsidiary Guarantor, as the case may be) may apply such amounts to acquire:
     (a) in the case of Net Available Cash from a Collateral Disposition of Specified Collateral (other than any Mortgaged Vessel) or Net Event of Loss Proceeds from an Event of Loss of Specified Collateral (other than any Mortgaged Vessel) or Refund Proceeds, any Vessel or Specialized Equipment; or
     (b) in the case of Net Available Cash other than from a Collateral Disposition of Specified Collateral, (x) if from a Collateral Disposition of Designated Collateral, any Additional Assets which prior to or simultaneously with the acquisition thereof will become Designated Collateral or (y) otherwise, any Additional Assets, provided that in the case of clauses (a) or (b), prior to or simultaneously with the acquisition of such Specified Assets or Additional Assets, (i) the Collateral Agent has been granted a valid, enforceable perfected first-priority security interest (subject only to Permitted Collateral Liens) in such Specified Assets or Additional Assets, respectively and (ii) in the manner specified in Section 11.02(3) and Section 11.04(e) of this Indenture, Holdings, the Company or such Subsidiary Guarantor shall have executed and delivered to the Collateral Agent such Security Documents referred to therein or as shall otherwise be reasonably necessary to vest in the Collateral Agent a valid, enforceable perfected security interest or other Liens in or on such Specified Assets or Additional Assets, respectively, and to have such Specified Assets or Additional Assets, respectively, added to the Collateral, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Security Documents and an Officer’s Certificate and Opinion of Counsel as to the satisfaction of the foregoing requirements (such Opinions of Counsel and Officer’s Certificate also to be delivered to the Trustee); and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such Specified Assets or Additional Assets, respectively, to the same extent and with the same force and effect.
     Any Net Available Cash, Net Event of Loss Proceeds from an Event of Loss or Refund Proceeds not applied as provided in clauses (1) or (2) of the immediately preceding paragraph of this Section 4.10 will constitute “Collateral Excess Proceeds.”

Section 4.11 Limitation on Other Asset Sales.
     Holdings will not, and will not permit any of its Restricted Subsidiaries (including the Company) to, consummate an Asset Sale (other than a Collateral Disposition), unless:
     (1) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
     (2) at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash;
provided, that any such Asset Sale constituting any loss, destruction, damage, condemnation, confiscation, requisition, seizure, forfeiture or taking of title to or use of assets (other than Collateral) will not be required to satisfy the conditions set forth in clauses (1) or (2) of this paragraph.
     For purposes of this provision, each of the following will be deemed to be cash:
     (a) any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability;
     (b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Holdings or such Restricted Subsidiary into cash promptly, but in any event within 30 days of the closing of such Asset Sale, to the extent of the cash received in that conversion; and
     (c) any Capital Stock or Additional Assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 4.11.
     Within 360 days after the receipt of any Net Available Cash from an Asset Sale (other than a Collateral Disposition), Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Available Cash (each such application a “Permitted Excess Cash Use”):
     (1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
     (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;
     (3) to make a capital expenditure to construct or improve assets used or useful in a Permitted Business; or

     (4) to acquire other Additional Assets.
     Pending the final application of any Net Available Cash from an Asset Sale (other than a Collateral Disposition), Holdings may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by this Indenture.
     Any (i) Net Available Cash from any Asset Sale (other than a Collateral Disposition) that are not applied or invested as provided in, and within the time period set forth in, the second paragraph of this Section 4.11 (other than Collateral Dispositions) and (ii) Collateral Excess Proceeds will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten Business Days thereof, the Company will make an excess proceeds offer (“Excess Proceeds Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds Maximum Notes-Available Amount (as defined below). The offer price in any Excess Proceeds Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the Excess Proceeds Offer Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Excess Proceeds Offer Purchase Date), and will be payable in cash. On the Excess Proceeds Offer Purchase Date, the Company will (i) apply the Excess Proceeds Maximum Notes-Available Amount to the repurchase of Notes tendered in the Excess Proceeds Offer and (ii) repay loans and cash collateralize (at 105% of the face amount) undrawn letters of credit (other than those already cash-collateralized at 105% of face amount) under the Working Capital Facility Agreement outstanding on the Excess Proceeds Purchase Date in an aggregate amount equal to the Excess Proceeds Working Capital Facility Amount. If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the portion thereof, if any, constituting Collateral Excess Proceeds that has not so been used will be released to the Company from the Cash Collateral Account free of the Lien of the Collateral Agent. If the aggregate principal amount of Notes tendered into such Excess Proceeds Offer exceeds the amount of the Excess Proceeds Maximum Notes-Available Amount, the Trustee will select the Notes to be purchased on a pro rata basis. Upon surrender of a Note that is repurchased in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the non-repurchased portion of the Note surrendered. Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.12 Limitation on Lines of Business.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly, engage in any business other than a Permitted Business, except to such extent as would not be material to Holdings and its Restricted Subsidiaries (including the Company) taken as a whole.
Section 4.13 Limitation on Transactions with Affiliates.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”) unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to the Company or Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Holdings or such Restricted Subsidiary with an unrelated Person; and
     (2) Holdings delivers to the Trustee:
     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution (or, if Holdings has no disinterested member, of the Parent) set forth in an Officer’s Certificate of Holdings (or the Parent) certifying that such Affiliate Transaction complies with this Section 4.13 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holdings (or, if Holdings has no disinterested member, of the Parent); and
     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of industry recognized standing.
     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
     (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or Holdings or any of its Restricted Subsidiaries (including the Company) in the ordinary course of business and payments pursuant thereto;

     (2) transactions between or among the Company or Holdings or its Restricted Subsidiaries (including the Company);
     (3) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
     (4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Parent or Holdings;
     (5) any issuance of Equity Interests (other than Disqualified Stock) of Holdings to, or receipt of any contribution to the common equity capital of Holdings in respect of Equity Interests (other than Disqualified Stock) held by, Affiliates of Holdings;
     (6) Restricted Payments that do not violate the provisions of this Indenture under Section 4.08; and
     (7) transactions effected pursuant to any Specified Management Agreement and any amendment, modification or replacement of any such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Holders of the Notes, taken as a whole).
Section 4.14 Limitation on Liens.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset, now owned or hereafter acquired, that constitutes (i) Collateral, other than Permitted Collateral Liens, or (ii) any asset (other than Collateral), other than Permitted Liens.
Section 4.15 Limitation on Sale/Leaseback Transactions.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, enter into any sale and leaseback transaction; provided that Holdings and the Company and any Subsidiary Guarantor may enter into a sale and leaseback transaction if:
     (1) Holdings or the Company or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of Section 4.07 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.14;
     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Holdings and set forth in an Officer’s Certificate of Holdings delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

     (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.10 and Section 4.11.
Section 4.16 Subordination of Intercompany Debt; No Amendments to Certain Agreements.
     Each of the Guarantors (other than the Parent) and the Company will not, directly or indirectly, incur or suffer to exist any Intercompany Debt, and the Parent will not, directly or indirectly, incur or suffer to exist any Intercompany Debt owing to the Company or any Guarantor (other than the Parent), unless, in each such case, such Intercompany Debt constitutes Subordinated Indebtedness of the Company or such Guarantor, as applicable, owing such Intercompany Debt that is subject to the terms and provisions of the Subordination Agreement.
     Each of the Guarantors and the Company will not, directly or indirectly, without the prior written consent of the Collateral Agent, amend, waive or otherwise modify, or surrender any rights, or increase the obligations, of the Company or such Guarantor, respectively, under, the Subordination Agreement or, unless required by Applicable Law, the Equity Commitment Agreement, in each case, unless the terms of the Subordination Agreement or the Equity Commitment Agreement, as applicable, as so amended, waived or modified, are at least as favorable to the Holders of Notes as those contained in the Subordination Agreement or Equity Commitment Agreement, as applicable, immediately before such amendment, waiver or modification.
Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.
     The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries (including the Company) in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.08 or under one or more clauses of the definition of Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
     Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.08. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.07, Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted

Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if
(1) such Indebtedness is permitted under Section 4.07, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and
(2) no Default or Event of Default would be in existence following such designation.
Section 4.18 Registration of Vessels.
     Each of the Company and Holdings will, and Holdings will cause its Restricted Subsidiaries (including the Company) to, with respect to any Newbuild Vessel or the Arbol Grande (with any reference in clause (1) or (2) below to “Newbuild Vessel” being deemed to also refer to the Arbol Grande):
(1)	(x) cause title to such Newbuild Vessel upon delivery thereof to pass to Holdings or the Company or a Subsidiary Guarantor (the “Newbuild Vessel Owner”) and (y) flag such Newbuild Vessel under the laws of a Permitted Flag Jurisdiction; and

(2)	on the date such title passes to the Newbuild Vessel Owner, cause a valid, enforceable, perfected first priority Lien in or on such Newbuild Vessel (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Secured Obligations, and execute and deliver to the Collateral Agent the following documents and certificates and any other documents and certificates required by Article 11 or any other provision of this Indenture:
(a)	both (x) a Mortgage (or a preliminary registration thereof, pending delivery of a copy of the Mortgage) with respect to such Newbuild Vessel dated such date and substantially in the form attached as Exhibit A hereto (with such changes thereto as are customarily acceptable to holders of mortgages on vessels flagged in the Permitted Flag Jurisdiction under which such Newbuild Vessel is being flagged) (such Mortgage having been duly received for recording in the appropriate registry office) and (y) Security Documents with respect to all other Vessel Assets with respect to such Newbuild Vessel, dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), in each case, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Mortgage and other Security Documents (such Opinions of Counsel also to be delivered to the Trustee);

(b)	(i) the Appraised Certified Value of such Newbuild Vessel as of a date within 30 days prior to the date title to such Newbuild Vessel passes to the Newbuild Vessel

Owner; (ii) title and extended coverage insurance covering such Newbuild Vessel in an amount equal to no less than the Appraised Certified Value of such Newbuild Vessel, and (iii) a classification certificate, dated as of a date no more than 30 days prior to the date title so passes, from a classification society with respect to such Newbuild Vessel; and

(c)	an Officer’s Certificate and Opinion of Counsel as to the satisfaction of the foregoing requirements (such Officer’s Certificate and Opinion of Counsel also to be delivered to the Trustee).
Section 4.19 After Acquired Property.
     (a) If at any time Holdings, the Company or any Subsidiary Guarantor acquires or otherwise owns any asset or property (other than Collateral) constituting (i) any Newbuild Vessel (and related Vessel Assets) or (ii) any other Vessel (and related Vessel Assets), Specialized Equipment or any material other After-Acquired Property (but subject to the limitations, if applicable, specified in Section 11.08 and except as otherwise provided under Section 4.10 and excluding (x) any Discontinued Vessel so long as held for sale and (y) any cash constituting refund guarantees or Net Available Cash received by the Company, Holdings or a Subsidiary Guarantor solely with respect to any Existing Option Construction Contract or Discontinued Vessel or Option Vessel as specified in clause (8)(x), (y) or (z) of the second paragraph of Section 4.08 until (and only until) immediately after the earlier of the date 60 days after such receipt and the time a dividend or distribution or loan to the Parent in the amount of such refunds or Net Available Cash has been effected in accordance with such clause (8) of Section 4.08), the Company or such Guarantor shall cause a valid, enforceable, perfected first priority Lien in or on such After-Acquired Property (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Secured Obligations, and execute and deliver to the Collateral Agent the following documents and certificates and any other documents and certificates required by Article 11 or any other provision of this Indenture:
     (1) to the extent such After-Acquired Property constitutes Specified Assets, (x) a Mortgage or Equipment Pledge (or a preliminary registration thereof, pending delivery of a copy of the Mortgage or Equipment Pledge) with respect to such After-Acquired Property, dated a recent date and substantially in the respective form attached as Exhibit A (with such changes thereto as are customarily acceptable to holders of mortgages on vessels flagged in the Permitted Flag Jurisdiction under which such Vessel is being flagged) or Exhibit B hereto (with such changes thereto as are customarily acceptable to holders of security interests on Specialized Equipment owned by grantors of security interests domiciled in the jurisdiction where the Company or such Guarantor owning such Specified Assets is domiciled) (such Mortgage or Equipment Pledge having been duly received for recording in the appropriate registry office) and (y) if any portion of such Qualified Substitute Collateral constitutes a Vessel, Security Documents with respect to all other Vessel Assets with respect to such Vessel, dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), in each case, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Mortgage and Equipment Pledge and other Security Documents (such Opinions of Counsel also to be delivered to the Trustee);
     (2) to the extent of any After Acquired Property other than Specified Assets, Security Documents with respect thereto, dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), in each case, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Security Documents;
     (3) to the extent such After-Acquired Property constitutes Specified Assets, (a) title and extended coverage insurance covering such Specified Assets, in an amount equal to no less than the Fair Market Value of such Vessel; and (b) if any portion of such After-Acquired Property constitutes a Vessel, a classification certificate, dated as of a date no more than 30 days prior to such date, from a classification society with respect to such Vessel; and
     (4) an Officer’s Certificate and Opinion of Counsel as to satisfaction of the foregoing requirements (such Officer’s Certificate and Opinion of Counsel also to be delivered to the Trustee);
and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.
     (b) In particular, Holdings will cause the Arbol Grande Lessee to take such action as is necessary so that, no later than the expiration of the term of the Arbol Grande Bareboat Charter Agreement in May 2010, the Arbol Grande Lessee acquires title to the Arbol Grande, free and clear of any liens other than the liens of the Collateral Agent and Permitted Collateral Liens, pursuant thereto without any further payments in excess of Euro 3.0 million (which amount has already been placed in escrow) and duly executes and delivers to the Collateral Agent a Mortgage duly pledging the Arbol Grande as a Mortgaged Vessel as Collateral and all such other foregoing documents in respect thereof simultaneously therewith. At any time prior to the acquisition by the Arbol Grande Lessee of title to the Arbol Grande and the due pledge of the Arbol Grande to the Collateral Agent as a Mortgaged Vessel as aforesaid, each of the

Company and Holdings will not, and Holdings will not permit any Restricted Subsidy thereof (including the Arbol Grande Lessee) to, directly or indirectly, (i) amend, waive or otherwise modify, or surrender any rights, or increase the obligations, of the Arbol Grande Lessee under, the Arbol Grande Bareboat Charter Agreement; (ii) permit any Lien on the Arbol Grande Bareboat Charter Agreement or on any rights thereunder or in respect thereof (other than a Permitted Lien specified in clauses (1) or (11) of the definition thereof), (iii) sell, lease, convey or otherwise dispose of the Arbol Grande Bareboat Charter Agreement or any rights thereunder or in respect thereof, or (iv) sell any Equity Interests in the Arbol Grande Lessee or otherwise take action causing Holdings to cease to own, directly or indirectly, 100% of the Equity Interests of the Arbol Grande Lessee.
Section 4.20 Further Assurances.
     (a) Promptly upon request by the Collateral Agent, each of the Guarantors and the Company shall, and Holdings shall cause each of its Restricted Subsidiaries (including the Company) to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Collateral Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of any Security Document, (ii) subject to the Liens created by any of the Security Documents any of the properties, rights or interests intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent the rights granted or now or hereafter intended to be granted to the Collateral Agent under the Security Documents.
     (b) Upon request of the Collateral Agent at any time after an Event of Default has occurred and is continuing, each of the Guarantors shall, and Holdings shall cause each of its Restricted Subsidiaries (including the Company) to, (i) permit the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the Collateral Agent, upon reasonable notice to such Guarantor or Restricted Subsidiary, as applicable, and during normal business hours, to visit and inspect any Collateral of such Guarantor (if such Guarantor is the Parent or Intermediate Obligor) or any of the property of such Guarantor (if such Guarantor is not the Parent or an Intermediate Obligor) or such Restricted Subsidiary, as applicable, to review, make extracts from and copy the books and records of such Guarantor or Restricted Subsidiary, as applicable, relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the such Guarantor or Restricted Subsidiary, as applicable, and (ii) deliver to the Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as the Collateral Agent may reasonably request. The Company will promptly reimburse the Trustee and Collateral Agent for all costs and expenses incurred by the Trustee or Collateral Agent in connection therewith, including all reasonable fees and charges of any advisors, auditors, consultants, attorneys or representatives acting for the Trustee or for the Collateral Agent.
Section 4.21 Offer to Repurchase Upon Change of Control.
     Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and stating:
     (a) that the Change of Control Offer is being made pursuant to this Section 4.21 and that all Notes validly tendered and not withdrawn pursuant to the Change of Control Offer will be accepted for payment;
     (b) the purchase price and the purchase date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is mailed (the “Change of Control Purchase Date”);
     (c) that the Change of Control Offer will expire as of the time specified in such notice on the Change of Control Purchase Date and that the Company shall pay the Change of Control Purchase Price for all Notes purchased as of the Change of Control Purchase Date promptly thereafter on the Change of Control Settlement Date;
     (d) that any Note not tendered will continue to accrue interest and Special Interest, if any;
     (e) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Special Interest, if any, after the Change of Control Purchase Date;
     (f) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer on the Change of Control Purchase Date;
     (g) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and
     (h) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.
     If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.21, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.
     On the Change of Control Purchase Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Purchase Date, the Company shall:
     (i) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and
     (ii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     On the Change of Control Purchase Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Company shall issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
     The provisions in this Section 4.21 shall be applicable whether or nor any other provisions of this Indenture are applicable.
     The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price.
     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.
Section 4.22 Additional Note Guarantees.
     If (i) Holdings or any of its Restricted Subsidiaries (including the Company) acquires or creates or redesignates another Restricted Subsidiary after the date of this Indenture, or (ii) any Subsidiary of the Parent that is not a Guarantor guarantees any Indebtedness of the Company, Holdings or any Subsidiary Guarantor, then Holdings will cause that newly acquired or created Restricted Subsidiary or the Parent will cause that Subsidiary of the Parent, respectively, to become a Guarantor and execute and deliver to the Trustee a supplemental indenture in substantially the form of Annex A hereto and (in the case of any such Restricted Subsidiary, a joinder to the Collateral Agency and Intercreditor Agreement) and deliver to the Trustee an Opinion of Counsel satisfactory to the Trustee as to the authorization, execution and delivery by such Subsidiary of such supplemental indenture (and, if applicable, such joinder) and the validity and enforceability against such Subsidiary of this Indenture (including the Note Guarantee of such Subsidiary) (and, if applicable, the Collateral Agency and Intercreditor Agreement), in each case within 10 business days of the date on which such Person was so acquired or created or redesignated or so guaranteed Indebtedness.
Section 4.23 Impairment of Security Interest.
     Each of the Guarantors will not and each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly:
     (1) take or omit to take, any action which action or omission could be reasonably expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent and the holders of the Secured Obligations; or
     (2) grant to any Person other than the Collateral Agent, for the benefit of the Trustee, the Working Capital Facility Agent and the other holders of the Secured Obligations, any interest whatsoever in any of the Collateral;
in each case, other than in connection with the creation of Permitted Collateral Liens.
Section 4.24 Redemption Upon Sale or Loss of Mortgaged Vessel or Sale of Vessel Owning Guarantor.
     If either:

     (1) a Mortgaged Vessel or the Capital Stock of a Vessel Owning Guarantor is sold or otherwise disposed of in a Collateral Disposition in compliance with the terms of this Indenture (the Mortgaged Vessel so sold being the “Sold Mortgaged Vessel” and the Vessel Owning Guarantor whose Capital Stock is so sold being the “Sold Vessel Owning Guarantor”), or
     (2) an Event of Loss occurs at any time with respect to a Mortgaged Vessel (the Mortgaged Vessel suffering such Event of Loss being the “Lost Mortgaged Vessel”), then, within 6 months after the Proceeds Receipt Date, the Company will either:
     (a) both (x) redeem, on the applicable redemption date specified below, all or such portion of Notes having an aggregate principal amount equal to the amount (the “Redemption Amount”) equal to the Pro Rata Percentage for the Notes with respect to the Sold Mortgaged Vessel or the Sold Vessel Owning Guarantor as of the Sale Date or with respect to the Lost Mortgaged Vessel as of the Loss Date, as the case may be, multiplied by the related Aggregate Repayment Amount with respect thereto, at a redemption price equal to the Sale Redemption Price or the Loss Redemption Price, as the case may be, and (y) to the extent of outstanding obligations, repay loans or cash collateralize letters of credit (at 105% of the face amount thereof) under the Working Capital Facility Agreement in an aggregate amount equal to the Pro Rata Percentage for the Working Capital Facility Agreement with respect to such Sold Mortgaged Vessel or such Sold Vessel Owning Guarantor as of the Sale Date or with respect to such Lost Mortgaged Vessel as of the Loss Date, as the case may be, multiplied by such Aggregate Repayment Amount; or
     (b) if (but only if) both (x) no Event of Default has occurred and is continuing and (y) permitted under the Working Capital Facility Agreement (without any payment being required thereunder as a result of such Collateral Disposition or Event of Loss), substitute Qualified Substitute Collateral with respect to such Sold Mortgaged Vessel or Sold Vessel Owning Guarantor or Lost Mortgaged Vessel.
     No later than the date 25 days after the date title of such Mortgaged Vessel passes to the buyer, in the case of a Sold Mortgaged Vessel, or the buyer becomes the holder of record of such Capital Stock of a Vessel Owning Guarantor, in the case of a Sold Vessel Owning Guarantor (in both cases, such date being the “Sale Date”), in the case of a sale, or within 25 days after the date such Event of Loss was deemed to have occurred (the “Loss Date”), in the case of an Event of Loss, the Company will give written notice to the Trustee and the Collateral Agent (such date of notice being the “Notification Date”), as to whether the Company elects to either (i) seek to substitute Qualified Substitute Collateral in lieu of redemption of Notes or (ii) redeem Notes (and repay loans (or cash collateralize letters of credit) under the Working Capital Facility Agreement) in the required amounts in any event; provided, however, that if on the Notification Date an Event of Default will have occurred and be continuing or a substitution of Qualified Substitute Collateral is not permitted under the Working Capital Facility Agreement (without any payment being required thereunder as a result of such Collateral Disposition or Event of Loss), the Company will be required to redeem Notes (and repay loans (or cash collateralize letters of credit) (without the right to substitute Qualified Substitute Collateral in lieu thereof) in accordance with this Section 4.24.
     Upon the receipt by the Company, Holdings or a Subsidiary Guarantor of the Net Available Cash attributable to a Sold Mortgaged Vessel or the Capital Stock of a Sold Vessel Owning Guarantor or of the Net Event of Loss Proceeds attributable to a Lost Mortgaged Vessel, (i) the Company will notify the Collateral Agent of such receipt and (ii) such amounts will be deposited with the Collateral Agent in a deposit account or securities account maintained by the Collateral Agent into which proceeds from sales of Collateral and other amounts held by the Collateral Agent shall be deposited with the Collateral Agent (the “Cash Collateral Account”) in accordance with this Indenture and will constitute Collateral pending application as hereinafter described.
     If (i) with respect to any Sold Mortgaged Vessel or Sold Vessel Owning Guarantor or Lost Mortgaged Vessel the Company elects to redeem Notes (and repay loans (or cash collateralize letters of credit) under the Working Capital Facility Agreement) in the required amounts in any event (or is required to redeem Notes (and repay loans (or cash collateralize letters of credit)) (without the right to substitute Qualified Substitute Collateral in lieu thereof) as a result of an Event of Default existing on the Notification Date or a substitution of Qualified Substitute Collateral not being permitted under the Working Capital Facility Agreement on the Notification Date (without any payment being required thereunder as a result of such Collateral Disposition or Event of Loss)) or (ii) the Company fails duly to give notice of its election by the required date, the Company will redeem the Notes (and repay loans (or cash collateralized letters of credit) under the Working Capital Facility Agreement) in the required amount on, and the redemption date with respect to such Sold Mortgaged Vessel or Sold Vessel Owning Guarantor or Lost Mortgaged Vessel will be, the date selected by the Company not less than 30 and not later than 60 days (or, if the Company does not so select such a date, the date 60 days) after the date (the “Proceeds Receipt Date”) of the receipt of such Net Available Cash or Net Event of Loss Proceeds, as the case may be.
     If with respect to any Sold Mortgaged Vessel or Sold Vessel Owning Guarantor or Lost Mortgaged Vessel the Company elects to seek to substitute Qualified Substitute Collateral in lieu of redemption of Notes but the Company does not tender Qualified Substitute Collateral at a time no Event of Default is continuing and otherwise in accordance with the requirements set forth in this Indenture prior to the date (the “Substitute Collateral Tender Deadline”) 40 days prior to the date 6 months after the Proceeds Receipt Date with respect to such Sold Mortgaged Vessel or Sold Vessel Owning Guarantor or Lost Mortgaged Vessel, the Company will (x) no longer have the right to substitute Qualified Substitute Collateral in lieu of redemption of the Notes and (y) redeem the Notes (and repay loans (or cash collateralize letters of credit) under the Working Capital Facility Agreement) in the required amount on, and the redemption date with respect to such Sold Mortgaged Vessel or Sold Vessel Owning Guarantor or Lost Mortgaged Vessel will be, the date selected by the Company not less than 30 days nor more than 40 days (or, if the Company does not so select such a date, the date 40 days) after such Substitute Collateral Tender Deadline.
     By 11:00 a.m. New York City time on the redemption date attributable to a Sold Mortgaged Vessel, a Sold Vessel Owning Guarantor or a Lost Mortgaged Vessel, (i) the

Collateral Agent will remit to the Trustee the sum of (a) the Pro Rata Percentage for the Notes with respect to such Collateral Disposition or Event of Loss multiplied by the applicable Net Available Cash or the applicable Net Event of Loss Proceeds and (b) the excess, if any, of (x) the Pro Rata Percentage for the Working Capital Facility Agreement with respect thereto multiplied by the applicable Net Available Cash or the applicable Net Event of Loss Proceeds over (y) the aggregate outstanding amount of loans and 105% of face amount of outstanding letters of credit under the Working Capital Facility Agreement on the redemption date (provided, however, in no event will the sum of (a) and (b) be in excess of the Sale Redemption Price or the Loss Redemption Price of the Notes to be redeemed); and (ii) the Trustee will apply such amount so received (together with any funds the Company delivers to the Trustee to the extent necessary to pay the Sale Redemption Price or the Loss Redemption Price for the Notes to be redeemed) to pay the Sale Redemption Price or the Loss Redemption Price to the Holders of Notes being redeemed. After the Sale Redemption Price or the Loss Redemption Price has been paid with respect to all Notes required to be redeemed and the loans under the Working Capital Facility Agreement repaid and letters of credit thereunder cash collateralized as required as specified above in respect of such Sold Mortgaged Vessel, Sold Vessel Owning Guarantor or Lost Mortgaged Vessel, as the case may be, any Net Available Cash or Net Event of Loss Proceeds remaining on deposit with the Collateral Agent will be retained in the Cash Collateral Account as additional “Collateral Excess Proceeds” and disposed of in the manner specified in Section 4.11.
Section 4.25 Tender of Qualified Substitute Collateral.
     In the event that the Company elects, with respect to a Sold Mortgaged Vessel, a Sold Vessel Owning Guarantor or a Lost Mortgaged Vessel, not to redeem Notes (and repay loans (or cash collateralize letters of credit) under the Working Capital Facility Agreement) under Section 4.24, then no later than the Substitute Collateral Tender Deadline, the Company will be permitted to tender, or cause to be tendered, to the Collateral Agent as part of the Collateral one or more Vessels or Specialized Equipment constituting Qualified Substitute Collateral; provided, however, that if prior to the Substitute Collateral Tender Deadline, the Company does not tender Qualified Substitute Collateral in accordance with the requirements of this Indenture, the Company will thereupon become obligated to redeem Notes (and repay loans (or cash collateralize letters of credit) under the Working Capital Facility Agreement) in accordance with Section 4.24. The Collateral Agent will release from the Cash Collateral Account Net Available Cash or Net Event of Loss Proceeds, as the case may be, attributable to such Sold Mortgaged Vessel, such Sold Vessel Owning Guarantor or such Lost Mortgaged Vessel, as the case may be, to or at the direction of the Company pursuant to the terms, and subject to the conditions, of this Indenture to make any deposits (not exceeding 10% of such Net Available Cash or Net Event of Loss Proceeds) in respect of, or to consummate the purchase of the Qualified Substitute Vessel. To the extent that any such Net Available Cash or Net Event of Loss Proceeds remain on deposit with the Collateral Agent after the Qualified Substitute Collateral has been duly tendered, such amounts will be retained in the Cash Collateral Account as additional “Collateral Excess Proceeds” and disposed of in the manner specified in Section 4.11.
     On the date on which Qualified Substitute Collateral is tendered to the Collateral Agent as part of the Collateral (a “Vessel Tender Date”) following a sale of or an Event of Loss with respect to a Mortgaged Vessel or a sale of a Vessel Owning Guarantor, and as a condition to the release from the Cash Collateral Account of more than 10% of the Net Available Cash or Net

Event of Loss Proceeds attributable to such sold or lost Mortgaged Vessel or Sold Vessel Owning Guarantor, Holdings will deliver to the Collateral Agent, or will cause the owner of such Qualified Substitute Collateral, which will be Holdings or the Company or a Subsidiary Guarantor (the “Tendered Vessel Owner”), to, cause a valid, enforceable perfected first priority Lien in or on such Qualified Substitute Collateral (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Secured Obligations, and execute and deliver to the Collateral Agent the following documents and certificates and any other documents and certificates required by Article 11 or any other provision of this Indenture:
     (i) both (x) a Mortgage or Equipment Pledge (or a preliminary registration thereof, pending delivery of a copy of the Mortgage or Equipment Pledge) with respect to such Qualified Substitute Collateral dated the Vessel Tender Date and substantially in the respective form attached as Exhibit A hereto (with such changes thereto as are customarily acceptable to holders of mortgages on vessels flagged in the Permitted Flag Jurisdiction under which such Qualified Substitute Collateral is being flagged) or Exhibit B hereto (with such changes thereto as are customarily acceptable to holders of security interests on Specialized Equipment owned by grantors of security interests domiciled in the jurisdiction where the Tendered Vessel Owner owning such Qualified Substitute Collateral is domiciled) (such Mortgage or Equipment Pledge having been duly received for recording in the appropriate registry office) and (y) if any portion of such Qualified Substitute Collateral constitutes a Vessel, Security Documents with respect to all other Vessel Assets with respect to such Vessel dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), in each case, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Mortgage and Equipment Pledge and other Security Documents (such Opinions of Counsel also to be delivered to the Trustee); and
     (ii) (a) the Appraised Certified Value of such Qualified Substitute Collateral as of a date within 90 days prior to the Vessel Tender Date (or, in the case of any Specialized New Equipment purchased within 90 days of the Vessel Tender Date, the purchase price thereof as set forth in an Officer’s Certificate delivered to the Trustee); (b) title and extended coverage insurance covering such Qualified Substitute Collateral in an amount no less than the Appraised Certified Value of such Qualified Substitute Collateral; and (c) if any portion of such Qualified Substitute Collateral constitutes a Vessel, a classification certificate, dated as of a date no more than 30 days prior to the Vessel Tender Date, from a classification society with respect to such Vessel; and
     (iii) an Officer’s Certificate and Opinion of Counsel as to the satisfaction of the foregoing requirements (such Officer’s Certificate and Opinion of Counsel also to be delivered to the Trustee).

Section 4.26 Reflagging of Vessels.
     Each of the Company and Holdings will not, and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly, reflag any Mortgaged Vessel or the Arbol Grande unless (solely in the case of a Mortgaged Vessel):
     (1) such Mortgaged Vessel is reflagged under the laws of a Permitted Flag Jurisdiction; and
     (2) if the Company or Holdings or such Restricted Subsidiary consolidates or merges with or into a Restricted Subsidiary of Holdings or sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets to a Restricted Subsidiary of Holdings for the purpose of reflagging such Mortgaged Vessel:
     (a) at all times the Company or Holdings or such Restricted Subsidiary, as the case may be, remains a Person organized and existing under the laws of a Permitted Flag Jurisdiction; and
     (b) the Company or Holdings or such Restricted Subsidiary complies with Section 5.01, in the case of the Company or Holdings, or Section 10.02, in the case of a Restricted Subsidiary of Holdings (other than the Company); and
     (3) any release by the Collateral Agent of such Mortgaged Vessel and related Vessel Assets from the Mortgage and related Security Documents to which such Mortgaged Vessel and related Vessel Assets are subject in connection with the reflagging of such Mortgaged Vessel in another Permitted Flag Jurisdiction does not occur until and unless the owner of such Mortgaged Vessel has caused a valid, enforceable, perfected first priority Lien in or on such Mortgaged Vessel (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Secured Obligations, and has executed and delivered to the Collateral Agent the following documents and certificates and any other documents and certificates required by Article 11 or any other provision of this Indenture:
     (a) both (x) a Mortgage (or a preliminary registration thereof, pending delivery of a copy of the Mortgage) with respect to such Mortgaged Vessel dated such date and substantially in the form of Exhibit A hereto (with such changes thereto as are customarily acceptable to holders of mortgages on Vessels flagged in the Permitted Flag Jurisdiction under which such Mortgaged Vessel is being reflagged) (such Mortgage having been duly received for recording in the appropriate registry office in such Permitted Flag Jurisdiction) and (y) Security Documents with respect to all other Vessel Assets with respect to such Mortgaged Vessel dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office in such Permitted Flag Jurisdiction), in each case with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of such Mortgage and other Security Documents (such Opinions of Counsel also to be delivered to the Trustee);
     (b) title and extended coverage insurance covering such Mortgaged Vessel as reflagged in such Permitted Flag Jurisdiction in an amount equal to no less than the Appraised Certified Value of such Mortgaged Vessel; and
     (c) an Officer’s Certificate and Opinion of Counsel as to the satisfaction of the foregoing requirements (such Officer’s Certificate and Opinion of Counsel also to be delivered to the Trustee).
Section 4.27 Additional Amounts.
     (a) If the Company or any Guarantor (or any of their respective successors), as applicable, is required by law or by the interpretation or administration thereof by the relevant government authority or agency to withhold or deduct any amount for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any Specified Tax Jurisdiction (including any regulations or rulings promulgated thereunder) (hereinafter “Taxes”) from any payment made under or with respect to the Notes, any Note Guarantee or any Mortgaged Vessel, as applicable, the Company or such Guarantor (or any of their respective successors), as applicable, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to payments made to a Holder (an “Excluded Holder”) in respect of a beneficial owner (i) which is subject to such Taxes by reason of its being connected with the Specified Tax Jurisdiction otherwise than by the mere holding of Notes or the receipt of payments thereunder (or under the related guarantee), (ii) which presents any Note for payment of principal more than 60 days after the later of (x) the date on which payment first became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which the full amount payable having been so received and the Trustee shall have given notice to the Holders of its receipt of such full amount, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of the applicable 60-day period, (iii) which failed to duly and timely comply with a reasonable, timely request of the Company to provide information, documents or other evidence concerning the Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the Specified Tax Jurisdiction or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such Holder but for this clause (iii), (iv) on account of any estate, inheritance, gift, sale, transfer, personal property or other similar Tax, (v) which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that any beneficiary or settlor of such fiduciary, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, partner or beneficial owner had been the Holder of such Note or (vi) any combination of the foregoing numbered clauses of this proviso. The Company or the Guarantors (or any of their respective successors), as applicable, shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with Applicable Law.
     (b) In the event the Company elects not to redeem the Notes pursuant to Section 3.07(e), the Company or the Guarantors (or any of their respective successor), as applicable, shall furnish to the Trustee, within 30 days after the date the payment of any Taxes is due pursuant to Applicable Law, certified copies of tax receipts evidencing such payment by the Company or the Guarantors (or any of their respective successors), as applicable, in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Company or the Guarantors (or any of their respective successors), as applicable. The Trustee shall make such evidence available to the Holders upon request. The Company or the Guarantors (or any of their respective successors), as applicable, shall upon written request of each Holder (other than an Excluded Holder), reimburse each such Holder for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, the Note Guarantees or any Mortgaged Vessel, as applicable, and (ii) any Taxes imposed with respect to any such reimbursement under the immediately preceding clause (i), but excluding any such Taxes on such Holder’s net income, so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than such Taxes on such Holder’s net income) on such reimbursement had not been imposed.
     (c) Whenever in this Indenture there is mentioned, in any context, (i) the payment of principal, (ii) purchase prices in connection with a purchase of Notes, (iii) interest or (iv) any other amount payable on or with respect to any of the Notes, or any payment pursuant to the Note Guarantees or in respect of any Collateral, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     (d) The foregoing obligations shall survive any defeasance or discharge of this Indenture.
     (e) The Company or the Guarantors shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes the Note Guarantees or a Mortgage or any other document or instrument in relation thereto, or the receipt of any payments with respect to the Notes, the Note Guarantees, or a Mortgage excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the Specified Tax Jurisdiction, the jurisdiction of incorporation of any successor of the Company or any jurisdiction in which a paying agent is located, and hereby indemnifies the Holders for any such taxes paid by such Holders.

Section 4.28 Special Repurchase Offer.
     If on or prior to January 28, 2010, the Arbol Grande Lessee has not acquired title to the Arbol Grande and duly pledged the Arbol Grande to the Collateral Agent as a Mortgaged Vessel as specified in Section 4.19(b), the Company shall make an offer (a “Special Repurchase Offer”) to repurchase the maximum principal amount of Notes that may be purchased with the Arbol Grande Purchase Amount, unless, prior to the Special Repurchase Date, the Arbol Grande has been so acquired and duly pledged. The offer price for the Special Repurchase Offer (the “Special Repurchase Purchase Price”) will be equal to 100% of the accreted value of the Notes repurchased plus accrued and unpaid interest and Special Interest, if any, thereon to the date of settlement (the “Special Repurchase Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Special Repurchase Settlement Date. For purposes of the preceding sentence, “accreted value” shall be calculated as of the Special Repurchase Date and shall be an amount equal to the sum of (1) the Offering Price and (2) the portion of the excess of the principal amount of each Note over such Offering Price, which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each May 1 and November 1 at the rate of 12.875% per annum from the Issue Date through such date, computed on the basis of a 360-day year of twelve 30-day months.
     If the Company is required to make the Special Repurchase Offer pursuant to this Section 4.28, the Company shall, on January 28, 2010, mail a notice of the Special Repurchase Offer to each Holder and the Trustee stating:
     (a) that the Special Repurchase Offer is being made pursuant to this Section 4.28 and that, subject to clause (i) of this Section 4.28, all Notes validly tendered and not withdrawn pursuant to the Special Repurchase Offer will be accepted for payment;
     (b) the Special Repurchase Purchase Price and the Special Repurchase Purchase Date, which shall be February 27, 2010;
     (c) that the Special Repurchase Offer will expire as of the time specified in such notice on the Special Repurchase Purchase Date and that the Company shall pay the Special Repurchase Purchase Price for all Notes purchased as of the Special Repurchase Purchase Date promptly thereafter on the Special Repurchase Settlement Date;
     (d) that any Note not tendered will continue to accrue interest and Special Interest, if any;
     (e) that, unless the Company defaults in the payment of the Special Repurchase Payment, all Notes accepted for payment pursuant to the Special Repurchase Offer shall cease to accrue interest and Special Interest, if any, after the Special Repurchase Purchase Date;
     (f) that Holders electing to have any Notes purchased pursuant to a Special Repurchase Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Special Repurchase Offer on the Special Repurchase Purchase Date;
     (g) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Special Repurchase Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased;
     (h) the Company shall not be required to consummate the Special Repurchase Offer if, prior to the Special Repurchase Date, the Arbol Grande has been acquired and duly pledged as Collateral in accordance with Section 4.19;
     (i) that, if the aggregate principal amount of Notes tendered by Holders exceeds the Arbol Grande Repurchase Amount, the Trustee shall select the Notes to be purchased on a pro rata basis of the aggregate principal amount of tendered Notes (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000, shall be purchased); and
     (j) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion shall be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.
     If any of the Notes subject to the Special Repurchase Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of the Special Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.28, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.
     On the Special Repurchase Date, unless prior to such date the Arbol Grande has been acquired and duly pledged, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in integral multiples of $1,000) properly tendered pursuant to the Special Repurchase Offer in an amount not to exceed the Arbol Grande Repurchase Amount. Promptly thereafter on the Special Repurchase Date, the Company shall:
     (i) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Special Repurchase Date Payment in respect of all Notes or portions thereof so tendered; and

     (ii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     On the Special Repurchase Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Special Repurchase Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company shall publicly announce the results of the Special Repurchase Offer on or as soon as practicable after the Special Repurchase Date.
Section 4.29 Existence.
     Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01), the Parent, the Intermediate Obligors, the Company and Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership, limited liability company or other existence, and Holdings shall do or cause to be done all things necessary to keep in full force and effect the existence of each of its Restricted Subsidiaries (including the Company), in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Restricted Subsidiary; provided, however, that Holdings shall not be required to preserve the existence of any of its Subsidiaries (other than the Company) if Holdings shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.
Section 4.30 Maintenance of Insurance.
     (a) At all times, at its expense, each of the Company and Holdings shall, and Holdings shall cause each of its Restricted Subsidiaries (including the Company) to, cause to be carried and maintained with reputable insurers, insurance (including property insurance, liability insurance, business interruption insurance, and workers’ compensation insurance) of the kinds and in the amounts and with deductibles as are customarily maintained by prudent companies in similar circumstances, carrying on similar businesses or having comparable properties and reasonably acceptable to the Collateral Agent.
     (b) The Collateral Agent shall be named as an additional insured and loss payee (as applicable) with respect to all insurance maintained by the Company or Holdings or any Restricted Subsidiary thereof on the Collateral. Upon request of the Collateral Agent, each of the Company and Holdings shall, and Holdings shall cause each of its Restricted Subsidiaries (including the Company) to, furnish to the Collateral Agent such information relating to its property and liability insurance carriers as may be reasonably requested from time to time.

     (c) No provision of this Section 4.30 shall impose on the Collateral Agent or the Trustee any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Company or Holdings or any Restricted Subsidiary thereof, nor shall the Collateral Agent or the Trustee be responsible for any representations or warranties made by or on behalf of the Company or Holdings or any Restricted Subsidiary thereof to any insurance company or underwriter. Any failure on the part of the Collateral Agent, the Trustee or Holders to pursue or obtain the evidence of insurance required by this Section 4.30 from the Company or Holdings or any Restricted Subsidiary thereof or failure of the Collateral Agent, the Trustee or Holders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Section 4.30; and
     (d) During the existence and continuation of an Event of Default, all insurance proceeds or condemnation proceeds received by the Company or Holdings or any Restricted Subsidiary thereof in respect of Collateral shall, if so directed by the Collateral Agent to be held in the Cash Collateral Account, be remitted forthwith to the Collateral Agent and held by the Collateral Agent for the benefit of the Secured Parties pending application of such proceeds as permitted by the Collateral Agency and Intercreditor Agreement.
Section 4.31 Calculation of Original Issue Discount.
     The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on the Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.
Section 4.32 No Partial Inducements.
     Each of the Parent, the Company and Holdings will not, and the Parent will not permit any of its Subsidiaries and Holdings will not permit any of its Restricted Subsidiaries (including the Company) to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes or the Security Documents unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
ARTICLE 5
SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of Assets by Holdings or the Company.
     Each of the Company and Holdings will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings or the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of (or permit any Restricted Subsidiary (including the Company) to sell, assign, transfer, convey or otherwise dispose of) all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries (including the Company) taken as a whole or of the Company and its Subsidiaries that are Restricted Subsidiaries of Holdings taken as a whole, in each case in one or more related transactions, taken as a whole (such Person consolidating or merging with or into, or disposing of properties or assets to another Person, the “Merging Obligor”) unless:
     (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and
     (2) if the Company is the Merging Obligor, the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture and other agreements reasonably satisfactory to the Trustee; and
     (3) if Holdings is the Merging Obligor the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made (if other than Company) assumes all the obligations of Holdings under its Note Guarantee, this Indenture, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture and other agreements reasonably satisfactory to the Trustee and the Collateral Agent; and
     (4) immediately after giving effect to such transaction, unless such transaction is a merger or consolidation involving solely Holdings and the Company and the Person formed by or surviving such consolidation or merger is Holdings or the Company, all of the Equity Interests of the Company are owned, directly or indirectly by Holdings; and
     (5) the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of Norway, Canada, any European Economic Area country state or the United States, any state of the United States or the District of Columbia; and
     (6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred; and
     (7) the Person formed by or surviving any such consolidation or merger or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made:

     (a) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Holdings (if Holdings is the Merging Obligor) or the Company (if the Company is the Merging Obligor) immediately preceding the transaction; and
     (b) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 4.07.
     In addition, each of the Company and Holdings will not, directly or indirectly, lease all or substantially all of the properties and assets of Holdings and its Restricted Subsidiaries (including the Company) taken as a whole or of the Company and its Subsidiaries that are Restricted Subsidiaries of Holdings taken as a whole, in each case in one or more related transactions, to any other Person.
     Clause (7) of the covenant in the first paragraph of this “Merger, Consolidation or Sale of Assets by Holdings or the Company” covenant will not apply to:
     (1) a merger of Holdings or the Company with an Affiliate solely for the purpose of reincorporating Holdings or the Company, as applicable, in another jurisdiction; or
     (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets solely between or among Holdings, the Company and the Subsidiary Guarantors.
     The Company or Holdings, as the case may be, shall deliver to the Trustee prior to the proposed transaction contemplated by this Section 5.01 an Officer’s Certificate and Opinion of Counsel, each of which will state that such merger, consolidation or sale, assignment, transfer, conveyance or other disposition of properties or assets and such supplemental indenture or other agreements referred to in this Section 5.01 comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction have been complied with.
Section 5.02 Successor Substituted.
     Upon due and complete compliance with Section 5.01 in respect of any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, (i) if the Company is the Merging Obligor, the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made will be the successor to the Company with the same effect as if such Person had been named as the Company herein (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to such Person and not to the Company) and will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture, the Registration Rights Agreement and the Security Documents and, unless such Person is Holdings or a Subsidiary thereof and except in the case of a sale, assignment, transfer, conveyance or other disposition of less than all the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, the predecessor Company will be released from its obligations thereunder; and (ii) if Holdings is the Merging Obligor, the Person formed by or surviving any such consolidation or merger (if other than Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made will be the successor to Holdings with the same effect as if such Person had been named as Holdings herein (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to “Holdings” shall refer instead to such Person and not to Holdings) and will succeed to, and be substituted for, and may exercise every right and power of, Holdings under its Note Guarantee, this Indenture, the Registration Rights Agreement and the Security Documents and, unless such Person is a Subsidiary of Holdings (including the Company) and except in the case of a sale, assignment, transfer, conveyance or other disposition of less than all the properties and assets of Holdings and its Restricted Subsidiaries (including the Company) taken as a whole, the predecessor Holdings will be released from its obligations thereunder. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such Person and such discharge and release of Holdings or the Company, as applicable.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
     An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law and, in the case of Parent, whether or not occasioned as a result of Article 12 hereof):
     (1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;
     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
     (3) failure by the Company or Holdings or any of its Restricted Subsidiaries (including the Company) to comply with Section 4.21, Section 4.10, Section 4.11, Section 4.28 or Section 5.01;
     (4) (a) failure by the Company or Holdings or any of its Restricted Subsidiaries or by any Guarantor for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or any Security Document or (b) the occurrence of any event of default under any Mortgage, Equipment Pledge or other Security Document;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the

Company or any Guarantor (or the payment of which is guaranteed by the Company or any Guarantor), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
     (a) is caused by a failure to make any payment when due (or effect any cash collateralization of letters of credit when required) at the final maturity of such Indebtedness; or
     (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal (or face) amount of any such Indebtedness, together with the principal (or face) amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred, aggregates $20.0 million or more;
     (6) (a) default under any Indebtedness under the Working Capital Facility Agreement by the Company or any Guarantor (or the payment of which is guaranteed by the Company or any Guarantor), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
     (i) is caused by a failure to make any payment when due (or effect any cash collateralization of letters of credit when required) at the final maturity of such Indebtedness; or
     (ii) results in the acceleration of such Indebtedness prior to its express maturity; or
     (b) the Series of Secured Obligations constituting the Working Capital Facility Obligations is currently due and payable (or, in the case of any letter of credit obligations, required to be cash-collateralized) in full (whether as a result of acceleration thereof or otherwise) in accordance with the Secured Document for such Series of Secured Obligations;
     (7) failure by the Company or Holdings or any of its Restricted Subsidiaries or by any Guarantor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (net of amounts bonded or covered by insurance), which judgments are not paid, waived, discharged or stayed for a period of 60 days;
     (8) except as permitted by this Indenture, any Note Guarantee of the Parent, any Intermediate Obligor, any Vessel Owning Guarantor or any Significant Subsidiary Guarantor, or group of Subsidiary Guarantors that taken as a whole would constitute a Significant Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

     (9) the Company, any Guarantor (other than a Subsidiary Guarantor) or any Subsidiary Guarantor that is a Vessel Owning Guarantor or a Significant Subsidiary Guarantor or any group of Subsidiary Guarantors that, taken together would constitute a Significant Subsidiary Guarantor, pursuant to or within the meaning of Bankruptcy Law:
     (1) commences a voluntary case,
     (2) consents in writing to the entry of an order for relief against it in an involuntary case,
     (3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,
     (4) makes a general assignment for the benefit of its creditors, or
     (5) admits in writing it generally is not paying its debts as they become due;
     (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (1) is for relief against the Company, any Guarantor (other than a Subsidiary Guarantor) or any Subsidiary Guarantor that is a Vessel Owning Guarantor or a Significant Subsidiary Guarantor or any group of Subsidiary Guarantors that, taken together would constitute a Significant Subsidiary Guarantor, in an involuntary case;
     (2) appoints a Custodian (x) of the Company, any Guarantor (other than a Subsidiary Guarantor) or any Subsidiary Guarantor that is a Vessel Owning Guarantor or a Significant Subsidiary Guarantor or any group of Subsidiary Guarantors that, taken together would constitute a Significant Subsidiary Guarantor, or (y) for all or substantially all of the property of the Company, any Guarantor (other than a Subsidiary Guarantor) or any Subsidiary Guarantor that is a Vessel Owning Guarantor or a Significant Subsidiary Guarantor or any group of Subsidiary Guarantors that, taken together would constitute a Significant Subsidiary Guarantor; or
     (3) orders the liquidation of the Company, any Guarantor (other than a Subsidiary Guarantor) or any Subsidiary Guarantor that is a Vessel Owning Guarantor or a Significant Subsidiary Guarantor or any group of Subsidiary Guarantors that, taken together would constitute a Significant Subsidiary Guarantor;
and the order or decree remains unstayed and in effect for 60 consecutive days;
     (11) Holdings ceases to own, directly or indirectly, 100% of the Equity Interests in the Company (unless by merger or consolidation in accordance with Section 5.01);

     (12) any security interest and Lien purported to be created by any Security Document with respect to any Specified Collateral or with respect to any Collateral (other than Specified Collateral) that, individually or in the aggregate, has a Fair Market Value in excess of $2.0 million (a) ceases to be in full force and effect, (b) ceases to give the Collateral Agent, for the benefit of the holders of the Secured Obligations, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Agent, or (c) is asserted by the Company or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; or
     (13) the Company, Holdings or any Subsidiary Guarantor that is organized under the laws of Norway will have failed to duly file its audited financial statements for the fiscal year 2008 in accordance with the laws of the Kingdom of Norway prior to January 15, 2010.
Section 6.02 Acceleration.
     If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes, together with all accrued and unpaid interest, Special Interest, if any, and premium, if any, thereon shall become due and payable immediately. Notwithstanding the preceding, if an Event of Default specified in clause (9) or (10) of Section 6.01 hereof occurs, all outstanding Notes together with all accrued and unpaid interest, Special Interest, if any, and premium, if any, thereon shall become due and payable immediately without further action or notice. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium or Special Interest, if any, that have become due solely because of the acceleration) have been cured or waived.
     If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have been required to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of Section 3.07, an equivalent premium will also become and be immediately due and payable to the extent permitted by Applicable Law upon the acceleration of the Notes.
Section 6.03 Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium, and Special Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any

Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
     Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, or Special Interest, if any, on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
     Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. In case an Event of Default has occurred and is continuing, prior to taking any action hereunder, the Trustee shall be entitled to reasonable indemnification against all loss, liability and expenses caused by the taking or not taking of such action.
Section 6.06 Limitation on Suits.
     Except to enforce the right to receive payment of principal, premium (if any) or interest when due and except pursuant to and in accordance with an Enforcement Action Participation Request, no Noteholder may pursue any remedy with respect to this Indenture or the Notes unless:
     (1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;
     (2) the Holders of at least 25% in principal amount of the Securities then outstanding make a written request to the Trustee to pursue the remedy;
     (3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, provision of security or indemnity; and

     (5) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.
Section 6.07 Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and interest, premium, and Special Interest, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08 Collection Suit by Trustee.
     If an Event of Default specified in clause (1) or (2) of Section 6.01 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, interest, premium, and Special Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Special Interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Trustee is Authorized to File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10 Priorities.
     If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest, premium, and Special Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest, premium and Special Interest, if any, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
     (b) Except during the continuance of an Event of Default:

     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
     (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
     (f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder unless such Holder has offered to the Trustee reasonable indemnity or security against any loss, liability or expense.
     (g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and in its capacity as Trustee under any other agreement executed in connection with this Indenture to which the Trustee is a party.

Section 7.02 Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company. The Trustee may, from time to time or at any time, request that the Company deliver an Officer’s Certificate setting forth the names of individuals or titles of officers of the Company authorized at such time to deliver, on behalf of the Company, an Officer’s Certificate or order to, or otherwise take specified actions on behalf of the Company with respect to, the Trustee pursuant to this Indenture, which Officer’s Certificate may be signed on behalf of the Company by any person authorized, on behalf of the Company, to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered by the Company.
     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
     (g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(1) or Section 6.01(2) hereof; or (2) any Default or Event of Default of which a Responsible Officer shall have received written notification or obtained actual knowledge.
     (h) The permissive right of the Trustee to act hereunder shall not be construed as a duty.

     (i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (j) The delivery of documents and information to the Trustee under Section 4.03 is for informational purposes only, and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance with any of its covenants hereunder, except to the extent that such documents and information would constitute notice under Section 7.02(g) of this Indenture.
Section 7.03 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, the Trustee shall eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture is then qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and Section 7.11 hereof.
Section 7.04 Trustee’s Disclaimer.
     The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for either the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or interest, premium, or Special Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06 Reports by Trustee to Holders of the Notes.
     Within 60 days after each May 1 beginning with the May 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2), to the extent applicable, and § 313(b)(1). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
     A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on or de-listed from any stock exchange.
Section 7.07 Compensation and Indemnity.
     The Company shall pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     The Company and the Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities, damages, claims or expenses, including taxes (other than those based upon, measured by or determined by the income of the Trustee) and the reasonable out of pocket fees and expenses of counsel, incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by an Company, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its gross negligence, bad faith or willful misconduct. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel; provided that the Company and the Guarantors will not be required to pay such fees and expenses if they assume the Trustee’s defense with counsel acceptable to and approved by the Trustee (such approval not to be unreasonably withheld) and there is no conflict of interest between the Company and the Trustee in connection with such defense. The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.
     The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.
     To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the

Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or Section 6.01(10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
     The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.
Section 7.08 Replacement of Trustee.
     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
     The Trustee may resign in writing upon thirty (30) days notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee with the consent of the Company. The Company may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10 hereof;
     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (c) a receiver, Custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of Notes of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.
     If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09 Successor Trustee by Merger, etc.
     If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business or assets to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders of the Notes.
Section 7.10 Eligibility; Disqualification.
     There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. No obligor upon the Notes shall serve as a Trustee.
     This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
Section 7.11 Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officer’s Certificate, at any time, exercise its rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes, and each Guarantor shall be deemed to have discharged its obligations with respect to its Note Guarantee, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Note Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Note Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest, premium, and Special Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Section 2.03, Section 2.04, Section 2.07, Section 2.09 and Section 4.02 hereof and the Appendix, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) the Legal Defeasance and Covenant Defeasance provisions of this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
     If the Company exercises its Legal Defeasance option, each Guarantor will be released and relieved of any obligations under its Note Guarantee, and any security for the Notes (other than the trust fund described in Section 8.04 hereof) will be released as provided under Section 11.05.
Section 8.03 Covenant Defeasance.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, each of the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its respective obligations under the covenants contained in Article 4 (other than those in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.06, Section 4.10, Section 4.18, Section 4.19, Section 4.20, Section 4.22, Section 4.23, Section 4.24, Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.30, Section 4.31, Section 4.32 and Section 4.33 and clause (i) of Section 4.14) and in clause (7) of Section 5.01 hereof on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and the Notes and the Security Documents shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(5), (6) and (7) hereof shall not constitute Events of Default.
Section 8.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company shall specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (subject to customary exceptions and exclusions) (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (subject to customary exceptions and exclusions) the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) the Company shall deliver to the Trustee an Opinion of Counsel in Norway and each other Specified Tax Jurisdiction in form reasonably acceptable to the Trustee to the effect that (a) the Holders will not recognize income, gain or loss for income tax purposes in such jurisdiction as a result of the defeasance and will be subject to income tax in such jurisdiction on the same amounts, in the same manner and at the same times as would otherwise have been the case and (b) payment as a result of the defeasance will be free and exempt from any and all withholding and other income taxes of whatever nature in such jurisdiction or any political subdivision thereof or therein having the power to tax, except in the case of a payment made to a Holder of such Notes (i) with which the Company does not deal at arm’s length (within the meaning of the Norwegian Tax Act of 1999) at the time of the making of such payment or (ii) which is subject to such taxes by reason of its carrying on a business in such jurisdiction or, in the case of a non-resident insurer, by reason of its carrying on an insurance business in such jurisdiction;
     (5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (6) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (7) the Company shall deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
     (8) the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.09 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, premium, and Special Interest, if any, but such money need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.09 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.09 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.
Section 8.06 Repayment to the Company.
     Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, premium, or Special Interest, if any, on, any Note and remaining unclaimed for two years after such principal, interest, premium, or Special Interest, if any, has become due and payable shall be paid to the Company on their written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
Section 8.07 Indemnity for Government Obligations.
     The Company will pay and will indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations. The foregoing obligation shall survive any defeasance or discharge of this Indenture.
Section 8.08 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02, Section 8.03 or Section 8.09 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided, however, that, if the Company makes any payment of principal of, interest, premium, or Special Interest, if any, on, any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or Paying Agent.

Section 8.09 Discharge.
     This Indenture shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(B) of this Section 8.09, and as more fully set forth in such clause (1)(B), payments in respect of the principal of and interest, premium and Special Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Section 2.03, Section 2.04, Section 2.07, Section 2.09 and Section 4.02 hereof and the Appendix and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:
          (1) either:
     (A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     (B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, accrued interest, premium, if any, and Special Interest, if any, to the date of fixed maturity or redemption;
     (3) the Company or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture;
     (4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and
     (5) the Company has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied.
The Collateral will be released as provided under Section 11.05 upon a Discharge of this Indenture in accordance with this Section 8.09.

ARTICLE 9
AMENDMENTS
Section 9.01 Without Consent of Holders.
     Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee and (in the case of any Security Document) the Collateral Agent may amend or supplement this Indenture, the Security Documents, the Notes or the Note Guarantees without the consent of any Holder of a Note:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable, that complies with this Indenture;
     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (6) to conform the text of this Indenture, the Security Documents, the Note Guarantees or the Notes to any provision of the “Description of Notes” contained in the Offering Memorandum to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Security Documents, the Note Guarantees or the Notes;
     (7) to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes;
     (8) to comply with or effect (including, without limitation, execution of new Security Documents with respect to any transferee or surviving person and releases of any transferor from any applicable Security Documents) the provisions of Section 5.01 or Section 10.02;
     (9) to provide for any Guarantee of the Notes, to further secure the Notes (including by any amendment or supplement to any Security Document (or schedule thereto)) or to confirm and evidence the release, termination or discharge of any Note Guarantee of or Lien securing the Notes or any Note Guarantee when such release, termination or discharge is permitted by Section 11.05 or otherwise by this Indenture;

     (10) to effect amendments, supplements or modifications to the Security Documents (a) to add or remove other parties to any Working Capital Facility Agreement in respect of any Working Capital Facility Obligations permitted to be incurred under this Indenture and the Collateral Agency and Intercreditor Agreement or (b) at the direction of the Working Capital Facility Agent, that (i) only affect the rights of the Working Capital Facility Lenders, (ii) are administrative or ministerial in nature or correct typographical errors or omissions, (iii) have only the effect of preserving, perfecting or establishing the priority of the Liens on the Collateral as contemplated by the Security Documents or the rights of the Collateral Agent therein or (iv) do not otherwise materially adversely affect the rights of Holders of the Notes; or
     (11) in the manner specified in the last sentence of Section 11.08(a) or the last sentence of Section 11.08(b).
Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture or any amendment or supplement to any Security Document, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of (and (in the case of any Security Document) shall direct the Collateral Agent to execute (and deliver to the Collateral Agent its written consent to the execution by the Collateral Agent of)) such amended or supplemental indenture or such Security Document amendment or supplement authorized or permitted by the terms of this Indenture, unless such amended or supplemented indenture or such Security Document amendment or supplement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into (or, in the case of any Security Document, so direct and deliver its consent to the Collateral Agent with respect to) such amended or supplemental indenture or such Security Document amendment or supplement.
     After an amendment or supplement under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment or supplement. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or such Security Document amendment or supplement.
Section 9.02 With Consent of Holders of Notes.
     Except as provided in Section 9.01 and in this Section 9.02, the Company, the Guarantors and the Trustee and (in the case of any Security Document, the Collateral Agent) may amend or supplement this Indenture, the Security Documents, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Security Documents, the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Section 4.11, Section 4.21 and Section 4.28);
     (3) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the Notes;
     (7) waive a redemption payment with respect to any Note (other than a payment required by Section 4.11, Section 4.21 and Section 4.28);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;
     (9) make any change to Article 11 of this Indenture or the Collateral Agency and Intercreditor Agreement that would effect a release (other than releases effected in accordance with the existing terms of this Indenture and the Collateral Agency and Intercreditor Agreement) of all or substantially all of the Liens on the Collateral;
     (10) amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes of any Note Guarantee;
     (11) make any change in the provisions of Section 4.27 that adversely affects the rights of any Holder to receive Additional Amounts; or
     (12) make any change in the preceding amendment, supplement and waiver provisions.
     Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture or any amendment or supplement to any Security Document, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of (and (in the case of any Security Document) shall direct the Collateral Agent to execute (and deliver to the Collateral Agent its written consent to the execution by the Collateral Agent of)) such amended or supplemental indenture or such Security Document amendment or supplement authorized or permitted by the terms of this Indenture, unless such amended or supplemental indenture or Security Document amendment or supplement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into (or, in the case of any Security Document, so direct and deliver its consent to the Collateral Agent with respect to) such amended or supplemental indenture or such Security Document amendment or supplement.
     It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
     After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver or such Security Document amendment or supplement.
Section 9.03 Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.
     A consent to any amendment, supplement or waiver under this Indenture or any amendment or supplement to any Security Document by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.
Section 9.04 Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder.
     The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.
     After an amendment, supplement or waiver becomes effective, it will bind every Holder, unless it makes a change described in any of clauses (1) through (12) of Section 9.02, in which case, the amendment, supplement or waiver will bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.
Section 9.05 Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee to Sign Amendments, etc..
     The Trustee shall sign (or, in the case of any Security Document, direct the Collateral Agent to sign) any amended or supplemental indenture or any amendment or supplement to any Security Document authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If any such amendment or supplement does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign (or, in the case of any Security Document, direct the Collateral Agent to sign) such amended or supplemented Indenture or Security Document amendment or supplement. In executing (or so directing the Collateral Agent to execute) any amended or supplemental indenture or Security Document amendment or supplement, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or such Security Document amendment or supplement is authorized or permitted by this Indenture.
Section 9.07 Acts of Holders.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 9.07.
     Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depository holding interests in such Global Note in the records of such Depository; and (ii) with respect to any Global Note the Depository for which is The Depository Trust Company (“DTC”), any consent or other action given, made or taken by an “agent member” of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.
     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
     (c) The ownership of Notes shall be proved by the Register.
     (d) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.
Section 9.08 Amendment Affecting Collateral Agent.
     No amendment or supplement to this Indenture or any Security Document shall adversely affect the rights, duties, liabilities or immunities of the Collateral Agent without the written consent of the Collateral Agent.

ARTICLE 10
GUARANTEES OF NOTES
Section 10.01 Note Guarantees.
     Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that: (a) the principal of, and interest, premium and Special Interest, if any, on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, premium, and (to the extent permitted by law) interest and Special Interest, if any, on, the Notes, and all other payment Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Note Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.
     The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.
     If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee or other similar official acting in relation to the Company or any of the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.
     Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.
     Section 10.02 Guarantors May Consolidate, etc., Only on Certain Terms.
     No Guarantor shall, directly or indirectly, sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to, or consolidate with or merge with or into, another Person (whether or not such Guarantor is the surviving Person) unless:
     (1) solely in the case of a Subsidiary Guarantor, the other Person is the Company, Holdings or any Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or
     (2) solely in the case of Holdings:
     (a) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (b) either:
     (i) Holdings or the Company is the continuing Person; or
     (ii) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of Holdings under this Indenture, its Note Guarantee, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture satisfactory to the Trustee; and
     (c) unless such transaction is a merger or consolidation involving solely Holdings and the Company and the Person formed by or surviving such consolidation or merger is Holdings or the Company, immediately after giving effect to that transaction, all of the Equity Interests of the Company are owned, directly or indirectly, by Holdings; and
     (d) the requirements specified in clauses (5), (6) and (7) of the first paragraph under Section 5.01 are satisfied; or
     (3) solely in the case of a Guarantor (other than Holdings), immediately after giving effect to that transaction, no Default or Event of Default exists; and either:

     (a) the Guarantor is the continuing Person; or
     (b) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (x) assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture and other agreement reasonably satisfactory to the Trustee and (y) if (but only if) that Guarantor is the Parent, is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia; or
     (4) solely in the case of a Subsidiary Guarantor, the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to Holdings or the Company or a Subsidiary Guarantor) otherwise permitted by Section 4.10 and Section 4.11 and the other provisions of this Indenture and the Net Available Cash of such sale or other disposition are applied in accordance with Section 4.10 and Section 4.11 and the other provisions of this Indenture.
     The Guarantor shall deliver to the Trustee prior to the proposed transaction contemplated by this Section 10.02 an Officer’s Certificate and Opinion of Counsel, each of which will state that sale, assignment, transfer, conveyance or other disposition of properties or assets, consolidation or merger and the supplemental indenture referred to in this Section 10.02 comply with this Section 10.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.
Section 10.03 Releases of Note Guarantees.
     The Note Guarantee of a Guarantor shall be released:
     (1) in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company, Holdings or a Restricted Subsidiary of Holdings, if the sale or other disposition does not violate Section 4.10 and Section 4.11 of, or other covenants in, this Indenture;
     (2) in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company, Holdings or a Restricted Subsidiary of Holdings, if the sale or other disposition does not violate the provisions of Section 4.10 and Section 4.11 of, or other covenants in, this Indenture;
     (3) in the case of a Restricted Subsidiary of Holdings constituting a Guarantor, if Holdings designates such Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the Section 4.17; or
     (4) upon Legal Defeasance or Discharge in accordance with Article 8.

     Upon delivery by the Company to the Trustee of an Officer’s Certificate to the effect that any of the conditions described in the foregoing clauses (1) — (4) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.
Section 10.04 Limitation on Guarantor Liability.
     The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
Section 10.05 “Trustee” to Include Paying Agent.
     In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.
Section 10.06 No Waiver.
     Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
Section 10.07 Modification.
     No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
Section 10.08 Note Guarantee Evidenced by Indenture; No Notation of Note Guarantee.
          The Note Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any Guarantor that is not party to this Indenture on the Issue Date, a supplemental indenture thereto) and not by an endorsement on, or attachment to, any Note of any Note Guarantee or notation thereof. To effect any Note

Guarantee of any Guarantor not a party to this Indenture on the Issue Date, such future Guarantor shall execute and deliver a supplemental indenture substantially in the form of Annex A hereto, which supplemental indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
          Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Note Guarantee.
          The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of each of the Guarantors.
Section 10.09 Subrogation.
     Each Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Notes, the Note Guarantees, this Indenture and the Security Documents, such Guarantor waives any claim, and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by such guarantor of its Note Guarantee, whether by subrogation or otherwise, against either the Company or any other Guarantor. Each Guarantor agrees that all Indebtedness and other monetary obligations so arising owed to such Guarantor by the Company or any other Guarantor shall be fully subordinated to the indefeasible payment in full in cash of the obligations of the Company or such other Guarantor, as applicable, with respect to the Notes, the Note Guarantees, this Indenture and the Security Documents.
Section 10.10 Acknowledgment of Benefits.
     Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the Guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
ARTICLE 11
COLLATERAL AND SECURITY
Section 11.01 Security Documents.
     The payment of principal of, and premium, if any, interest, and Special Interest, if any, on the Notes and all other Note Obligations, when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to the Note Guarantees, and the performance of all other obligations of the Company and the Guarantors under the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents.
     The Collateral will secure, on an equal and ratable basis as specified in the Collateral Agency and Intercreditor Agreement, the Note Obligations and the Working Capital Facility Obligations and will be pledged by the Company and the Guarantors to the Collateral Agent for the benefit of the Secured Parties. The Collateral pledged by the Company will secure, on an equal and ratable basis as so specified, the Notes and the loans made and letters of credit issued under the Working Capital Facility Agreement and the Company’s Obligations under the Security Documents; and the Collateral pledged by any Guarantor will secure, on an equal and ratable basis as so specified, the Note Guarantee of such Guarantor and the guarantee by such Guarantor of the loans made and letters of credit issued under the Working Capital Facility Agreement and such Guarantor’s Obligations under the Security Documents. Only the Collateral Agent will be entitled to enforce the Liens granted under the Security Documents, except pursuant to and in accordance with an Enforcement Action Participation Request.
Section 11.02 Further Assurances; Opinions.
     (1) The Guarantors will, and Holdings will cause each of its Restricted Subsidiaries (including the Company) to, do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent at all times holds, for the benefit of the holders of Secured Obligations, duly created, enforceable and perfected first priority Liens (subject only to Permitted Collateral Liens) upon the Collateral as contemplated by this Indenture and the Security Documents and to comply with the applicable provisions of the TIA.
     (2) The Company shall furnish or cause to be addressed and furnished to the Trustee and (in the case of clause (a)) the Collateral Agent:
     (a) at the time of execution and delivery of this Indenture, Opinions of Counsel substantially in the form of the Opinions of Counsel delivered on the Issue Date to the Working Capital Facility Agent and the Initial Purchasers relating to (i) any of the Collateral or the Security Documents, (ii) the due authorization, execution and delivery of the Notes, this Indenture, the Note Guarantees and the Security Documents, and the validity and enforceability of such documents, (iii) exemption of the offer and sale of the Notes and Note Guarantees from registration under the Securities Act, and (iv) the absence of the need to qualify this Indenture under the TIA,; and
     (b) at the time of delivery thereof after the Issue Date, Opinions of Counsel substantially in the form of any Opinions of Counsel delivered after the Issue Date to the Collateral Agent relating to any of the Collateral or the Security Documents.
     (3) At any time and from time to time, the Guarantors and the Company will, and Holdings will cause each of its Restricted Subsidiaries to, promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Collateral Agent may reasonably request to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred as contemplated by this Indenture for the benefit of the holders of the Secured Obligations.

     (4) The Company and the Guarantors will at all times comply with the provisions of TIA §314(b).
     (5) To the extent required, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.
     (6) To the extent required, the Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Documents:
     (a) all documents required by TIA §314(d); and
     (b) an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).
     (7) If any Collateral is released in accordance with this Indenture or any Security Document and if the Company has delivered the certificates and documents required by the Security Documents and this Section 11.02, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to this Indenture, will deliver a certificate to the Collateral Agent setting forth such determination.
Section 11.03 Collateral Agent.
     (a) Wilmington Trust FSB will serve as the Collateral Agent for the benefit of the Holders of the Notes and other Secured Obligations from time to time. The Collateral Agent may not be the same institution serving as the Trustee.
     (b) The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents or sub-agents or bailees to hold Collateral or to take such other action as it deems necessary or appropriate.
     (c) Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Collateral Agent’s Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Collateral Agent’s Liens or Security Documents or any delay in doing so.
     (d) The Collateral Agent will be subject to such directions as may be given it by the Trustee and by the Working Capital Facility Agent from time to time as required or permitted by this Indenture and the Collateral Agency and Intercreditor Agreement. The relative rights with respect to control of the Collateral Agent will be specified in the Collateral Agency and Intercreditor Agreement. Except as provided in the Collateral Agency and Intercreditor Agreement and otherwise, except as directed by the Holders of a majority in principal amount of the Notes and the principal amount of all loans made and the face amount of all letters of credit issued under the Working Capital Facility Agreement then outstanding (or, if no loans or letters of credit are then outstanding but the commitment to make such loans or issue letters of credit remains then in effect, of such commitments then in effect), voting together as a single class, the Collateral Agent will not be obligated or permitted:
     (i) to act upon directions purported to be delivered to it by any other Person; or
     (ii) to foreclose upon or otherwise enforce any Lien or other remedy at law or pursuant to any Security Document.
     (e) The Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents, as the case may be. The Collateral Agent is further authorized to establish the Cash Collateral Account to receive, maintain and from which to distribute funds in accordance with the applicable provisions of this Indenture or the Security Documents, as the case may be, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Collateral Agent.
     (f) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the Collateral Agent’s Lien or Security Documents.
     (g) In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits as set forth in the Collateral Agency Agreement.
     (h) The Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.
     (i) The Collateral Agent shall have all the rights and protections provided in the Security Documents.

     (j) The Collateral Agent shall have all of the rights, duties, liabilities immunities specified as those of the Collateral Agent in Section 4.10, Section 4.11, Section 4.20, Section 4.22, Section 4.23, Section 4.24, Section 4.25, and Article 11 or the definition of “Appraised Certified Value” in Section 1.01 or elsewhere in this Indenture.
Section 11.04 Security Documents and Note Guarantees.
     (a) Each Holder, by its acceptance of any Notes and Note Guarantees, hereby (i) authorizes the Trustee and the Collateral Agent, as applicable, on behalf of and for the benefit such Holder of Notes, to be the agent for and representative of such Holder with respect to the Note Guarantees, the Collateral and the Security Documents and (ii) irrevocably appoints the Collateral Agent to act as such Holder’s agent and Collateral Agent under the Collateral Agency and Intercreditor Agreement.
     (b) Each Holder, by its acceptance of any Notes and the Note Guarantees, (i) consents and agrees to the terms of the Security Documents, as the same may be in effect or may be amended from time to time in accordance with their terms; (ii) authorizes and directs each of the Collateral Agent and Trustee to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee and the Collateral Agent to execute and deliver the Collateral Agency and Intercreditor Agreement and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes and other holders of Secured Obligations as set forth in the Security Documents to which they are a party perform its respective obligations and exercise its respective rights under the Security Documents in accordance therewith; and (iii) irrevocably authorizes the Collateral Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Collateral Agency and Intercreditor Agreement, together with any other incidental rights, power and discretions.
     (c) Anything contained in any of this Indenture or the Security Documents to the contrary notwithstanding, each Holder hereby agrees that, except pursuant to and in accordance with an Enforcement Action Participation Request, no Holder shall have any right individually to realize upon any of the Collateral, it being understood and agreed that, except pursuant to and in accordance with an Enforcement Action Participation Request, all powers, rights and remedies of the Trustee hereunder may be exercised solely by the Trustee in accordance with the terms hereof and all powers, rights and remedies in respect of the Collateral under the Security Documents may be exercised solely by the Collateral Agent.
     (d) Subject to the provisions of the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).
     (e) Where any provision of this Indenture or any Security Document requires that additional property or assets be added to the Collateral, the Company shall (x) cause a valid, enforceable, perfected first priority Lien on or in such property or assets (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Secured Obligations, and (y) deliver to the Trustee and the Collateral Agent the documents required by Section 4.19 and the following:
     (i) a request from the Company that such Collateral be added;
     (ii) the form of instrument adding such property or assets as Collateral, which instrument shall be (A) if any portion of such property or assets constitutes Specified Assets, (x) a Mortgage or Equipment Pledge, dated a recent date and substantially in the respective form attached as Exhibit A (with such changes thereto as are customarily acceptable to holders of mortgages on vessels flagged in the Permitted Flag Jurisdiction under which such Vessel is being flagged) or Exhibit B hereto (with such changes thereto as are customarily acceptable to holders of security interests on Specialized Equipment owned by grantors of security interests domiciled in the jurisdiction where the Company or Guarantor owning such Specified Assets is domiciled) (such Mortgage or Equipment Pledge having been duly received for recording in the appropriate registry office) and (y) if any portion of such property or assets constitutes a Vessel, Security Documents with respect to all other Vessel Assets with respect to such Vessel, dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office), or (B) if any portion of such property or assets constitutes property or assets other than Specified Assets, Security Documents with respect thereto, dated such date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Security Documents entered into on the date of this Indenture (such Security Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate registry office);

     (iii) an Officer’s Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the Fair Market Value required by this Indenture;
     (iv) an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, together with appropriate Opinions of Counsel (of scope and substance substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection, enforceability and priority of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Security Document being entered into; and
     (v) such financing statements or other filings or recording instruments, if any, as the Company shall deem necessary to perfect the Collateral Agent’s Lien in such Collateral.
     (f) Each of the Collateral Agent and the Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent or the Trustee under the Security Documents and, subject to the terms of the Security Documents, the Trustee is authorized and empowered to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.
     (g) Each Holder of Notes, by its acceptance thereof, authorizes and directs the Trustee and the Collateral Agent to enter into one or more amendments to the Collateral Agency and Intercreditor Agreement or enter into any additional intercreditor agreement or any amendments or supplements to the Security Documents in accordance with the provisions of this Indenture, the Collateral Agency and Intercreditor Agreement and the Security Documents.
Section 11.05 Release of Collateral Agent’s Lien.
     Subject to the conditions and provisions of the Security Documents, the Collateral Agent shall cause the Collateral to be released from the Collateral Agent’s Lien with respect to the Secured Obligations:
(1) in whole, upon payment (or, in the case of letters of credit, cash-collateralization at 105% of face amount) in full of the Notes, the loans made and letters of credit issued under the Working Capital Facility Agreement and all other Secured Obligations that are outstanding, due and payable at the time the Notes, the loans made and letters of credit issued under the Working Capital Facility Agreement and such other Secured Obligations are paid (or, in the case of letters of credit, cash-collateralized at 105% of the face amount) in full, and in connection with such payments under the Working Capital Facility Agreement, the related credit commitments are fully and completely terminated;
(2) with respect to the Note Obligations only, upon satisfaction and discharge of this Indenture as set forth in Section 8.09;

(3) with respect to the Note Obligations only, upon a Legal Defeasance or Covenant Defeasance as set forth in Section 8.02 or Section 8.03, respectively;
(4) with respect to the Note Obligations only, upon payment in full of the Notes and all other Note Obligations that are outstanding, due and payable at the time the Notes are paid in full;
(5) with respect to the Working Capital Facility Obligations only, upon payment in full of the loans made (and cash collateralization of all letters of credit issued at 105% of face amount) under the Working Capital Facility Agreement and all other Working Capital Facility Obligations that are outstanding, due and payable at the time the Working Capital Facility Obligations are paid (or, in the case of letters of credit, cash-collateralized at 105% of face amount) in full, and in connection therewith, the related credit commitment is fully and completely terminated;
(6) as to any Collateral that constitutes all or substantially all of the Collateral, with the consent of the holders of 100% in principal amount of the Notes and all of the Working Capital Facility Lenders under the Working Capital Facility Agreement (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);
(7) subject to the provisions of the Collateral Agency and Intercreditor Agreement as to any Collateral which constitutes less than all or substantially all of the Collateral, with the consent of the holders of a majority in principal amount of the Notes and the principal amount of all loans made and the face amount of all letters of credit issued under the Working Capital Facility Agreement then outstanding (or, if no loans or letters of credit are then outstanding but the commitment to make such loans or issue letters of credit remains then in effect, of such commitments then in effect), voting together as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);
(8) as to any Collateral (i) that is (or is deemed to be) sold or otherwise disposed of by Holdings, the Company or any Subsidiary Guarantor (to a Person other than Holdings, the Company or any Subsidiary Guarantor) in a Collateral Disposition or (in the case of any Collateral (other than the Designated Collateral)) any other transaction, in each case, permitted by the Working Capital Facility Agreement and this Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of this Indenture and so long as all cash proceeds thereof are deposited in the Cash Collateral Account to the extent required by this Indenture, (ii) that constitutes a portion of the Cash Collateral Account that is to be applied to redemption of Notes (and repayment loans (or cash collateralization of letters of credit) under the Working Capital Facility Agreement) or to purchase Qualified Substitute Collateral as described in Section 4.24, (iii) that constitutes Collateral Excess Proceeds which have been offered to, but not accepted by, the holders of Notes (and have not been used to repay loans or cash collateralize letters of credit under the Working Capital Facility) and are released as set forth in Section 4.11 or (iv) that is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Note Guarantee and its guarantee of the loans made under the Working Capital Facility Agreement, concurrently with the release thereof; or
(9) as to any Capital Stock or other securities as and to the extent specified in the last sentence of Section 11.08(a).
     Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Secured Obligations (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral that may be deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate or otherwise use the Collateral and to collect, invest and dispose of any income therefrom unless an Actionable Event of Default (as defined in the Collateral Agency and Intercreditor Agreement) has occurred. Upon such an Actionable Event of Default, the Collateral Agent will be entitled to foreclose upon and sell the Collateral or any part thereof as provided in the Security Documents.
     The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the Lien on the Collateral in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and pursuant to the terms of this Article 11. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and of this Article 11 will not be deemed for any purpose to be an impairment of the Lien and the Collateral in contravention of the terms of this Indenture.
Section 11.06 Collateral Agent to Sign Releases.
The Collateral Agent shall execute any release, quitclaim, termination, supplement or waiver authorized pursuant to and adopted in accordance with this Article 11 and the provisions of any applicable Security Document. The Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate, copies of which shall also be provided to the Trustee and the Working Capital Facility Agent, each stating that the execution of any release, quitclaim, termination, supplement or waiver authorized pursuant to this Article 11 is authorized or permitted by this Indenture and such Security Documents. For the avoidance of doubt, such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent.
Section 11.07 Relative Rights.
          The Security Documents define the relative rights, as lienholders, of holders of Secured Obligations. Nothing in this Indenture or the Security Documents shall:
     (a) impair, as between the Company and any Guarantor, on the one hand, and Holders of Notes, on the other hand, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on any Note in accordance with its terms or the obligation of any Guarantor under its Note Guarantee or the obligation of the Company or any Guarantor to perform any other obligation of the

Company or any Guarantor under this Indenture, the Notes, the Note Guarantees or the Security Documents;
     (b) restrict the right of any Holder to sue for payments that are then due and owing, in a matter not inconsistent with the provisions of the Security Documents; or
     (c) prevent the Trustee or any Holder from exercising against the Company or any Guarantor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Security Documents).
Section 11.08 Limitation on Certain Securities Collateral.
     (a) The Capital Stock and other securities of the Company or any Guarantor shall constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes or the Note Guarantees without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Person to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Person due to the fact that such Person’s Capital Stock and other securities secure the Notes or the Note Guarantees, then such portion (and only such portion) of the Capital Stock and other securities of such Person as shall constitute the minimum amount necessary to avoid having such Person be subject to such requirement shall automatically be deemed not to be part of the Collateral. In such event, this Indenture or any Security Document may be amended or modified, without the consent of any holder of Notes or other Secured Obligations, to the extent necessary to release the first-priority security interests on such portion of the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral.
     (b) In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes or the Note Guarantees in excess of the portion then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Person, then such additional portion of the Capital Stock and other securities of such Person as shall constitute the maximum additional amount possible without having such Person be subject to such requirement shall automatically be deemed to be a part of the Collateral. In such event, this Indenture or any Security Document may be amended or modified, without the consent of any holder of Notes or other Secured Obligations, to the extent necessary to subject such additional Capital Stock and other securities to the Liens under the Security Documents.

     (c) Solely for purposes of Section 4.10 and the definitions of “Asset Sale” and “Collateral Disposition,” any Capital Stock and other securities that would be Collateral but for the provisions described in Section 11.08(a), shall nonetheless be treated as (and deemed to be) “Collateral.”
ARTICLE 12
SUBORDINATION OF GUARANTEE OF PARENT
Section 12.01 Agreement to Subordinate.
     The Parent agrees, and each Holder by accepting a Note agrees, that the Obligations of the Parent under its Note Guarantee are subordinated in right of payment, to the extent and in the manner provided in this Article 12 and subject to the provisions of Article 8 hereof, to the payment when due in cash of the Parent Credit Facility Obligations and that the subordination is for the benefit of and enforceable by the holders of the Parent Credit Facility Obligations. The Obligations of the Parent under its Note Guarantee shall in all respects rank pari passu in right of payment with any existing or future Parent Senior Debt (other than the Parent Credit Facility Obligations) and senior in right of payment to all existing and future Parent Subordinated Debt, and only the Parent Credit Facility Obligations shall rank senior in right of payment to the Obligations of the Parent under its Note Guarantee in accordance with the provisions set forth herein.
     Notwithstanding any other provision of this Article 12:
     (i) the provisions of this Article 12 do not apply to the Lien of the Collateral Agent, for the benefit of the Holders and other holders of Secured Obligations, on any Collateral owned by the Parent or to the exercise of remedies by the Collateral Agent in respect of such Collateral or to the distribution of Parent Realization Proceeds to Holders in payment of the Note Guarantee of Parent; and
     (ii) any enforcement of Liens on Parent Collateral securing the Secured Obligations or any distribution of Parent Realization Proceeds to any Holder shall not be deemed a payment on or in respect of the Note Guarantee of Parent or otherwise prohibited by any provision of this Article 12.
Section 12.02 Liquidation, Dissolution, Bankruptcy.
     Upon any payment or distribution of the assets of the Parent to creditors upon a liquidation, dissolution or winding up of the Parent or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Parent or its property or upon an assignment for the benefit of the Parent’s creditors or the marshaling of its assets and liabilities:
     (a) holders of the Parent Credit Facility Obligations shall be entitled to receive payment in full in cash of such Obligations before Holders shall be entitled to receive any payment pursuant to any Obligations of the Parent under its Note Guarantee, except that Holders of Notes may receive and retain such payments (x) constituting Parent Realization Proceeds or (y) made in Permitted Junior Securities; and
     (b) until the Parent Credit Facility Obligations are paid in full in cash, any distribution made by or on behalf of the Parent to which Holders would be entitled but for this Article 12 shall be made to holders of the Parent Credit Facility Obligations as their interests may appear, except that Holders of Notes may receive and retain payments (x) constituting Parent Realization Proceeds or (y) made in Permitted Junior Securities; provided that (i) no Holder of the Notes shall have the right to receive and retain any such Permitted Junior Securities if the existence of such right would have the effect of causing the Notes to be treated in the same class of claims as the Parent Credit Facility Obligations and (ii) holders of the Parent Credit Facility Obligations shall be entitled to receive any cash payments made to any Holder of Notes on the account of Permitted Junior Securities until the Parent Credit Facility Obligations have been paid in full in cash).
Section 12.03 Default on Parent Credit Facility Obligations.
     The Parent may not make any payment pursuant to its Note Guarantee if (a) any principal, premium, interest or other amount payable in respect of the Parent Credit Facility Obligations is not paid within any applicable grace period (including at maturity) or (b) any other default on the Parent Credit Facility Obligations occurs and the maturity of such Parent Credit Facility Obligations is accelerated in accordance with its terms unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or (2) such Obligations have been paid in full in cash; provided, however, that the Parent may pay its Note Guarantee without regard to the foregoing if the Parent and the Trustee receive written notice approving such payment from the Parent Credit Facility Agent. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to the Parent Credit Facility Obligations pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Parent may not pay its Note Guarantee for a period (a “Parent Guarantee Payment Blockage Period”) commencing, subject to Section 12.09 herein, upon the receipt by a Responsible Officer (with a copy to the Parent and the Company) of written notice specified as a “notice of default” and describing with particularity the default under the Parent Credit Facility Obligations (a “Parent Guarantee Blockage Notice”) of such default from the Parent Credit Facility Agent specifying an election to effect a Parent Guarantee Payment Blockage Period and ending 179 days thereafter (or earlier if such Parent Guarantee Payment Blockage Period is terminated (a) by written notice to the Trustee (with a copy to the Parent and the Company) from the Person who gave such Parent Guarantee Blockage Notice, (b) because such Parent Credit Facility Obligations have been repaid in full or (c) because the default giving rise to such Parent Guarantee Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 12.03), unless the holders of such Parent Credit Facility Obligations or the Parent Credit Facility Agent shall have accelerated the maturity of such Obligations, the Parent may resume to paying its Note Guarantee after such Parent Guarantee Payment Blockage Period, including any missed payments. Not more than one Parent Guarantee Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Parent Credit Facility Obligations during such period; provided, however, that in no event may the total number of days during which any Parent Guarantee Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this Section 12.03, no default or event of default that existed or is continuing on the date of the commencement of any Parent Guarantee Payment Blockage Period with respect to the Parent Credit Facility Obligations shall be, or be made, the basis of the commencement of a subsequent Parent Guarantee Payment Blockage Period by the Parent Credit Facility Agent, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.
Section 12.04 Demand for Payment.
     If a demand for payment is made on the Parent pursuant to Article 10, the Parent shall not pay its Note Guarantee until three Business Days after the Parent Credit Facility Agent receives notice of such demand and, thereafter, may pay its Note Guarantee only if this Article 12 otherwise permits payment at that time.
Section 12.05 When Distribution Must be Paid Over.
     If a payment or distribution is made to Holders that because of this Article 12 should not have been made to them, the Trustee or the Holders who receive the distribution shall hold it in trust for holders of the Parent Credit Facility Obligations (pro rata as to each of such holders on the basis of the respective amounts of the Parent Credit Facility Obligations held by them) and pay it over to them or the Parent Credit Facility Agent as their interests may appear.
Section 12.06 Subrogation.
     After the Parent Credit Facility Obligations are paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of the Parent Credit Facility Obligations to receive distributions applicable to the Parent Credit Facility Obligations to the extent that distributions otherwise payable to the Holders have been applied to the payment of the Parent Credit Facility Obligations.
     A distribution made under this Article 12 to holders of the Parent Credit Facility Obligations that otherwise would have been made to Holders is not, (i) as between the Company and any Guarantors (other than the Parent), on the one hand, and the Holders, on the other hand, a payment on the Notes or (ii) as between the Parent and Holders, a payment by the Parent on the Parent Credit Facility Obligations.
Section 12.07 Relative Rights.
     This Article 12 defines the relative rights of Holders and holders of the Parent Credit Facility Obligations. Nothing in this Indenture shall:
     (a) impair, as between the Parent and Holders, the obligation of the Parent, which is absolute and unconditional, to pay the Obligations of the Parent under its Note Guarantee to the extent set forth in Article 10;

     (b) affect the relative rights of Holders and creditors of the Parent other than the rights of Holders in relation to holders of the Parent Credit Facility Obligations; or
     (c) prevent the Trustee or any Holder or the Collateral Agent from exercising its available remedies upon a default by the Parent under the Obligations of the Parent under its Note Guarantee, subject to the rights of holders of the Parent Credit Facility Obligations to receive distributions (other than distributions constituting Realization Proceeds) otherwise payable to Holders.
Section 12.08 Subordination may not be Impaired by Parent.
     No right of any holder of the Parent Credit Facility Obligations to enforce the subordination of the Obligations of the Parent under its Note Guarantee shall be impaired by any act or failure to act by the Parent or by its failure to comply with this Indenture.
Section 12.09 Rights of Trustee and Paying Agent.
     Notwithstanding Section 12.03, the Trustee or Paying Agent may continue to make payments on the Note Guarantee of the Parent and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than five Business Days prior to the date of such payment, a Responsible Officer receives written notice satisfactory to it that payments may not be made under this Article 12. Only the Parent Credit Facility Agent may give the notice.
     The Trustee in its individual or any other capacity may hold Parent Credit Facility Obligations with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any Parent Credit Facility Obligations that may at any time be held by it, to the same extent as any other holder of Parent Credit Facility Obligations; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.
Section 12.10 Distribution or Notice to Parent Credit Facility Agent.
     Whenever a distribution is to be made or a notice given to holders of the Parent Credit Facility Obligations, the distribution may be made and the notice given to the Parent Credit Facility Agent.
Section 12.11 Article 12 not to Prevent Events of Default Under a Note Guarantee or Limit Right to Demand Payment.
     Nothing in this Article 12 shall prevent a default under the Note Guarantee of the Parent or have any effect on the right of the Holders or the Trustee to make a demand for payment on the Parent pursuant to Article 10 or the right of the Collateral Agent to exercise remedies in respect of any Collateral owned by the Parent.

Section 12.12 Trustee Entitled to Rely.
     Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon a certificate of the Parent Credit Facility Agent for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Parent Credit Facility Obligations, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of the Parent Credit Facility Obligations to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of the Parent Credit Facility Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 12, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 7.01 and Section 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.
Section 12.13 Trustee to Effectuate Subordination.
     Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of the Parent Credit Facility Obligations as provided in this Article 12 and appoints the Trustee as attorney-in-fact for any and all such purposes.
Section 12.14 Trustee not Fiduciary for Holders of the Parent Credit Facility Obligations.
     The Trustee shall not be deemed to owe any fiduciary duty to the holders of the Parent Credit Facility Obligations and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of such Parent Credit Facility Obligations shall be entitled by virtue of this Article 12 or otherwise, except if such mistake was the result of the Trustee’s gross negligence or willful misconduct.
Section 12.15 Reliance by Holders of the Parent Credit Facility Obligations on Subordination Provisions.
     Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of the Parent Credit Facility Obligations, whether such Parent Credit Facility Obligations were created or acquired before or after the Issue Date, to acquire and continue to hold, or to continue to hold, such Parent Credit Facility Obligations and such holder of such Parent Credit Facility Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Parent Credit Facility Obligations.
Section 12.16 Parity Treatment of Working Capital Facility Obligations.
     Notwithstanding any other provision in this Article 12, the provisions of this Article 12 shall be void and of no force and effect if at any time the Working Capital Facility Obligations are not subordinated in right of payment, to substantially the same extent and in substantially the same manner as the Note Obligations are subordinated in right of payment as set forth in this Article 12, to the payment when due in full of the Parent Credit Facility Obligations.
Section 12.17 Definitions.
     For purposes of this Article 12, the following terms shall have the following meanings:
     (a) “Parent Collateral” means any Collateral owned by the Parent.
     (b) “Parent Credit Facility Agent” means the administrative agent under the Parent Credit Facility Agreement.
     (c) “Parent Credit Facility Obligations” means (i) the principal of any loans and the amount of reimbursement obligations in respect of any letters of credit (in a maximum aggregate principal outstanding amount of $50.0 million) and (ii) all other Obligations under the Parent Credit Facility Agreement.
     (d) “Parent Guarantee Payment Blockage Period” has the meaning set forth in Section 12.03.
     (e) “Parent Guarantee Payment Blockage Notice” has the meaning set forth in Section 12.03.
     (f) “Parent Realization Proceeds” means any and all cash, securities and other property received or realized from foreclosure, sale, collection suit or other means of realization of the Liens upon any Parent Collateral (including distributions of Parent Collateral in satisfaction of any Secured Obligations) or distributed in any bankruptcy case or insolvency or liquidation proceeding in respect of any claim upon any Secured Obligation that is allowed or enforceable therein as a claim secured by any Parent Collateral pursuant to the Security Documents.
     (g) “Parent Senior Debt” means the Obligations of the Parent under any Indebtedness of the Parent, whether outstanding on the Issue Date or thereafter incurred, that is not Parent Subordinated Debt.
     (h) “Parent Subordinated Debt” means any Indebtedness of the Parent, whether outstanding on the Issue Date or thereafter incurred, that specifically provides that such Indebtedness is to rank junior in right of payment to the Obligations of the Parent under its Note Guarantee.

     (i) “Permitted Junior Securities” means (1) Capital Stock in the Parent, or (2) debt securities that are subordinated to the Parent Credit Facility Obligations to substantially the same extent as, or to a greater extent than, the Obligations of the Parent under its Note Guarantee are subordinated to the Parent Credit Facility Obligations under this Article 12 and have a Stated Maturity after (and do not provide for scheduled principal payments prior to) the Stated Maturity of the Parent Credit Facility Obligations and any debt securities issued in exchange for the Parent Credit Facility Obligations.
ARTICLE 13
MISCELLANEOUS
Section 13.01 Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such TIA-imposed duties shall control. If any provision hereof limits, qualifies or conflicts with a provision of the TIA which is required to be a part of and govern this Indenture, such required provision of the TIA shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Indenture as so modified or shall be excluded, as the case may be.
Section 13.02 Notices.
     Any notice or communication by the Company, any Guarantor or the Trustee to the other parties hereto is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to their respective addresses:
     If to any of the Company or the Guarantors:
Trico Shipping AS
c/o Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
Woodlands, Texas 77380
Attention: General Counsel
Telecopier No. : 281-283-5701
     with a copy to (which shall not constitute notice):
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, CO 80202
Attention: Polly Swarzfager
Telecopier No. : 303-592-3140
     If to the Trustee:

Wells Fargo Bank, N.A.
1445 Ross Ave. 2nd Floor, MAC T5303-022
Dallas, Texas 75202
Attention: Corporate Trust Services
Telecopier No. :214.777.4086
     The Company, any of the Guarantors or the Trustee, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above.
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except the notice to the Trustee as provided in Section 12.09 hereof.
     If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
     Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.
Section 13.03 Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
     (a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 13.05 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:
     (a) a statement that the person making such certificate or opinion has read such condition or covenant;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.
     In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
     Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company or any Guarantor stating that the information with respect to such factual matters is in the possession of the Company or such Guarantor unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
Section 13.06 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.
     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.08 Governing Law.
     THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 13.09 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any Guarantor or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.10 Successors.
     All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
Section 13.11 Judgment Currency.
(a) U.S. dollars are the sole currency of account and payment for all sums due and payable by the Company and the Guarantors under this Indenture, the Security Documents, the Notes and the Note Guarantees. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in United States dollars into another currency, the Company and the Guarantors agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Trustee determines a Person could purchase United States dollars with such other currency in New York, New York, on the business day immediately preceding the day on which final judgment is given.
(b) The obligation of each of the Company and the Guarantors in respect of any sum due to any Noteholder or the Trustee or the Collateral Agent in United States dollars shall, to the extent permitted by Applicable Law, notwithstanding any judgment or order being given or made and expressed and paid in a currency (the “Judgment Currency”) other than United States dollars, be discharged only to the extent that on the business day following receipt of any sum adjudged to be due in the Judgment Currency such Noteholder or Trustee or the Collateral Agent may in accordance with normal banking procedures purchase United States dollars in the amount originally due to such Person with the Judgment Currency. If the amount of United State dollars so purchased is less than the sum originally due to such Person, each of the Company and the Guarantors shall, jointly and severally, as a separate obligation and notwithstanding any such judgment, indemnify such Person against the resulting loss; and if the amount of United States dollars so purchased is greater than the sum originally due to such Person, such Person shall, by accepting a Note, be deemed to have agreed to repay such excess provided that such Holder of Notes or the Trustee or the Collateral Agent, as the case may be, shall not have any obligation to pay any such excess as long as a default by the Company or any Guarantor in its obligations in respect of its obligations to pay when due any principal of, or interest, premium, if any, Special Interest, if any, on the Notes, or any other amounts due under this Indenture or the Note Guarantees or the Security Documents has occurred and is continuing, in which case such excess may be applied by such Holder of Notes or the Trustee or the Collateral Agent, as the case may be, to such payment obligations.
Section 13.12 Severability.
     In case any provision in this Indenture or in the Notes or the Security Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.13 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.14 Counterparts.
     This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Section 13.15 Benefits of Indenture.
     Nothing in this Indenture or in the Notes or the Security Documents, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of Notes and the Collateral Agent (and, solely in the case of the Note Guarantee of the Parent, the holders of the Parent Credit Facility Obligations as and to the extent specified in Article 12 hereof and, solely in the case of the Security Documents, the holders of Secured Obligations), any benefit or any legal or equitable right, remedy or claim under this Indenture or the Security Documents.
Section 13.16 Language of Notices, Etc.
     Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture or the Notes or the Security Documents shall be in the English language, except that any published notice may be in an official language of the country of publication.
Section 13.17 When Notes Disregarded.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company will be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned will be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time will be considered in any such determination.
Section 13.18 No Recourse Against Others.
     A director, officer, employee or stockholder, as such, of the Company or any Guarantor will not have any liability for any obligations of the Company or any Guarantor under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder will waive and release all such liability. The waiver and release will be part of the consideration for the issue of the Notes.
Section 13.19 Agent for Service; Consent to Jurisdiction; Waiver of Immunities.
     The Company and each Guarantor hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to this Indenture, the Notes, the Note Guarantees or the Security Documents, or the transactions contemplated hereby or thereby. The Company and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company and each Guarantor hereby irrevocably designates and appoints the Corporation Service Company (“CSC”) as such Person’s authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process in accordance with applicable law upon CSC (or any successor) at its office at 1180 Avenue of the Americas, Suite 210, New York, New York 10036 (or such other address in the Borough of Manhattan, the City of New York, as the Company may designate by written notice to the other parties hereto) and written notice of such service to the Company, mailed or delivered to the Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036, shall be deemed in every respect effective service of process upon the Company and, if applicable, such Guarantor in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Company or such Guarantor. Such designation and appointment shall be irrevocable. Nothing in this Section 13.19 shall affect the right of any party hereto to service process in any manner permitted by law or limit the right of any party hereto to bring proceeding against the Company or any Guarantor in the courts of any jurisdiction or jurisdictions. As long as any of the Notes remain outstanding, the Company and the Guarantors will at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture or any Note or Note Guarantee. The Company and each Guarantor further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CSC in full force and effect so long as this Indenture or any of the Notes shall be outstanding; provided that the Company may and shall (to the extent CSC ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 13.19 that (a) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (b) is either (i) counsel for the Company or (ii) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (c) agrees to act as agent for service of process in accordance with this Section 13.19. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the request of any Holder, the Trustee shall deliver such information to such Holder. To the extent that the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction or any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company and each Guarantor hereby irrevocably waive such immunity in respect of its obligations under this Indenture, the Notes and the Guarantees and the Security Documents, as applicable, to the extent permitted by law and any right to which it may be entitled on account of place of residence or domicile. Each of the Company and the Guarantors will agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding on such Person and may be enforced in any court to the jurisdiction of which such Person is subject by a suit upon such judgment, provided, that service of process is effected upon such Person in the manner specified in the third sentence of this paragraph or as otherwise permitted by Applicable Law.

     In Witness Whereof, the parties have caused this Indenture to be duly executed as of the date first written above.

Trico Shipping AS
By	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

GUARANTORS Trico Supply AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

Trico Marine Services, Inc.
By	/s/ Joseph S. Compofelice
	Name:	Joseph S. Compofelice
	Title:	Chief Executive Officer

Trico Marine Cayman, L.P. By Trico Holdco LLC, General Partner
By	/s/ Joseph S. Compofelice
	Name:	Joseph S. Compofelice
	Title:	President

Trico Holdco LLC
By	/s/ Joseph S. Compofelice
	Name:	Joseph S. Compofelice
	Title:	President

Signature Page to Indenture

Deep Ocean Shipping AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

DeepOcean Shipping II AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

DeepOcean Shipping III AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

Trico Subsea AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

Trico Subsea Holding AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

Signature Page to Indenture

DeepOcean AS
By	/s/ Joseph A. Compofelice
	Name:	Joseph A. Compofelice
	Title:	Chairman of the Board

DeepOcean Brasil Servicos LTDA.
By	/s/ Per Thuestad
	Name:	Per Thuestad
	Title:	Director

DeepOcean Maritime AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

DeepOcean Subsea Services Limited
By	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DeepOcean UK LTD.
By	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

Signature Page to Indenture

DeepOcean B.V.
By	/s/ Mads Bardsen
	Name:	Mads Bardsen
	Title:	Director

DeepOcean Management AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

DeepOcean de Mexico S. de R.L. de C.V.
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Manager

Trico Supply (UK) Limited
By	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

Albyn Marine Limited
By	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

Signature Page to Indenture

Servicios Profesionales de Apoyo Especializado, S. de R.L. de C.V.
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Manager

Servicios de Soporte Profesional Administrativo, S. de R.L. de C.V.
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Manager

CTC Marine Projects Limited
By	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Chief Executive Officer

CTC Marine Norway AS
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chairman of the Board

CTC Marine Projects (Guernsey) Limited
By	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Director

Signature Page to Indenture

Wells Fargo Bank, N.A., as Trustee
By	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

Signature Page to Indenture

RULE 144A/REGULATION S APPENDIX
PROVISIONS RELATING TO INITIAL NOTES
AND EXCHANGE NOTES
1. Definitions
     1.1 Definitions.
     For the purposes of this Appendix the following terms shall have the meanings indicated below:
     “Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
     “Exchange Notes” means the 11 7/8% Senior Secured Notes due 2014 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to the Registration Rights Agreement.
     “Initial Notes” means (1) $400,000,000 aggregate principal amount of 11 7/8% Senior Secured Notes due 2014 issued pursuant to the Indenture on the Issue Date and (2) any 11 7/8% Senior Secured Notes due 2014 issued pursuant to Section 2.3(b)(ii) in exchange for any Initial Notes.
     “Initial Purchaser” means Barclays Capital Inc.
     “Notes” means the Initial Notes and the Exchange Notes treated as a single class.
     “Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.
     “Purchase Agreement” means the Purchase Agreement dated October 16, 2009 among the Company, the Guarantors and the Initial Purchaser.
     “Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.
     “Registration Rights Agreement” means the Registration Rights Agreement dated October 30, 2009 among the Company, the Guarantors and the Initial Purchaser, a form of which is attached to this Indenture as Annex B.
     “Regulation S” means Regulation S under the Securities Act.

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     “Regulation S Notes” means Initial Notes offered and sold in reliance on Regulation S, in the form of a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
     “Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit 1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
     “Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit 3 hereto bearing the Global Note Legend and the Private Placement Legend deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
     “Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
     “Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes.
     “Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.3(b)(i) hereof.
     “Unrestricted Initial Notes” means any Initial Notes that are not Transfer Restricted Securities.
     1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1	(b)
“Global Note”	2.1	(a)
“Global Note Legend”	2.3	(c)
“Resale Restriction Termination Date”	2.3	(b)
“Private Placement Legend”	2.3	(b)
“Restricted Global Note”	2.1	(a)
“Rule 144A”	2.1	(a)
“Rule 144A Notes”	2.1	(a)
2. The Notes.
     2.1 Form and Dating.
     (a) Form and Dating. (i) Initial Notes offered and sold to QIBs in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”), as provided in the Purchase Agreement, shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global

App.-2

Notes legend and Restricted Notes legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Trustee, as custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided.
     (ii) Initial Notes offered and sold to non-U.S. persons in transactions outside the United States in reliance on Regulation S, as provided in the Purchase Agreement, shall be issued initially in the form of one or more Regulation S Temporary Global Note, in definitive, fully registered form without interest coupons with the global Notes legend and Restricted Notes legend set forth in Exhibit 3 hereto (the Rule 144A Note and Regulation S Notes, unless and until becoming an Unrestricted Initial Note in accordance with Section 2.3(b)(ii) below, a “Restricted Global Note”) which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.
     The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
     Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, unless otherwise determined by the Company, with a certificate certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act and that the exchange is in accordance with all applicable securities laws of the states of the United States and other jurisdictions.
     Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note.
     Neither a holder nor a beneficial owner of the Regulation S Temporary Global Notes shall be entitled to receive payment of interest unless the certificate described above have been delivered and the beneficial interest in the Regulation S Temporary Global Notes has been exchanged for the beneficial interest in the Regulation S Permanent Global Notes, although interest will accrue.

App.-3

     (iii) Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on either Rule 144A or Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided. Additionally, the aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.
     (iv) Exchange Notes shall be issued in the form of one or more global Notes in definitive, fully registered form without interest coupons with the Global Notes Legend set forth in Exhibit 2 hereto, which shall be deposited, on behalf of the Persons holding beneficial interests in Initial Notes constituting Restricted Global Notes being exchanged in any Registered Exchange Offer, with the Trustee, as custodian of the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided or in certificated form as provided in Section 2.4 of this Appendix.
     (v) Exchange Notes issued in global form, Unrestricted Initial Notes issued in global form and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes”.
     (b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.
     The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository. If such Global Notes are Restricted Global Notes, then separate Global Notes shall be issued to represent Rule 144A Notes and Regulation S Notes so long as required by law or the Depository.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or

App.-4

impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
     Prior to the expiration of the Restricted Period, beneficial interests in the Restricted Global Note representing Regulation S Notes may be exchanged for beneficial interests in the Restricted Global Note representing Rule 144A Notes only if (i) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A, (ii) the transferor first delivers to the Trustee a written certificate to the effect that the notes are being transferred to a Person who the transferor reasonably believes to be a QIB within the meaning of Rule 144A and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.
     Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in the Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.
     (c) Certificated Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of certificated Notes. Certificated Notes shall not be exchangeable for beneficial interests in Global Notes unless the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance all applicable securities laws of the states of the United States and other jurisdictions.
     2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $400,000,000 11 7/8% Senior Secured Notes due 2014, and (2) at any time or from time to time, Exchange Notes for issue only in a Registered Exchange Offer, pursuant to the Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company. Such order (x) shall specify (i) the aggregate principal amount of the Notes to be authenticated, the date on which such Notes are to be authenticated and to whom such Notes shall be registered and delivered and (ii) whether such Notes constitute Initial Notes or Exchange Notes. The Trustee shall also authenticate and deliver Notes at the times and in the manner specified in Sections 2.3 and 2.4 hereof and in Sections 2.06, 2.07, 2.09, 3.06, 4.11, 4.21, 4.28 or 9.05 of the Indenture.
     2.3 Transfer and Exchange.

App.-5

     (a) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.
     (ii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
     (iii) In the event that a Restricted Global Note is exchanged for Notes in certificated form pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company. In no event shall the Regulation S Temporary Global Note be exchanged by the Company for Notes in certificated form pursuant to Section 2.4 of the Appendix prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or
     (b) Restricted Notes Legend.
     (i) Except as permitted by the following paragraphs (ii), (iii), (iv) and (v), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend (the “Private Placement Legend”) in substantially the following form:
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (2) A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED

App.-6

INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (5) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
     (ii) The Company, acting in its discretion, may remove the legend set forth in paragraph (i) above from any Transfer Restricted Security at any time on or after the Resale Restriction Termination Date applicable to such Transfer Restricted Security. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, an Unrestricted Initial Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a written order of the Company stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Security has occurred and requesting the authentication and delivery of an Unrestricted Initial Note in exchange therefor (which order shall not be required to be accompanied by any Opinion of Counsel or any other document) given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Unrestricted Initial Note to the Depository or pursuant to such Depository’s instructions or hold such Note as Note Custodian for the Depository and shall request the Depository to, or, if the Trustee is Note Custodian of such Transfer Restricted Security, shall itself, surrender such Transfer Restricted Security in exchange for such Unrestricted Initial Note without such legend and thereupon cancel such Transfer Restricted Security so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date has occurred with respect to any Notes evidenced by a Transfer Restricted Security or delivering any order pursuant to this Section 2.3(b)(ii) with respect to such Notes, (i) only those Notes which a

App.-7

Principal Officer of the Company actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (ii) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.
     For purposes of this Section 2.3(b)(ii), all provisions relating to the removal of the legend set forth in paragraph (i) above shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Security, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date has occurred.
     Each holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.3(b)(i) (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date.
     (iii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).
     (iv) After a transfer of any Initial Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes all requirements pertaining to legends on such Initial Note will cease to apply, the requirements requiring any such Initial Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or an Initial Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.
     (v) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply

App.-8

with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in global form (or, solely as to any Initial Notes in certificated form, in certificated form) will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.
     (c) Global Notes Legend. Each Global Note shall bear a legend (the “Global Notes Legend”) in substantially the following form:
THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS SECURITY, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF TRICO MARINE SERVICES, INC., (AS REPRESENTATIVE OF TRICO SHIPPING AS) AT 10001 WOODLOCH FOREST DRIVE, SUITE 610, WOODLANDS, TEXAS 77380.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
     (d) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.
     (e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation

App.-9

or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
     (f) Obligations with Respect to Transfers and Exchanges of Notes.
     (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes and Global Notes at the Registrar’s request.
     (ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon any exchange pursuant to Sections 2.06, 2.07, 2.09, 3.06, 3.09, 4.11, 4.21, 4.28 and 9.05 of the Indenture or this Section 2.3 or Section 2.4 of the Appendix).
     (iii) The Registrar shall not be required to register the transfer of or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
     (iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest, premium and Special Interest, if any, on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
     (v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange. Accordingly, for purposes of clause (3) of the second paragraph of Section 4.07 of the Indenture, the Notes “issued . . . on the date of this Indenture” shall be deemed to refer to and include any Notes issued in exchange for, or upon registration of transfer of, or in lieu of, any such Notes (or any predecessor Notes thereof) pursuant to Sections 2.3 or 2.4 hereof or Sections 2.06, 2.07, 2.09, 3.06, 3.09, 4.11, 4.21, 4.28 or 9.05 of the Indenture.

App.-10

     (g) No Obligation of the Trustee.
          (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
          (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     2.4 Certificated Notes.
     (a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either case a successor depositary is not appointed by the Company within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, provided, however, that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Notes in certificated form pursuant to this Section 2.4 of the Appendix prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, or (iii) a Default or Event of Default has occurred and is continuing.

App.-11

     (b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations equal to $2,000 or an integral multiple of $1,000 in excess of $2,000, and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(b), bear the Private Placement Legend.
     (c) Subject to the provisions of Section 2.4(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
     (d) In the event of the occurrence of any of the events specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

App.-12

EXHIBIT 1 TO RULE 144A/REGULATION S APPENDIX
[FORM OF FACE OF RULE 144A/REGULATION S PERMANENT GLOBAL NOTE]
[Global Notes Legend]
     THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS SECURITY, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF TRICO MARINE SERVICES, INC., (AS REPRESENTATIVE OF TRICO SHIPPING AS) AT 10001 WOODLOCH FOREST DRIVE, SUITE 610, WOODLANDS, TEXAS 77380.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
     THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (2) A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR

Exhibit 1 to App.-1

TO SUCH TRANSFER, THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (5) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

Exhibit 1 to App.-2

TRICO SHIPPING AS

No. [___]	Principal Amount $[ ],000

CUSIP No. [ ]
ISIN No. [ ]
11 7/8% Senior Secured Note due 2014
     Trico Shipping AS, a Norwegian limited company, promises to pay to                     , or registered assigns, the principal sum of                      Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto] on November 1, 2014.
     Interest Payment Dates: May 1 and November 1
     Record Dates: April 15 and October 15
     Additional provisions of this Note are set forth on the reverse of this Note.

Trico Shipping AS
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION Wells Fargo Bank, N.A. as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Authorized Signatory

Dated:

Exhibit 1 to App.-3

[FORM OF REVERSE OF RULE 144A/REGULATION S PERMANENT GLOBAL NOTE]
11 7/8% Senior Secured Note due 2014
     Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     1. Interest. Trico Shipping AS, a Norwegian limited company (the “Company”), promises to pay interest on the principal amount of this Note at 11 7/8% per annum from November 1, 2009 until maturity and shall pay Special Interest payable pursuant to Section 2(e) of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), commencing May 1, 2010. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% higher than the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Special Interest to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Special Interest, if any, due at maturity. The Notes will be payable as to principal, interest, premium and Special Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Special Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the

Exhibit 1 to App.-4

United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture. The Company issued the Notes under an Indenture dated as of October 30, 2009 (“Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are senior secured obligations of the Company the aggregate principal amount of which is limited to $400,000,000.
     5. Optional Redemption.
     (a) Except as set forth in subparagraphs (b), (c), (d) and (e) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to November 1, 2012. On or after November 1, 2012, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2012	105.938%
2013 and thereafter	100.000%
     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings that have been contributed by Parent (through the Intermediate Obligors) to Holdings as a capital contribution; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Parent and its Subsidiaries (including Holdings and the Company)) and (ii) such redemption occurs within 90 days of the date of the closing of such Equity Offering.

Exhibit 1 to App.-5

     (c) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) the Make Whole Premium at the redemption date.
     (d) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may redeem part of the Notes, at a redemption price equal to the sum of (1) 103% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), provided that in no event may the Company redeem more than 10% of the aggregate principal amount of the Notes issued under the Indenture pursuant to the provisions of this clause (d) during any twelve-month period.
     (e) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, in the event (i) the Company or the Guarantors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts in accordance with Section 4.02 of the Indenture and (ii) the Company or the Guarantors, as the case may be, cannot avoid such obligation by taking reasonable measures available to them, then, the Company may at any time redeem all, but not less than all, of the Notes at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that the Board of Directors of the Company determines in good faith that the aggregate amount of such Additional Amounts would create additional annual costs in excess of 0.50% of the aggregate principal amount of Notes then outstanding; provided, further, that (A) no such notice of redemption shall be given earlier than 60 days prior to, or more than 270 days after, the earliest date on which the Company or the Guarantors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due, and (B) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect. Prior to any redemption of the Notes pursuant to this clause (e), the Company shall deliver to the Trustee (i) an Officer’s Certificate stating that (x) the Company or the Guarantors, as the case may be, cannot avoid obligations to pay Additional Amounts by taking reasonable measures available to them and (y) the Company is otherwise entitled to effect such redemption and attaching the Board Resolution as to additional annual costs described and (ii) an Opinion of Counsel of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations and, in the case of (i) and (ii), stating that the conditions precedent to the right of redemption have occurred.
     6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption

Exhibit 1 to App.-6

date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest and Special Interest, if any, cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.
     7. Mandatory Redemption and Repurchases. Except as set forth in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Except as set forth under Paragraph 9, the Company shall not be required to repurchase the Notes at the option of the Holders.
     8. Redemption Upon Sale or Loss of Mortgaged Vessel or Sale of Vessel Owning Guarantor. If either (i) a Mortgaged Vessel or the Capital Stock of a Vessel Owning Guarantor is sold or otherwise disposed of in a Collateral Disposition in compliance with the terms of the Indenture or (ii) an Event of Loss occurs at any time with respect to a Mortgaged Vessel, then, unless Qualified Substitute Collateral has been duly and timely tendered in the manner specified in the Indenture, the Company will be required to redeem, on the redemption date specified in the Indenture, all or such portion of the Notes as is specified in the Indenture in respect of such sale or loss, at the redemption price specified in the Indenture, together with accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
     9. Repurchase at Option of Holder.
     (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company, in the manner specified in Section 4.21 of the Indenture, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the settlement date.
     (b) In accordance with Section 4.11 of the Indenture, upon receipt of proceeds of certain Asset Sales or Refund Proceeds, the Company will be required, in the manner specified in Section 4.11 of the Indenture, to offer to repurchase Notes in such amounts specified in the Indenture at a purchase price equal to 100% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

Exhibit 1 to App.-7

     (c) If on or prior to January 28, 2010, the Arbol Grande Lessee has not acquired title to the Arbol Grande and duly pledged the Arbol Grande to the Collateral Agent as a Mortgaged Vessel as specified in the Indenture, the Company will be required, in the manner specified in Section 4.28 of the Indenture, to offer to repurchase the maximum principal amount of Notes that may be purchased with the Arbol Grande Purchase Amount, unless, prior to the Special Repurchase Date, the Arbol Grande has been so acquired and duly pledged. The offer price for the Special Repurchase Offer (the “Special Repurchase Purchase Price”) will be equal to 100% of the accreted value (as defined in the Indenture) of the Notes repurchased plus accrued and unpaid interest and Special Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the settlement date.
     10. Guarantees; Security. (a) The payment by the Company of the principal of and interest, premium and Special Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.
     (b) The Notes and Note Guarantees will be secured on a first-priority basis (subject only to Permitted Collateral Liens), on an equal and ratable basis with the holders of the Working Capital Facility Obligations, by the Collateral as provided in the Indenture and the Security Documents.
     11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and (subject to exceptions specified in the Indenture) the Company may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
     12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     13. Amendment, Supplement and Waiver. The Indenture, the Security Documents, the Notes or the Note Guarantees may be amended or supplemented, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Security Documents, the Notes or the Note Guarantees may be waived as provided in the Indenture.
     14. Defaults and Remedies . The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in clause (9) or

Exhibit 1 to App.-8

(10) of Section 6.01 of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes, and no holder shall have any right individually to enforce the Liens granted under the Security Documents or to realize upon the Collateral, in each case except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium or Special Interest) if it determines that withholding notice is in their interests. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, or Special Interest, if any, that have become due solely because of the acceleration) have been cured or waived. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     15. Defeasance, Covenant Defeasance and Discharge. The Notes are subject to defeasance, covenant defeasance and discharge upon the terms and conditions specified in the Indenture.
     16. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     17. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.
     18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     19. Removal of Restricted Notes Legend. Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note

Exhibit 1 to App.-9

for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date.
     20. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of October 30, 2009, among the Company, the Guarantors and the Initial Purchaser (the “Registration Rights Agreement”).1
     21. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     22. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     23. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture [or the Registration Rights Agreement].2 Requests may be made to:
Trico Shipping AS
c/o Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
Woodlands, Texas 77380
Attention: General Counsel

[1]	Delete if this Note is not being issued in exchange for an Initial Note.

[2]	Delete if this Note is not being issued in exchange for an Initial Note.

Exhibit 1 to App.-10

ASSIGNMENT FORM
     To assign this Note, fill in the form below:
     I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                                          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

(Signature must be guaranteed)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Includes the following only if the Restricted Notes Legend is included hereon]
[In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:
CHECK ONE BOX BELOW

(1)	☐	to the Company or any Subsidiary of the Company; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

Exhibit 1 to App.-11

(3)	☐	to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or Rule 904 under the Securities Act of 1933;

(5)	☐	pursuant to Rule144 under the Securities Act of 1933; or

(6)	☐	pursuant to another exemption from registration under the Securities Act of 1933.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature

Exhibit 1 to App.-12

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	Notice: To be executed by an executive officer

Exhibit 1 to App.-13

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.11, 4.21 or 4.28 of the Indenture, check the box below:

☐ Section 4.11	☐ Section 4.21	☐ Section 4.28
     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11, 4.21 or 4.28 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Date:	Your Signature	(Sign exactly as your name appears on the other side of this Note)
Soc. Sec. or Tax Identification No.:__________________________

Signature Guarantee:
(signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App.-14

[TO BE ATTACHED TO GLOBAL NOTE]
SCHEDULE A
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
     The following increases or decreases in this Global Note have been made:

Principal Amount of
			this Global Note	Signature of
	Amount of decrease	Amount of increase	following such	authorized officer
	in Principal Amount	in Principal Amount	decrease or	of Trustee or Notes
Date	of this Global Note	of this Global Note	increase	Custodian

Exhibit 1 to App.-15

EXHIBIT 2 TO RULE 144A/REGULATION S APPENDIX
[FORM OF FACE OF EXCHANGE NOTE]*
*/ If the Note is to be issued in global form add the Global Notes Legend from Exhibit 1 to Rule 144A/Regulation S Appendix and the attachment from such Exhibit 1 captioned “[TO BE ATTACHED TO GLOBAL NOTES] — SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.
All references to “Special Interest” in the Note shall be deleted unless if at the date of issuance of the Exchange Note any Registration Default (as defined in the Registration Rights Agreement) has occurred with respect to the related Initial Notes during the interest period in which such date of issuance occurs.

Exhibit 2 to App.-1

[FORM OF FACE OF EXCHANGE NOTE]
TRICO SHIPPING AS

No. [___]	$[___], 000
CUSIP No. [ ]
ISIN No. [ ]
11 7/8% Senior Secured Note due 2014
     Trico Shipping AS, a Norwegian limited company promises to pay to                     , or registered assigns, the principal sum of                      Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto] on November 1, 2014.3
     Interest Payment Dates: May 1 and November 1
     Record Dates: April 15 and October 15
     Additional provisions of this Note are set forth on the reverse of this Note.

Trico Shipping AS
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION Wells Fargo Bank, N.A. as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Authorized Signatory

Dated:

[3]	If this Note is a Global Note, add this provision.

Exhibit 2 to App.-2

[FORM OF REVERSE OF EXCHANGE NOTE]
11 7/8% Senior Secured Note due 2014
     Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     1. Interest. Trico Shipping AS, a Norwegian limited company (the “Company”), promises to pay interest on the principal amount of this Note at 11 7/8% per annum from October 30, 2009 until maturity and shall pay Special Interest payable pursuant to Section 2(e) of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), commencing May 1, 2010. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% higher than the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Special Interest to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Special Interest, if any, due at maturity. The Notes will be payable as to principal, interest, premium and Special Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Special Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the

Exhibit 2 to App.-3

United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture. The Company issued the Notes under an Indenture dated as of October 30, 2009 (“Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are senior secured obligations of the Company the aggregate principal amount of which is limited to $400,000,000.
     5. Optional Redemption.
     (a) Except as set forth in subparagraphs (b), (c), (d) and (e) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to November 1, 2012. On or after November 1, 2012, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2012	105.938%
2013 and thereafter	100.000%
     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings that have been contributed by Parent (through the Intermediate Obligors) to Holdings as a capital contribution; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Parent and its Subsidiaries (including Holdings and the Company)) and (ii) such redemption occurs within 90 days of the date of the closing of such Equity Offering.

Exhibit 2 to App.-4

     (c) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) the Make Whole Premium at the redemption date.
     (d) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may redeem part of the Notes, at a redemption price equal to the sum of (1) 103% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), provided that in no event may the Company redeem more than 10% of the aggregate principal amount of the Notes issued under the Indenture pursuant to the provisions of this clause (d) during any twelve-month period.
     (e) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, in the event (i) the Company or the Guarantors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts in accordance with Section 4.02 of the Indenture and (ii) the Company or the Guarantors, as the case may be, cannot avoid such obligation by taking reasonable measures available to them, then, the Company may at any time redeem all, but not less than all, of the Notes at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that the Board of Directors of the Company determines in good faith that the aggregate amount of such Additional Amounts would create additional annual costs in excess of 0.50% of the aggregate principal amount of Notes then outstanding; provided, further, that (A) no such notice of redemption shall be given earlier than 60 days prior to, or more than 270 days after, the earliest date on which the Company or the Guarantors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due, and (B) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect. Prior to any redemption of the Notes pursuant to this clause (e), the Company shall deliver to the Trustee (i) an Officer’s Certificate stating that (x) the Company or the Guarantors, as the case may be, cannot avoid obligations to pay Additional Amounts by taking reasonable measures available to them and (y) the Company is otherwise entitled to effect such redemption and attaching the Board Resolution as to additional annual costs described and (ii) an Opinion of Counsel of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations and, in the case of (i) and (ii), stating that the conditions precedent to the right of redemption have occurred.
     6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption

Exhibit 2 to App.-5

date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest and Special Interest, if any, cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.
     7. Mandatory Redemption and Repurchases. Except as set forth in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Except as set forth under Paragraph 9, the Company shall not be required to repurchase the Notes at the option of the Holders.
     8. Redemption Upon Sale or Loss of Mortgaged Vessel or Sale of Vessel Owning Guarantor. If either (i) a Mortgaged Vessel or the Capital Stock of a Vessel Owning Guarantor is sold or otherwise disposed of in a Collateral Disposition in compliance with the terms of the Indenture or (ii) an Event of Loss occurs at any time with respect to a Mortgaged Vessel, then, unless Qualified Substitute Collateral has been duly and timely tendered in the manner specified in the Indenture, the Company will be required to redeem, on the redemption date specified in the Indenture, all or such portion of the Notes as is specified in the Indenture in respect of such sale or loss, at the redemption price specified in the Indenture, together with accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
     9. Repurchase at Option of Holder.
     (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company, in the manner specified in Section 4.21 of the Indenture, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the settlement date.
     (b) In accordance with Section 4.11 of the Indenture, upon receipt of proceeds of certain Asset Sales or Refund Proceeds, the Company will be required, in the manner specified in Section 4.11 of the Indenture, to offer to repurchase Notes in such amounts specified in the Indenture at a purchase price equal to 100% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

Exhibit 2 to App.-6

     (c) If on or prior to January 28, 2010, the Arbol Grande Lessee has not acquired title to the Arbol Grande and duly pledged the Arbol Grande to the Collateral Agent as a Mortgaged Vessel as specified in the Indenture, the Company will be required, in the manner specified in Section 4.28 of the Indenture, to offer to repurchase the maximum principal amount of Notes that may be purchased with the Arbol Grande Purchase Amount, unless, prior to the Special Repurchase Date, the Arbol Grande has been so acquired and duly pledged. The offer price for the Special Repurchase Offer (the “Special Repurchase Purchase Price”) will be equal to 100% of the accreted value (as defined in the Indenture) of the Notes repurchased plus accrued and unpaid interest and Special Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the settlement date.
     10. Guarantees; Security. (a) The payment by the Company of the principal of and interest, premium and Special Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.
     (b) The Notes and Note Guarantees will be secured on a first-priority basis (subject only to Permitted Collateral Liens), on an equal and ratable basis with the holders of the Working Capital Facility Obligations, by the Collateral as provided in the Indenture and the Security Documents.
     11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and (subject to exceptions specified in the Indenture) the Company may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
     12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     13. Amendment, Supplement and Waiver. The Indenture, the Security Documents, the Notes or the Note Guarantees may be amended or supplemented, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Security Documents, the Notes or the Note Guarantees may be waived as provided in the Indenture.
     14. Defaults and Remedies . The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in clause (9) or

Exhibit 2 to App.-7

(10) of Section 6.01 of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes, and no holder shall have any right individually to enforce the Liens granted under the Security Documents or to realize upon the Collateral, in each case except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium or Special Interest) if it determines that withholding notice is in their interests. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, or Special Interest, if any, that have become due solely because of the acceleration) have been cured or waived. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     15. Defeasance, Covenant Defeasance and Discharge. The Notes are subject to defeasance, covenant defeasance and discharge upon the terms and conditions specified in the Indenture.
     16. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     17. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.
     18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     19. Removal of Restricted Notes Legend. Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note

Exhibit 2 to App.-8

for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date.
     20. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of October 30, 2009, among the Company, the Guarantors and the Initial Purchaser (the “Registration Rights Agreement”).4
     21. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     22. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     23. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture [or the Registration Rights Agreement].5 Requests may be made to:
Trico Shipping AS
c/o Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
Woodlands, Texas 77380
Attention: General Counsel

[4]	Delete if this Note is not being issued in exchange for an Initial Note.

[5]	Delete if this Note is not being issued in exchange for an Initial Note.

Exhibit 2 to App.-9

ASSIGNMENT FORM
     To assign this Note, fill in the form below:
     I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                                          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature: Sign exactly as your name appears on the other side of this Note.
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 2 to App.-10

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.11, 4.21 or 4.28 of the Indenture, check the box below:

☐ Section 4.11	☐ Section 4.21	☐ Section 4.28
     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11, 4.21 or 4.28 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of this Note)
Soc. Sec. or Tax Identification No.: ______________________________

Signature Guarantee:	_______________________________________ (signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 2 to App.-11

EXHIBIT 3 TO RULE 144A/REGULATION S APPENDIX
[FORM OF FACE OF TEMPORARY REGULATION S NOTE]
[Regulation S Temporary Global Note Legend]
     THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN), NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.
[Global Notes Legend]
     THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS SECURITY, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF TRICO MARINE SERVICES, INC., (AS REPRESENTATIVE OF TRICO SHIPPING AS) AT 10001 WOODLOCH FOREST DRIVE, SUITE 610, WOODLANDS, TEXAS 77380.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
     THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES,

Exhibit 3 to App.-1

(2) A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (5) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

Exhibit 3 to App.-2

TRICO SHIPPING AS

No. [___]	Principal Amount $[ ],000

CUSIP No. [______]
ISIN No. [______]
11 7/8% Senior Secured Note due 2014
     Trico Shipping AS, a Norwegian limited company, promises to pay to ______, or registered assigns, the principal sum of ______ Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto] on November 1, 2014.
     Interest Payment Dates: May 1 and November 1
     Record Dates: April 15 and October 15
     Additional provisions of this Note are set forth on the reverse of this Note.

Trico Shipping AS
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION Wells Fargo Bank, N.A. as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Authorized Signatory
Dated:

Exhibit 3 to App. - 3

12/33

[FORM OF REVERSE OF TEMPORARY REGULATION S NOTE]
11 7/8% Senior Secured Note due 2014
     Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     1. Interest. Trico Shipping AS, a Norwegian limited company (the “Company”), promises to pay interest on the principal amount of this Note at 11 7/8% per annum from October 30, 2009 until maturity and shall pay Special Interest payable pursuant to Section 2(e) of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), commencing May 1, 2010. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% higher than the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Special Interest to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Special Interest, if any, due at maturity. The Notes will be payable as to principal, interest, premium and Special Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Special Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the

Exhibit 3 to App. - 4

United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture. The Company issued the Notes under an Indenture dated as of October 30, 2009 (“Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are senior secured obligations of the Company the aggregate principal amount of which is limited to $400,000,000.
     5. Optional Redemption.
     (a) Except as set forth in subparagraphs (b), (c), (d) and (e) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to November 1, 2012. On or after November 1, 2012, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2012	105.938%
2013 and thereafter	100.000%
     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings that have been contributed by Parent (through the Intermediate Obligors) to Holdings as a capital contribution; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Parent and its Subsidiaries (including Holdings and the Company)) and (ii) such redemption occurs within 90 days of the date of the closing of such Equity Offering.

Exhibit 3 to App. - 5

     (c) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) the Make Whole Premium at the redemption date.
     (d) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 1, 2012, the Company may redeem part of the Notes, at a redemption price equal to the sum of (1) 103% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), provided that in no event may the Company redeem more than 10% of the aggregate principal amount of the Notes issued under the Indenture pursuant to the provisions of this clause (d) during any twelve-month period.
     (e) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, in the event (i) the Company or the Guarantors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts in accordance with Section 4.02 of the Indenture and (ii) the Company or the Guarantors, as the case may be, cannot avoid such obligation by taking reasonable measures available to them, then, the Company may at any time redeem all, but not less than all, of the Notes at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that the Board of Directors of the Company determines in good faith that the aggregate amount of such Additional Amounts would create additional annual costs in excess of 0.50% of the aggregate principal amount of Notes then outstanding; provided, further, that (A) no such notice of redemption shall be given earlier than 60 days prior to, or more than 270 days after, the earliest date on which the Company or the Guarantors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due, and (B) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect. Prior to any redemption of the Notes pursuant to this clause (e), the Company shall deliver to the Trustee (i) an Officer’s Certificate stating that (x) the Company or the Guarantors, as the case may be, cannot avoid obligations to pay Additional Amounts by taking reasonable measures available to them and (y) the Company is otherwise entitled to effect such redemption and attaching the Board Resolution as to additional annual costs described and (ii) an Opinion of Counsel of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations and, in the case of (i) and (ii), stating that the conditions precedent to the right of redemption have occurred.
     6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption

Exhibit 3 to App. - 6

date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest and Special Interest, if any, cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.
     7. Mandatory Redemption and Repurchases. Except as set forth in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Except as set forth under Paragraph 9, the Company shall not be required to repurchase the Notes at the option of the Holders.
     8. Redemption Upon Sale or Loss of Mortgaged Vessel or Sale of Vessel Owning Guarantor. If either (i) a Mortgaged Vessel or the Capital Stock of a Vessel Owning Guarantor is sold or otherwise disposed of in a Collateral Disposition in compliance with the terms of the Indenture or (ii) an Event of Loss occurs at any time with respect to a Mortgaged Vessel, then, unless Qualified Substitute Collateral has been duly and timely tendered in the manner specified in the Indenture, the Company will be required to redeem, on the redemption date specified in the Indenture, all or such portion of the Notes as is specified in the Indenture in respect of such sale or loss, at the redemption price specified in the Indenture, together with accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
     9. Repurchase at Option of Holder.
     (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company, in the manner specified in Section 4.21 of the Indenture, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the settlement date.
     (b) In accordance with Section 4.11 of the Indenture, upon receipt of proceeds of certain Asset Sales or Refund Proceeds, the Company will be required, in the manner specified in Section 4.11 of the Indenture, to offer to repurchase Notes in such amounts specified in the Indenture at a purchase price equal to 100% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

Exhibit 3 to App. - 7

     (c) If on or prior to January 28, 2010, the Arbol Grande Lessee has not acquired title to the Arbol Grande and duly pledged the Arbol Grande to the Collateral Agent as a Mortgaged Vessel as specified in the Indenture, the Company will be required, in the manner specified in Section 4.28 of the Indenture, to offer to repurchase the maximum principal amount of Notes that may be purchased with the Arbol Grande Purchase Amount, unless, prior to the Special Repurchase Date, the Arbol Grande has been so acquired and duly pledged. The offer price for the Special Repurchase Offer (the “Special Repurchase Purchase Price”) will be equal to 100% of the accreted value (as defined in the Indenture) of the Notes repurchased plus accrued and unpaid interest and Special Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the settlement date.
     10. Guarantees; Security. (a) The payment by the Company of the principal of and interest, premium and Special Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.
     (b) The Notes and Note Guarantees will be secured on a first-priority basis (subject only to Permitted Collateral Liens), on an equal and ratable basis with the holders of the Working Capital Facility Obligations, by the Collateral as provided in the Indenture and the Security Documents.
     11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and (subject to exceptions specified in the Indenture) the Company may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
     12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     13. Amendment, Supplement and Waiver. The Indenture, the Security Documents, the Notes or the Note Guarantees may be amended or supplemented, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Security Documents, the Notes or the Note Guarantees may be waived as provided in the Indenture.
     14. Defaults and Remedies . The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in clause (9) or

Exhibit 3 to App. - 8

(10) of Section 6.01 of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes, and no holder shall have any right individually to enforce the Liens granted under the Security Documents or to realize upon the Collateral, in each case except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium or Special Interest) if it determines that withholding notice is in their interests. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, or Special Interest, if any, that have become due solely because of the acceleration) have been cured or waived. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     15. Defeasance, Covenant Defeasance and Discharge. The Notes are subject to defeasance, covenant defeasance and discharge upon the terms and conditions specified in the Indenture.
     16. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     17. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.
     18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     19. Removal of Restricted Notes Legend. Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note

Exhibit 3 to App. - 9

for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date.
     20. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of October 30, 2009, among the Company, the Guarantors and the Initial Purchaser (the “Registration Rights Agreement”).6
     21. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     22. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     23. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture [or the Registration Rights Agreement].7 Requests may be made to:
Trico Shipping AS
c/o Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
Woodlands, Texas 77380
Attention: General Counsel

[6]	Delete if this Note is not being issued in exchange for an Initial Note.

[7]	Delete if this Note is not being issued in exchange for an Initial Note.

Exhibit 3 to App. - 10

ASSIGNMENT FORM
     To assign this Note, fill in the form below:
     I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                                                              agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

(Signature must be guaranteed)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Includes the following only if the Restricted Notes Legend is included hereon]
[In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:
CHECK ONE BOX BELOW

(1)	☐	to the Company or any Subsidiary of the Company; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

Exhibit 3 to App. - 11

(3)	☐	to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or Rule 904 under the Securities Act of 1933;

(5)	☐	pursuant to Rule144 under the Securities Act of 1933; or

(6)	☐	pursuant to another exemption from registration under the Securities Act of 1933.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature

Exhibit 3 to App. - 12

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	Notice: To be executed by an executive officer

Exhibit 3 to App. - 13

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.11, 4.21 or 4.28 of the Indenture, check the box below:

☐ Section 4.11	☐ Section 4.21	☐ Section 4.28
     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11, 4.21 or 4.28 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $_________

Date:	Your Signature
(Sign exactly as your name appears on the other side of this Note)
Soc. Sec. or Tax Identification No.: ____________________

Signature Guarantee:
(signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 3 to App. - 14

[TO BE ATTACHED TO GLOBAL NOTE]
SCHEDULE A
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
     The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Principal Amount of
	Amount of decrease	Amount of increase	this Regulation S
	in Principal Amount	in Principal Amount	Temporary Global	Signature of
	of this Regulation	of this Regulation	Note following such	authorized officer
	S Temporary Global	S Temporary Global	decrease or	of Trustee or Notes
Date	Note	Note	increase	Custodian

Exhibit 3 to App. - 15

ANNEX A

TRICO SHIPPING AS
and
the Guarantors named herein

11 7/8% SENIOR SECURED NOTES DUE 2014

FORM OF SUPPLEMENTAL INDENTURE
DATED AS OF                                                   ,

WELLS FARGO BANK, N.A.,
As Trustee

     This SUPPLEMENTAL INDENTURE, dated as of _____________ ___, _____ is among Trico Shipping AS, a Norwegian limited company (the “Company”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and Wells Fargo Bank, N.A., as Trustee.
RECITALS
     WHEREAS, the Company, the initial Guarantors and the Trustee entered into an Indenture, dated as of October 30, 2009 (as amended or supplemented, the “Indenture”), pursuant to which the Company has issued $400,000,000 in principal amount of 11 7/8% Senior Secured Notes due 2014 (the “Notes”);
     WHEREAS, Section 9.01(8) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to comply with, among other things, Section 10.02 thereof, without the consent of the Holders of the Notes;
     WHEREAS, Section 9.01(7) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes, without the consent of the Holders of the Notes; and
     WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;
     NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:
ARTICLE 1
     Section 1.01 This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
     Section 1.02 This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee.
ARTICLE 2
     From this date, in accordance with Section 4.22 or 10.02 and by executing this Supplemental Indenture, each of the Guarantors whose signature appear below is and shall be subject to the provisions of the Indenture applicable to a “Guarantor” to the extent provided for in Article 10 or Section 4.16, Section 4.19, Section 4.20, Section 4.23, Section 4.27 or Section 4.30 thereunder or elsewhere in the Indenture.

     Section 2.01 Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.
     Section 2.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the undersigned Guarantors.
     Section 2.03 THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 2.04 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.
[NEXT PAGE IS SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

Trico Shipping AS
By
Name:
Title:

[NAMES OF GUARANTORS]
By
Name:
Title:

Wells Fargo Bank, N.A., as Trustee
By
Name:
Title:

ANNEX B
Form of Registration Rights Agreement
(See attached.)

B-1

Schedule I
Mortgaged Vessel Appraised Initial Value

Appraisal Initial Value
Vessel Name	(in millions)
Northern Commander	$26
Northern Crusader	33
Northern Queen	8
Northern Supporter	20
Northern Wave	47
Northern Princess	5
Northern Canyon	50
Northern River	45
Trico Sabre	40
Atlantic Challenger	32
Deep Endeavour	78
Schedule I

Schedule II
Specialized Equipment Appraised Initial Value

			Appraisal Initial
		Year	Value
Name	Type	Built	(in millions USD)

CTC Assets
ISU	Cable Plough	1999	1.2
RP2	Cable Plough	2001	0.6
MD3	Cable Plough	2000	0.5
AMP500	O&G Plough	2004	10.3
VMP	O&G Plough	2006	10.3
MPS	Cable Plough	1989	0.2
APP	O&G Plough	1990	1.3
T1/T2	Tractor	1994/1998	4.8
CMROV1	Cable Maintenance ROV Jetter	2000	1.6
CMROV3	Cable Maintenance ROV Jetter	2002	4.4
PT1	Jetter	2004	4.8
UT1	Jetter	2007	11.1
CAROUSEL	Cable Reel	2007	4.8
RT1	Tractor	2009	14.3

Total			$70.2
Schedule II-1

		Appraised Initial
		Value
	Name	(USD)
DeepOcean AS Assets
Gruppetotal: *****	Supporter 10 ind.	$4,274,105.22
Gruppetotal: *****	Supporter 10 ind.	1,169,773.88
Gruppetotal: 111	Adm. and Support	1,173,437.47
Gruppetotal: 614	Edda Fonn eq.	1,239,438.61
Gruppetotal: 617	Edda Flora eq.	2,411,329.06
Gruppetotal: 620	Hirov 5	1,079,338.86
Gruppetotal: 621	Hirov 6	56,032.97
Gruppetotal: 622	Installer 1	933,318.31
Gruppetotal: 623	Installer 2	1,851,220.06
Gruppetotal: 624	Installer 3	3,520,219.54
Gruppetotal: 625	Installer 4	2,748,515.57
Gruppetotal: 626	Supporter 1	3,018,634.31
Gruppetotal: 627	Supporter 2	3,075,442.15
Gruppetotal: 628	Supporter 3	3,258,667.65
Gruppetotal: 629	Obsrov Seaowl	1,015,625.53
Gruppetotal: 630	Obsrov Seahawk V8	1,993,034.62
Gruppetotal: 631	Supporter 6	2,800,020.70
Gruppetotal: 632	Supporter 5	2,889,399.79
Gruppetotal: 640	Eq. Pool	2,998,432.24
Gruppetotal: 641	TSS 440	36,958.46
Gruppetotal: 642	TMS m/tether	45,190.49
Gruppetotal: 644	MHS Tower	4,297,181.19
Gruppetotal: 646	Nexans Survey Spread	219,850.83
Gruppetotal: 647	Sensors, gyros, etc.	23,959.07
Gruppetotal: 649	Survey eq. N. Sea	92,431.58
Gruppetotal: 650	Training Simulator	182,406.91
Gruppetotal: 652	E. Fauna eq.	482,431.14
Gruppetotal: 654	Handling Volantis	701,752.48
Gruppetotal: 655	Multistrafe Ekkolodd	83,213.91
Gruppetotal: 656	Misc. Survey eq.	160,566.30
Gruppetotal: 657	Supporter 4	2,652,118.11
Gruppetotal: 658	Obsrov V8-500	698,077.15
Gruppetotal: 659	Supporter 8	3,009,302.09
Gruppetotal: 660	Supporter 9	3,417,532.13
Gruppetotal: 661	Quantum w/ROV	3,816,079.95
Gruppetotal: 662	Obsrov 4 Mohican	2,032,369.02
Gruppetotal: 663	Eq. Brasil ind. Handl.	2,512,728.62
Gruppetotal: 664	Killingoy Bas.	943,873.10
Gruppetotal: 665	Eq. Edda Flora	724,310.48
Gruppetotal: 666	Supporter 11	1,768,854.56

	Total	$69,407,174.11
Schedule II-2

Exhibit A
Form of Mortgage
[Kingdom of Norway]
(See attached.)

SHIP MORTGAGE DEED

Amount	Ref. no.

Debtor

Name	Id-code of person/company

Hereby acknowledge(s) to be indebted to

Amount
Amount in words

Mortgagee/Creditor

Name	Id-code of person/company

The principal (the amount) is to carry interest from the day of disbursement

Rate of interest	Payment is to be carried out

On payments overdue, interest will be charged according to the act relating to interest on overdue payments. The interest on overdue payments shall not be less than 2 percentage point above the rate of interest in effect when the payment was overdue.

As security for payment and performance in full of the Secured Obligations and:
Principal, interest and charges etc. and costs incurred to safeguard the mortgaged ship and other costs to safeguard the security and all other claims which may arise from the loan under the following conditions.

I/WE HEREBY MORTGAGE

Name of the ship	
Signal letters	entered in the Register of ships.
Built in the year	Home port

The mortgage comprises the ship's various parts and appurtenances of whatever kind including future acquisitions, cf the Maritime Act (Norway) Section 45.

If the ship has been entered in the Shipbuilding Register, this mortgage also comprises the main engines and major sections of the hull whether or not they are being built outside the principal builder's yard. It is the responsibility of the debtor to provide for the necessary marking or other identification of materials and equipment in the possession of the principal builder's yard, or in the possession of other builders who are building the main engines or major sections of the hull, of the Maritime Act (Norway) Section 43.

Other builders are:

SF0208 Ship mortgage deed Page 1 of 3

The mortgage also comprises all insurance sums for the ship.

This mortgage has right of succession as and when claims of equal or prior rank are paid off or redeemed, and at present this mortgage ranks

The mortgaged ship shall not be sold or further encumbered without the consent of the mortgagee.

Must be signed when the document is printed on several pages

Date	Signature

In addition to disposing of the mortgaged ship by forced sale or by taking possession of the ship, the repayment of the debt together with interest and all costs and expenses incurred may be enforced without prior legal proceedings, according to the Enforcement Act (Norway) section 7 - 2.

Furthermore, this mortgage is subject to the Ship Mortgage Covenants dated 30 October 2009 and made by the debtor in favour of the mortgagee.

Must be signed when the document is printed on several pages

Date	Signature

For any legal proceedings the undersigned and subsequent owners of the mortgaged ship accept Oslo District Court as non-exclusive venue.

SF0208 Ship mortgage deed Page 2 of 3

Signature and confirmation

Date	Place
Signature of debtor	Repeated in type or block letters

I/We confirm that the signer(s), being over 18 years of age, has/have signed this document or acknowledged his/their signature(s) hereto in my/our presence. I am/We are of age and resident in Norway.

1st signature	Repeated in type or block letters
Address (typed or in block letters)	
2nd signature	Repeated in type or block letters
Address (typed or in block letters)	

SF0208 Ship mortgage deed Page 3 of 3

SHIP MORTGAGE COVENANTS
Dated [                    ]
by
[                    ]
as Owner
in favour of
WILMINGTON TRUST FSB
as Mortgagee
[Insert Vessel Name(s)]
each registered in the Norwegian Ordinary Ship Register

THESE SHIP MORTGAGE COVENANTS (the “Covenants”) are made on [                    ], 20[___] by:
(1)	[ ], a company incorporated under the laws of Norway with business enterprise number [ ], having its registered address at [ ] (the “Owner”) in favour of:

(2)	WILMINGTON TRUST FSB, with an address at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, the United States of America, as agent for the holders of the Secured Obligations (the “Mortgagee”).
WHEREAS:
(A)	The Owner has agreed to issue and sell US$400,000,000 in aggregate principal amount of its 11 7/8% Senior Secured Notes due 2014 pursuant to that certain Indenture dated October 30, 2009 among, among others, the Owner and the guarantors party thereto (collectively, the “Guarantors”).

(B)	Contemporaneously with the execution of these Covenants, the Owner has entered into that certain Working Capital Facility Agreement dated October 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time), with, among others, Nordea Bank Finland Plc, New York Branch, pursuant to which, and subject to the terms and conditions thereof, certain loan facilities have been made available to the Owner.

(C)	Contemporaneously with the execution of these Covenants, the Owner has entered into that certain Collateral Agency and Intercreditor Agreement dated October 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agency and Intercreditor Agreement”) with, among others, the Mortgagee (as collateral agent of the Secured Parties).

(D)	The Owner is the sole, absolute and unencumbered owner of each of the Vessels (as defined below).

(E)	To secure the payment and performance in full of the Secured Obligations under the Secured Documents, the Owner has issued a first priority Norwegian ship mortgage deed in the amount of US$450,000,000 over each of the Vessels (collectively, the “Ship Mortgages”), each dated on the date of these Covenants and made in favour of the Mortgagee, as agent and representative of and on behalf of and for the benefit of the Secured Parties.

(F)	These Covenants are supplemental to the Ship Mortgages.

IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In these Covenants (including in the preamble hereof) capitalised terms used shall, save as expressly defined herein, have the same meanings as given to them in the Collateral Agency and Intercreditor Agreement (including such capitalised terms which are defined therein by reference to other documents).

“Vessels” means: [ ] (IMO No. [ ]), built in [ ] and registered in the ownership of the Owner in the Norwegian Ordinary Ship Register with call sign [ ].

1.2	In these Covenants, unless the contrary intention appears:
(a)	words importing the singular shall (unless the contrary intention appears) include the plural and vice versa;

(b)	reference to a Clause is a reference to a clause of these Covenants;

(c)	a provision of law is a reference to that provision as amended or re-enacted from time to time, and to any regulations made by the appropriate authority pursuant to such law;

(d)	reference to a document is to be construed as a reference to such document as amended or supplemented (with any necessary consent) from time to time;

(e)	reference to a time is reference to Oslo time unless otherwise stated; and

(f)	reference to the “Mortgagee”, the “Secured Parties”, the Owner or any other person shall be construed so as to include each of its successors in title, permitted assigns or permitted transferees.
2.	SHIP MORTGAGE SECURITY

2.1	In order to secure the due and punctual payment, repayment, performance and discharge of the Secured Obligations, the Owner has granted and issued the Ship Mortgages to and in favour of the Mortgagee, as agent and representative and for the benefit of the Secured Parties, on the express understanding that the Ship Mortgages shall be cross-collateralised for the full amount of the Secured Obligations.

2.2	The Owner shall promptly after the execution of these Covenants arrange for the registration of the Ship Mortgages with the Norwegian Ordinary Ship Register in order for such registration to occur on the date hereof.

3.	REPRESENTATIONS AND WARRANTIES

The Owner represents and warrants to the Mortgagee that:
(a)	it is a private limited liability company, duly incorporated and validly existing under the laws of Norway with full power and authority to own its assets, carry on its business as it is being conducted;

(b)	all corporate and other action required in order for it to execute and perform its obligations under the Ship Mortgages and these Covenants has been duly taken;

(c)	the execution and performance of the Ship Mortgages and these Covenants will not violate any applicable law or regulation or contravene any provision of its articles of association or other constitutional documents or any material document by which the Owner is bound;

(d)	upon conclusion of the perfection steps as set out in Clause 2.2, the Ship Mortgages will create legal, valid and perfected first priority security over the Vessels in favour of the Mortgagee; and

(e)	it is the sole legal, beneficial and registered owner and holder, and has full and unrestricted ownership, of the Vessels and no other mortgage, charge (fixed or floating), encumbrance, lien or any other kind of security is in existence over the Vessels or any appurtenances thereof.
4.	INSURANCE COVENANTS

4.1	The Owner shall procure that each Vessel is insured in at least such amounts and against at least such risks as are in accordance with normal industry practice required by secured lenders for similarly situated insureds. Unless and until normal industry practice required by secured lenders changes from that set forth below, such insurance shall consist of insurance against:
(a)	fire and usual marine risks (under hull and machinery insurance, hull interest insurance and freight interest insurance), with the total agreed insurance value covering the amount of the fair market value of the Vessel, provided, however, that the hull and machinery insurance (excluding hull interest and freight interest) always shall cover at least 80 per cent. of the fair market value of the Vessel (as of the date such insurance is obtained or renewed);

(b)	war risks (including blocking and trapping on a six month payment basis, terrorism and war protection and indemnity risks) with the total agreed insurance value covering the amount of the fair market value of the Vessel (as of the date such insurance is obtained or renewed); and

(c)	protection and indemnity risks in accordance with the rules of a club that is a member of the International Group of Protection and Indemnity Associations (IGA) to the highest limit of indemnity provided by that club for both oil pollution liability (for the time being USD 1 billion) and for other claims.
4.2	In addition to the insurances specified above, the Mortgagee shall be entitled to take out mortgagee interest insurance and mortgagee interest insurance additional perils pollution, in both cases on competitive market terms, and the Owner shall reimburse to the Mortgagee any and all sums paid as premium in respect of such insurance cover.

4.3	If the Vessels at any time are insured under any form of fleet cover, there shall be contained in the relevant insurance policies provisions to the effect that the underwriters, associations or clubs (as the case may be) will not set off claims relating to any of the Vessels against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessels will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance.

4.4	Not later than 10 days before the expiry date of the relevant insurances, the Owner shall deliver to the Mortgagee a certificate from the insurance broker(s) through whom the insurances relevant to the Vessels have been placed, evidencing that all insurances referred to in Clause 4.1 above have been renewed or replaced in respect of each Vessel, that such insurances are in full force and effect and that the interests of the Mortgagee therein have been noted by the relevant insurers; provided, however, that if the Owner has exercised commercially reasonable efforts to obtain such certificate but has been unable to obtain such certificate within at least 10 days before the expiry date, then the Owner shall so notify the Mortgagee and the Owner shall continue to exercise commercially reasonable efforts to obtain such certificate prior to the expiry date of the relevant insurances and shall ensure that such insurances do not lapse.

4.5	The Owner shall procure that each Vessel is always employed in conformity with the terms of the instruments of insurance (including any expressed or implied warranties) and shall comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

5.	TOTAL LOSS

In the event of a total loss of a Vessel, the Owner shall use commercially reasonable efforts to obtain and present to the Mortgagee, within 60 days after the date of such total loss, a written confirmation from the relevant insurers that the claim relating to the total loss has been accepted in full, and the insurance proceeds shall, as soon as they are released, be paid into the Cash Collateral Account and applied in accordance with the terms of the Collateral Agency and Intercreditor Agreement.

6.	OWNERSHIP, FLAG AND REGISTRY

The Owner shall keep the Vessels registered in its own name in the Norwegian Ordinary Ship Register, or under such other flag as is permitted by the Secured Documents or the Mortgagee shall approve, and shall not, without prior written consent of the Mortgagee, which consent shall not be unreasonably withheld, change the flag or registry of any of the Vessels except as permitted by each of the Secured Documents.
7.	MAINTENANCE AND REPAIR OF THE VESSELS

The Owner shall:
(a)	conduct such maintenance of the Vessels as shall be necessary to ensure that each Vessel remains in good working condition (normal wear and tear excepted) and in compliance with any insurance requirements and the requirements of class and all applicable laws and regulations; and

(b)	take all appropriate steps for the prompt repair of any damage to the Vessel, and the replacement of any damaged, worn or lost parts or equipment, except in the case of an “Event of Loss” (as such term is defined in the Indenture referred to in recital (A) hereof).
8.	MODIFICATIONS TO THE VESSELS

The Owner shall procure that no major modifications are made to the structure or performance characteristics of any of the Vessels or to equipment installed on the Vessels which would materially reduce the value of such Vessel. The foregoing shall not, however, be construed so as to put any limitation on the Owner to utilise vessel or sub-sea operational equipment across its fleet (and those of its Affiliates) as the Owner sees fit in its ordinary course of business.

9.	CLASS AND INTERNATIONAL REGULATIONS

The Owner shall procure that each Vessel is classified and maintained in class with the highest possible class notation, free of overdue recommendations, with a classification society that is a member of the International Association of Classification Societies, and at all times comply with the rules and regulations of the relevant class society. Furthermore, the Owner shall at all times ensure compliance with all requirements of the International Convention for Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code and/or the ISPS Code (as each is defined in the respective amendments to SOLAS). Upon receipt of the Mortgagee’s written request, the Owner shall instruct the classification society to send to the Mortgagee (or its nominated representative), copies of all class records held by the classification society in relation to the Vessels (or any one of them).

10.	INSPECTION

When considered reasonably necessary by the Mortgagee, the Owner shall permit the Mortgagee or its nominated representative to inspect the Vessels (or any one of them) for the account of the Owner upon the Mortgagee giving prior written notice thereof, and the Owner shall upon the

Mortgagee’s request provide the Mortgagee or its nominated representative with copies of the latest technical reports available to the Owner.
11.	LAWS AND REGULATIONS

11.1	The Owner shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation to enable the Owner to perform its obligations hereunder.

11.2	The Owner shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation in respect of the Owner’s ongoing offshore supply and support operations.

11.3	The Owner shall at all times comply in all material respects with all environmental laws and all other laws and regulations relating to the Vessels, their ownership, operation and management, and take all reasonable precautions to ensure that the crews, employees, agents or representatives of the Owner at all times comply in all material respects with all applicable environmental laws and all laws and restrictions of every relevant jurisdiction concerning the use of drugs, alcohol or other illegal substances in connection with the offshore supply and support operations of the Owner.

11.4	The Owner shall at all times comply with all applicable competition laws and regulations relating to the Vessels, their ownership, operation, marketing and management or to the business of the Owner.

12.	ENVIRONMENTAL CLAIMS

The Owner shall indemnify and hold each of the Mortgagee and the Secured Parties harmless from and against any damages, losses or expenses which the Mortgagee or any of the Secured Parties may sustain or incur as a consequence of any claim by any governmental, judicial or regulatory authority which arises out of an environmental incident or an alleged environmental incident in connection with the operation of any of the Vessels or which relates to any environmental law in any jurisdiction.

13.	ENFORCEMENT

13.1	Upon the occurrence of an Actionable Event of Default, the Mortgagee shall be entitled to exercise the rights and powers possessed by it as mortgagee of each Vessel, and to take such action (“Enforcement Action”) as is conferred by the law of any country or territory in which each of the Vessels is then physically present or deemed to be sited, the courts of which have or claim any jurisdiction in respect of the Owner and each relevant Vessel.

13.2	In the event of an Enforcement Action in Norway, the statutory procedures of enforcement laid down in the Norwegian Enforcement Act of 26 June 1992 no. 86 shall apply.

13.3	In the event of an Enforcement Action in any jurisdiction other than Norway, the statutory procedures of enforcement applicable under the laws of such jurisdiction shall apply, or, if there are no statutory procedures of enforcement laid down by the laws of the relevant jurisdiction, the Mortgagee shall be entitled:
(a)	to take possession of each Vessel whether actually or constructively and/or otherwise to take control of each Vessel wherever the Vessels may be and cause the Owner or any other person in possession of each Vessel forthwith upon demand to surrender the Vessel to the Mortgagee without legal process; and

(b)	to sell each Vessel at any time by public auction or private contract with no less than 10 days’ prior notice to the Owner in the case of a public auction and no less than 20 days’ notice in the case of a private sale, and with or without the benefit of any charter at any place and upon any terms (including, without limitation, on terms that all or any part or parts of the purchase price be satisfied by shares, loan stock or other securities and/or be left outstanding as a debt, whether secured or unsecured and whether carrying interest or not) which the Mortgagee may think fit, with power for the Mortgagee to purchase the relevant Vessel at any such public auction and to apply the purchase price in accordance with the terms of the Collateral Agency and Intercreditor Agreement.
13.4	The Mortgagee shall not be liable for any loss arising from or in connection with the enforcement in good faith of its rights under the Ship Mortgages and these Covenants except in case of gross negligence or wilful misconduct. In no event shall the Mortgagee be held responsible for any indirect damage, consequential loss or loss of profit.

13.5	All costs and expenses (including, but not limited to, legal fees) incurred by the Mortgagee in connection with any Enforcement Action shall be borne by the Owner and the Owner shall indemnify and hold the Mortgagee harmless in respect of such costs and expenses. All such costs and expenses shall form part of the Secured Obligations.

13.6	Irrespective of the manner in which any Enforcement Action shall be taken by the Mortgagee, all proceeds from each such Enforcement Action shall be applied in accordance with the terms of the Collateral Agency and Intercreditor Agreement.

14.	GOVERNING LAW AND JURISDICTION

14.1	These Covenants shall be governed by and construed in accordance with Norwegian law.

14.2	The parties hereby submit to the non-exclusive jurisdiction of, and irrevocably waive any objection to venue in, the Oslo district court of Norway for all disputes arising out of or in connection with the Ship Mortgages (or any one of them) and these Covenants.

14.3	The provisions in Clause 14.2 above are for the benefit of the Mortgagee and nothing in this Clause 14 shall limit the right of the Mortgagee to take proceedings against the Owner or any Vessel in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
15.	CONFLICTS

The Collateral Agency and Intercreditor Agreement and the Secured Documents shall be supplemental to these Covenants. If there is a conflict between the provisions of these Covenants and those contained in the Collateral Agency and Intercreditor Agreement and/or the Secured Documents, then (to the extent permitted by law) the provisions of the Collateral Agency and Intercreditor Agreement and/or the Secured Documents shall take priority over the provisions of these Covenants.

IN WITNESS WHEREOF the Owner has caused these Covenants to be duly executed the day and year first before written.

[OWNER]	)
by	)
)
hereto in the presence of	)

Exhibit B
Form of Equipment Pledge
[Kingdom of Norway]
(See attached.)

Form of Equipment Pledge

[Kingdom of Norway]

Tinglysingsstempel

Pantobligasjon for pant i driftstilbehør[1]

Sendes til
Brønnøysundregistrene
Løsøreregisteret
8910 Brønnøysund
for tinglysing[1)]
Tlf. 75 00 75 00

Saksnr.

Alle blankettens 4 sider må sendes inn, med pantsetters underskrift nederst på hver side.

Innsender[2]	Kundenr.[3]	Navn/foretaksnavn[9]
	Adresse	Tlf.
	Postnummer	Poststed
Pantsetter	Fødselsnr.[4]/Org.nr.[5]	Navn/foretaksnavn[6]
	Adresse	Tlf.
	Postnummer	Poststed
Erkjenner å skylde		
Panthaver	Fødselsnr.[4]/Org.nr.[5]	Navn/foretaksnavn[6] Wilmington Trust FSB — ELLER ORDRE
Beløp	USD 450.000.000	Med bokstaver
Forfall/ avdrag	Kapitalen (beløpet) tilbakebetales]	
Renter	Kapitalen forrentes fra	Med rente ☐ % pr.år. Eller ☐ NIBOR + % pr. år.
	Renter betales etterskuddsvis/forskuddsvis hver og . Første gang Dato Årstall. Av renter, avdrag eller kapital som er forfalt, betales rente med % pr. år over ordinær rente.	

Til sikkerhet for betaling av kapitalen med renter og omkostninger m.m. pantsettes:

A ☐ Pantsetters driftstilbehør i sin helhet slik det er til enhver tid, jf panteloven § 3-4.

B ☐ Pantsetters samlede driftstilbehør, slik det er til enhver tid, i følgende del av næringsvirksomheten som driftsmessig er atskilt:

Tidligere tinglyst:[7]	Embete	Dagboknummer	Dagbokdato

Opptrinnsrett

Obligasjonen har opptrinnsrett etter hvert som heftelser med samme eller bedre prioritet blir nedbetalt eller innfridd, og har for tiden prioritet etter:

(Hvis obligasjonen ikke skal ha opptrinnsrett, må nedenstående felt utfylles.
Hvis intet er utfylt, anses obligasjonen for å ha opptrinnsrett)

☐ Obligasjonen er uten opptrinnsrett etter kr

SignForm 2007

Dato	Pantsetters underskrift

Side 1 av 4
Pantobligasjon for pant i driftstilbehør

GA-4377 Elektronisk utgave

Blanketten er godkjent av Løsøreregisteret

For fotnoter - se siste side

Pantsettelsen skjer i henhold til bestemmelsene i lov av 8. februar 1980 nr 2 om pant.

Pantsetter vedtar inndrivelse av gjelden inklusive renter og utenrettslige inndrivelsesomkostninger uten søksmål etter tvangsfullbyrdelsesloven § 7-2 bokstav a.

Sted og dato

Pantsetters underskrift	Gjentas med maskin eller trykte bokstaver

Jeg/vi bekrefter at den/de som har underskrevet dokumentet er over 18 år, og har underskrevet eller vedkjent seg sin(e) underskrift(er) på dette dokument i mitt/vårt nærvær. Jeg/vi er myndig(e).[6]

1. Underskrift	Gjentas med maskin eller trykte bokstaver
Adresse	
2. Underskrift	Gjentas med maskin eller trykte bokstaver
Adresse	

Plass for tinglysingsattest, påtegninger mv.

Side 2 av 4
Pantobligasjon for pant i driftstilbehør
GA-4377 Elektronisk utgave

Dato	Pantsetters underskrift	Side 3 av 4
.		Pantobligasjon for pant i driftstilbehør

GA-4377 Elektronisk utgave

1. Blanketten kan bare benyttes ved pantsettelse fra den som er næringsdrivende etter panteloven § 3-5. Dette er:
   a) foretak registrert i Foretaksregisteret.
   b) institusjoner som nevnt i panteloven § 3-5 b, jf. forskrifter til panteloven § 1 b.
2. Innsenderen blir belastet gebyr for tinglysing, og får dokumentet i retur etter tinglysing. Gebyr betales etterskuddsvis ved hjelp av tilsendt giroblankett.
3. Dette felt må utfylles hvis innsenderen tidligere har fått tildelt kundenummer i Løsøreregisteret.
4. Alle 11 sifre må oppføres når pantsetter/panthaver er en person. Ved tinglysing på enkeltpersonforetak skal dette skje på innehavers personnavn og fødselsnummer, jf. tinglysingsforskriften § 16.Tinglysing vil ellers bli nektet.
5. Her angis det organisasjonsnummer som er tildelt av Brønnøysundregistrene.
6. For bedrifter, organisasjoner mv. må fullstendig og korrekt navn oppføres.
7. Pantelovens regler om pant i driftstilbehør ble endret ved lovendring datert 01.06.2001, ikraftsatt 01.07.2001. Panterett i driftstilbehør som er tinglyst i grunnboken før lovens ikrafttredelse, må tinglyses i Løsøreregisteret innen ett år etter ikrafttredelsen. Eldre panteretter som tinglyses i Løsøreregisteret innen utløpet av fristen, beholder rettsvern og prioritet etter tidligere lovgivning. Tidspunktet for den opprinnelige tinglysingen i grunnboken må derfor anmerkes ved retinglysingen.
8. Bekreftelse kan gis av to myndige vitner eller av norsk dommer (herunder forliksrådsmedlemmer, dommerfullmektiger og jordskiftedommere), lensmann eller lensmannsbetjent, namsmann eller namsmannsfullmektig godtatt av namsretten, advokat eller advokatfullmektig, statsautorisert eller registrert revisor, autorisert eiendomsmegler, inkassobevillingshaver som er i tjeneste hos en inkassator, norsk eller utenlandsk notarius publicus.

Dato	Pantsetters underskrift	Side 4 av 4
		Pantobligasjon for pant i driftstilbehør

GA-4377 Elektronisk utgave

________________ 20___
SECURITY AGREEMENT
between
[                                        ]
as Chargor
and
WILMINGTON TRUST FSB
as Collateral Agent

In relation to a Collateral Agency and Intercreditor Agreement dated 30 October 2009
(as amended from time to time)

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THIS SECURITY AGREEMENT (the “Agreement”) dated                                          20___ is made between:
(1)	[ ], business enterprise no. [ ], with registered address [ ], as chargor (the “Chargor”); and

(2)	WILMINGTON TRUST FSB, with an address at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, the United States of America, as agent for the holders of the Secured Obligations (the “Collateral Agent”).
WHEREAS:
(A)	Trico Shipping AS, a Norwegian limited company (the “Issuer”), has agreed to issue and sell US$400,000,000 in aggregate principal amount of its 11 7/8% Senior Secured Notes due 2014 pursuant to that certain indenture dated 30 October 2009 among, among others, the Issuer and the guarantors party thereto, including the Chargor (collectively, the “Guarantors”);
(B)	contemporaneously with the execution of this Agreement, the Chargor has entered into that certain working capital facility agreement dated 30 October 2009, with, among others, the Issuer and the other Guarantors, pursuant to which, and subject to the terms and conditions thereof, certain loan facilities have been made available to the Issuer;
(C)	contemporaneously with the execution of this Agreement, the Chargor has entered into that certain Collateral Agency and Intercreditor Agreement dated 30 October 2009 (the “Collateral Agency and Intercreditor Agreement”) with, among others, the Collateral Agent the Issuer and the other Guarantors; and
(D)	to secure the payment and performance in full of the Secured Obligations under the Secured Documents, the Chargor desires to grant certain security to the Collateral Agent, as agent and representative of and on behalf of and for the benefit of the Secured Parties.
IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND CONSTRUCTION
1.1	In this Agreement (including in the preamble hereof) capitalised terms used shall, save as expressly defined herein, have the same meanings as given to them in the Collateral Agency and Intercreditor Agreement (including such capitalised terms which are defined therein by reference to other documents).
1.2	In this Agreement:

“Accounts” means the bank account(s) listed in Schedule 11 (List of pledged bank accounts) under the column “Account no.”

“Account Bank” means the bank(s) listed in Schedule 11 (List of pledged bank accounts) under the column “Account Bank”.

“Charter Earnings” means any and all rights, privileges and benefits of the Chargor to receive payment of monies or other property or interest in relation to the use, hire or operation of any of

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the Chargor’s Vessels or any portion thereof, including any of the same arising from, or related to, freights, passage monies, charter monies, hire monies, requisition for hire compensation, salvage, towage remuneration, demurrage detention monies and other earnings now or hereafter earned under any charter (other than the Intra-group Charters) now or hereafter entered into with regard to the Chargor’s Vessels (including, for the avoidance of doubt, Charter Earnings under the charters listed in Schedule 5 (List of External Charters)).

“Insurances” means (i) any and all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are entered into (and any and all renewals thereof) in respect of Vessels owned by the Chargor (including, for the avoidance of doubt, the insurance agreements listed in Schedule 9 (List of assigned Insurances)) and (ii) any and all rights, privileges and benefits of the Chargor under awards, warranties, claims, agreements or otherwise to receive monies or property or interest in relation to, or arising from, any damage to, or liability, loss or requisition, confiscation, condemnation or title or compulsory acquisition of, any Vessel or portion thereof.

“Intra-group Charters” means any and all contracts for the operation and employment of Specified Assets (as defined in the Indenture) which are entered into by the Chargor with the Parent and each Subsidiary (as defined in the Indenture) of the Parent (including, for the avoidance of doubt, the charters listed in Schedule 7 (List of assigned Intra-group Charters)), including any monies receivable by the Chargor thereunder.

“Intra-group Receivables” means any and all Indebtedness owed to the Chargor by the Parent and each Subsidiary (as defined in the Indenture) of the Parent under any loan or debt instrument of whatsoever kind or nature (including, for the avoidance of doubt, under the loan agreements listed in Schedule 3 (List of assigned intra-group loan agreements)).

“Mortgaged Vessels” means the vessels listed in Schedule 2 (List of Mortgaged Vessels).

“Norwegian Security Documents” means the documents listed in Schedule 1 (Norwegian Security Documents).

“Security Assets” means:
(i)	the current and future assets over which the Norwegian Security Documents create or shall create security;

(ii)	the current and future rights, title and interest of the Chargor in the Intra-group Receivables;

(iii)	the current and future rights, title and interest of the Chargor in the Charter Earnings;

(iv)	the current and future rights, title and interest of the Chargor in the Intra-group Charters;

(v)	the current and future rights, title and interest of the Chargor in the Insurances; and

(vi)	the current and future rights, title and interest of the Chargor in the Accounts, including all current and future credit balances thereof, all interest payable thereon and all other ancillary rights and claims associated therewith.
1.3	Construction

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(a)	Words importing the singular shall (unless the contrary intention appears) include the plural and vice versa.
(b)	Reference to a Clause or a Schedule or an Appendix is respectively a reference to a clause of or schedule or appendix to this Agreement.
(c)	A provision of law is a reference to that provision as amended or re-enacted from time to time, and to any regulations made by the appropriate authority pursuant to such law.
(d)	Reference to a document is to be construed as a reference to such document as amended or supplemented (with any necessary consent) from time to time.
(e)	Reference to a time is reference to Oslo time unless otherwise stated.
(f)	Reference to the “Collateral Agent”, the “Secured Parties”, the Chargor or any other Person shall be construed so as to include each of its successors in title, permitted assigns or permitted transferees.
2.	SECURITY
2.1	In order to secure the due and punctual payment, repayment, performance and discharge of the Secured Obligations, the Chargor hereby grants to the Collateral Agent as agent and representative of and on behalf of and for the benefit of the Secured Parties, first priority security by way of a first priority mortgage, charge, pledge or assignment (as applicable) over the Security Assets on the terms set out in this Agreement.
2.2	The amount secured under the security created by this Agreement and each of the Norwegian Security Documents shall not exceed US$450,000,000 plus interest, fees and other expenses.
2.3	Notwithstanding any other provision of this Agreement or any of the Norwegian Security Documents, the obligations and liabilities of the Chargor hereunder and thereunder shall not include any obligations or liabilities which would cause an infringement of Sections 8-7 and/or 8-10, cfr. Section 1-4, of the Norwegian Companies Act of 13 June 1997 no. 44 (the “Companies Act”) regulating unlawful financial assistance and the parties hereto agree that the obligations and liabilities of the Chargor hereunder and thereunder only apply to the extent permitted by those provisions of the Companies Act.
2.4	For as long as no Actionable Event of Default has occurred, the Chargor shall be entitled to freely operate and use the Security Assets in its ordinary course of its business.
3.	PERFECTION
3.1	The Chargor shall promptly after the signing of this Agreement duly execute and deliver the Norwegian Security Documents to the Collateral Agent, and file the Norwegian Security Documents for registration with the Norwegian Register of Mortgaged Movable Property (Løsøreregisteret) or the Norwegian Ship Register (Skipsregistrene) (as applicable).
3.2	The Chargor shall promptly after the signing of this Agreement give written notice of the security created by this Agreement to the:
(i)	companies listed as debtors in Schedule 3 (List of assigned intra-group loan agreements)

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substantially in the form of Schedule 4a (Form of notice of assignment to intra-group debtors) and procure that each relevant debtor acknowledges the same in substantially the form of Schedule 4b (Form of acknowledgement from intra-group debtors);

(ii)	charterers or pool administrators (as applicable) in relation to the charters listed in Schedule 5 (List of External Charters) in substantially the form of Schedule 6a (Form of notice of assignment to charterers or pool administrators) hereto and request that each relevant charterer or pool administrator acknowledges the same in substantially the form of Schedule 6b (Form of acknowledgement from charterers or pool administrators); provided that such notices shall only be required following an Actionable Event of Default;

(iii)	intra-group charterers in relation to the Intra-group Charters listed in Schedule 7 (List of assigned Intra-group Charters) in substantially the form of Schedule 8a (Form of notice of assignment to intra-group charterers) hereto and procure that each relevant charterer or pool administrator acknowledges the same in substantially the form of Schedule 8b (Form of acknowledgement from intra-group charterers);

(iv)	insurers in relation to the Insurances listed in Schedule 9 (List of assigned Insurances) substantially in the form of Schedule 10a (Form of notice of assignment to insurers) and use their commercially reasonable efforts to procure that the insurers acknowledge the same in substantially the form of Schedule 10b (Form of acknowledgement from insurers); and

(v)	Account Bank in relation to the Accounts substantially the form of Schedule 12a (Form of notice of pledge and assignment to the Account Bank) and use their commercially reasonably efforts to procure that the Account Bank acknowledges the same in substantially the form of Schedule 12b (Form of acknowledgement from the Account Bank).
4.	REPRESENTATIONS AND WARRANTIES

The Chargor represents and warrants to the Collateral Agent that:
(i)	it is a private limited liability company, duly incorporated and validly existing under the laws of Norway with full power and authority to own its assets, carry on its business as it is being conducted;

(ii)	all corporate and other action required in order for it to execute and perform its obligations under this Agreement and the Norwegian Security Documents has been duly taken;

(iii)	the execution and performance of this Agreement and the Norwegian Security Documents will not violate any applicable law or regulation or contravene any provision of its articles of association or other constitutional documents or any material document by which the Chargor is bound;

(iv)	upon conclusion of the perfection steps as set out in Clause 3, this Agreement and the Norwegian Security Documents will create legal, valid and perfected first priority security over the Security Assets in favour of the Collateral Agent;

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(v)	it is the sole legal, beneficial and registered owner and holder, and has full and unrestricted ownership, of the Security Assets and no other assignment, pledge, mortgage, charge (fixed or floating), encumbrance, lien or any other kind of security is in existence over the Security Assets or any part thereof, except as permitted by the Secured Documents;

(vi)	as of the date hereof, the Intra-group Receivables listed in Schedule 3 (List of assigned intra-group loan agreements) constitute all the Chargor’s Intra-group Receivables;

(vii)	as of the date hereof, the Chargor is not party to any other charter than the charters listed in Schedule 5 (List of External Charters);

(viii)	as of the date hereof, the Chargor is not party to any other Intra-group Charter than the Inter-group Charters listed in Schedule 7 (List of assigned Intra-group Charters);

(ix)	as of the date hereof, the Insurances listed in Schedule 9 (List of assigned Insurances) constitute all the insurances entered into in relation to the Chargor’s vessels and operating machinery; and

(x)	as of the date hereof, apart from any tax deduction account(s) (skattetrekkskontoer), the Accounts constitute all bank accounts of any type opened and maintained by it with any bank or financial institution.
5.	UNDERTAKINGS
5.1	The Chargor shall not at any time, except to the extent expressly permitted by the terms of each of the Secured Documents (and, in such case, subject to the satisfaction of all applicable conditions thereto), without the prior written consent of the Collateral Agent, create or permit to subsist any other assignment, pledge, mortgage, charge (fixed or floating), encumbrance, lien or any other kind of security on or over the Security Assets or any part thereof, or sell, transfer or otherwise dispose of the Security Assets or any part thereof or attempt or agree to do so (other than as provided for by Sections 3-7 (in respect of the floating charge created over the Chargor’s machinery and plant (driftstilbehør)) and 3-13 (in respect of the floating charge created over the Chargor’s inventory (varelager)) of the Norwegian Pledge Act of 8 February 1980 no. 2 (the “Pledge Act”)).
5.2	The Chargor shall:
(i)	promptly upon the Collateral Agent’s request give written notice of the floating charge created over the Chargor’s account receivables by this Agreement and the relevant Norwegian Security Document to such debtors as the Collateral Agent shall require and request that such debtors promptly acknowledge and consent to (where applicable) the same, such notice and acknowledgement to be in such form and substance as shall be required by the Collateral Agent;

(ii)	provide the Collateral Agent promptly on request with all information and documents which are reasonably necessary for asserting claims in relation to the account receivables charged pursuant to this Agreement and the relevant Norwegian Security Document;

(iii)	procure that all moneys payable to it are paid into an Account or such other bank account over which a valid, legal, binding, perfected and enforceable first priority pledge has been

7/33
created in favour of the Collateral Agent and that all of its debtors are instructed to make all such payments to such pledged account(s). Any amount which may be received by the Chargor, but not paid into such a pledged account, shall be kept separated from any other monies or assets of the Chargor, held in trust for the Collateral Agent and immediately be paid into an Account or any such other bank account over which a valid, legal, binding perfected and enforceable first priority pledge has been created in favour of the Collateral Agent pursuant to the terms hereof; and

(iv)	at its own expense promptly execute all documents and do all things as the Collateral Agent may reasonably require to perfect, protect, maintain, give full force and effect to, or to facilitate the enforcement or realisation of, the security created by this Agreement.
6.	ENFORCEMENT
6.1	Upon the occurrence of an Actionable Event of Default, the Collateral Agent may (at its discretion) enforce all or any part of the security created by this Agreement and each of the Norwegian Security Documents in accordance with the procedures of enforcement set out in the Norwegian Enforcement Act of 26 June 1992 no. 86, the Pledge Act and/or any other applicable law or regulation.
6.2	Neither the Collateral Agent nor any other Secured Party shall be liable for any loss arising from or in connection with the enforcement in good faith of its rights under this Agreement or any of the Norwegian Security Documents or the realisation of the Security Assets or any part thereof except in case of gross negligence or wilful misconduct on its part. In no case shall the Collateral Agent or any other Secured Party be held responsible for any indirect damage, consequential loss or loss of profit.
6.3	All costs and expenses (including legal fees) incurred by the Collateral Agent in connection with the enforcement of the security created by this Agreement or any of the Norwegian Security Documents shall be borne by the Chargor and the Chargor shall indemnify and hold the Collateral Agent harmless in respect of all such costs and expenses. All such costs and expenses shall be included in and form part of the Secured Obligations.
6.4	The Collateral Agent shall apply the proceeds from any sale of the Security Assets as set out in the Collateral Agency and Intercreditor Agreement.
7.	CONTINUING SECURITY AND OTHER MATTERS
7.1	The security created by this Agreement and the Norwegian Security Documents, the obligations and liabilities of the Chargor hereunder and thereunder and the rights, remedies and powers of the Collateral Agent created hereby and thereby:
(i)	shall be held by the Collateral Agent as a continuing security to secure the due and punctual payment, repayment, performance and discharge of all the Secured Obligations;

(ii)	shall be in addition to and shall not prejudice or affect, and may be enforced by the Collateral Agent without prior recourse to any other security created by or in respect of any of the Secured Documents or any other document or by any present or future instrument, right or remedy held by or available to the Collateral Agent or any of the other Secured Parties or any right or remedy of the Collateral Agent or any of the other Secured Parties thereunder, and the Chargor waives all rights it may have of first

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requiring the Collateral Agent or any of the other Secured Parties to enforce any such other security, guarantee, instrument, right or remedy or to proceed against or claim payment from any other person;

(iii)	shall not in any way be prejudiced or affected by any time, indulgence or relief given by the Collateral Agent or any of the other Secured Parties to the Chargor or any other person, by any amendment or supplement to any of the Secured Documents or any other document, or by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedy or security against the Chargor or any other person or by anything done or omitted which but for this provision might operate to exonerate the Chargor; and

(iv)	shall not in any way be prejudiced or affected by any change in the constitution, or any amalgamation or reconstruction, of the Chargor, the Collateral Agent, any of the other Secured Parties or any other person or by any legal limitation, disability, incapacity or other circumstances relating to the Chargor, the Collateral Agent, any of the other Secured Parties or any other person, whether or not known to the Collateral Agent or any of the other Secured Parties, by any invalidity or irregularity or unenforceability of the obligations of the Chargor or any other person under any of the Secured Documents or any other document or otherwise and so that in the event that any obligation or purported obligation of the Chargor or any other person which, if enforceable or valid or continuing, would be secured by this Agreement or any of the Norwegian Security Documents is or becomes wholly or in part unenforceable or invalid or terminated for any reason whatsoever, the Chargor will keep the Collateral Agent and each of the other Secured Parties fully indemnified against any loss suffered by any of them as a result of any failure by the Chargor or such other party to perform any such obligation or purported obligation.
7.2	All the rights, remedies and powers vested in the Collateral Agent (or any of the other Secured Parties) under this Agreement and the Norwegian Security Documents shall be in addition to and not a limitation of any other right, power or remedy vested in the Collateral Agent and any of the other Secured Parties under or in respect of any of the Secured Documents or any other document or at law, and all the powers so vested in the Collateral Agent or any of the other Secured Parties may be exercised from time to time and as often as the Collateral Agent or the other Secured Parties may deem expedient.
7.3	Any release, discharge or settlement between the Chargor and any of the Secured Parties shall be conditional upon no security disposition or payment to the Collateral Agent or any of the Secured Parties by the Chargor or any other person being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Collateral Agent and the other Secured Parties shall be entitled to enforce the security created by this Agreement, the Norwegian Security Documents and any of the Secured Documents or any other documents as if such release, settlement or discharge had not occurred and any such payment had not been made.
7.4	The provisions of Sections 62-74 (both inclusive) of the Norwegian Financial Agreement Act of 1999 shall not apply to this Agreement or any of the Norwegian Security Documents.
7.5	The Chargor is familiar with the other security granted in favour of the Collateral Agent (on behalf of the Secured Parties) in respect of the Secured Obligations.

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8.	DISCHARGE OF SECURITY

Subject to Clause 7.3, after the unconditional and irrevocable payment, discharge and performance in full of all the Secured Obligations, the Collateral Agent shall promptly, at the request and cost of the Chargor, do all things as is reasonably required in order to release the security created by this agreement.

9.	NOTICES AND OTHER MATTERS

9.1	Notices

Any notice, demand or other communication to be made or delivered by any party pursuant to this Agreement or any Norwegian Security Document shall be by letter, telefax or e-mail and shall (unless the addressee has by seven (7) days’ written notice to that party specified another address) be made or delivered:—
(i)	in the case of the Collateral Agent:

Wilmington Trust FSB, as Collateral Agent 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402, USA

Attention: Peter Finkel Phone: 612.217.5629 Telefax: 612.217.5651

with a copy to: Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178, USA

Attention: Martin F. Conniff Phone: 212.309.6000 Telefax: 212.309.6001

(ii)	in the case of the Chargor:

[ ] [ ] [ ]

Attention: [ ]
9.2	No waiver

No failure or delay by the Collateral Agent (or any other Secured Party) in exercising any right, power or remedy vested in it under this Agreement or any of the Norwegian Security Documents shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement and the Norwegian Security

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Documents are cumulative and are not exclusive of any remedies provided by law.

9.3	Severability

Each of the provisions of this Agreement and the Norwegian Security Documents is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

9.4	Counterparts

This Agreement may be entered into and executed in the form of two or more counterparts, each of which, when duly exchanged and delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

9.5	Delegation of powers

The Collateral Agent shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Agreement and any of the Norwegian Security Documents in such manner, upon such terms, and to such person as it in its absolute discretion may think fit. Neither the Collateral Agent nor any of the other Secured Parties will be liable or responsible to the Chargor or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of such delegate unless such damage results from its gross negligence or wilful misconduct.

10.	POWER OF ATTORNEY

10.1	The Chargor irrevocably appoints the Collateral Agent to be its attorney-in-fact acting on its behalf and in its name or otherwise, after the occurrence of an Actionable Event of Default, to execute and do all such assurances, acts and things which the Chargor is required to do and fails to do under the covenants and provisions contained in this Agreement and the Norwegian Security Documents.

10.2	The Chargor ratifies and confirms and agrees to ratify and confirm whatever the Collateral Agent shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to above.

11.	ASSIGNMENT

11.1	The Collateral Agent and each Secured Party may, without the consent of the Chargor, assign, transfer or otherwise dispose of any of its rights and obligations under or pursuant this Agreement and each of the Norwegian Security Documents to any other Person.

11.2	The Chargor may not assign, transfer or otherwise dispose of all or any part of its rights and obligations under and pursuant to this Agreement or any of the Norwegian Security Documents.

12.	THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

The Collateral Agency and Intercreditor Agreement and the Secured Documents shall be supplemental to this Agreement and the Norwegian Security Documents. If there is a conflict between the provisions of this Agreement and/or the Norwegian Security Documents on the one

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hand and those contained in the Collateral Agency and Intercreditor Agreement and/or the Secured Documents on the other, then (to the extent permitted by law) the provisions of the Collateral Agency and Intercreditor Agreement and the Secured Documents shall take priority over the provisions of this Agreement and the Norwegian Security Documents.

13.	LAW AND JURISDICTION

13.1	This Agreement and the Norwegian Security Documents shall be governed by Norwegian law.

13.2	The parties submit to the non-exclusive jurisdiction of, and irrevocably waive any objection to venue in, Oslo district court of Norway for all disputes arising out of or in connection with this Agreement and the Norwegian Security Documents.

13.3	The provisions in Clause 13.2 above are for the benefit of the Collateral Agent and nothing in this Clause 13 shall limit the right of the Collateral Agent to take proceedings against the Chargor in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
[The remainder of this page has been left intentionally blank.]

Schedule 1
NORWEGIAN SECURITY DOCUMENTS
1.	A first priority floating charge (Pantobligasjon for pant i driftstilbehør) in the amount of US$450,000,000 (plus any accrued interest, fees and costs) to be executed by the Chargor in favour of the Collateral Agent over the Chargor’s machinery and plant (driftstilbehør).

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Schedule 2
LIST OF MORTGAGED VESSELS

Name	Registered owner	Number	Jurisdiction of registration and flag

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Schedule 3
LIST OF ASSIGNED INTRA-GROUP LOAN AGREEMENTS

Borrower	Amount and currency	Original date of loan agreement

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Schedule 4a
FORM OF
NOTICE OF ASSIGNMENT OF INTRA-GROUP RECEIVABLES
[Debtor]
with a copy to:
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[Date]
Dear Sirs,
NOTICE OF ASSIGNMENT OF INTRA-GROUP RECEIVABLES
We refer to the [loan agreement] [contract relating to [describe contract or debt instrument]] [our outstanding with you in the amount of [ ] pursuant to [describe basis for outstanding debt] dated (the [“Loan Agreement] [Contract] [Amount Payable]”) made between you and us.
We hereby give you notice that:
a)	by a Security Agreement dated [date] 2009 (the “Security Agreement”) and made in favour of Wilmington Trust FSB (the “Collateral Agent”) as collateral agent for the Secured Parties (as defined in the Security Agreement), we have assigned to the Collateral Agent, as first priority security, all our present and future rights and interest in all payments to be made to us by yourselves under or in relation the [Loan Agreement] [Contract] [Amount Payable] (the “Assignment”);

b)	if the Collateral Agent notifies you that an Actionable Event of Default (as defined in the Security Agreement) has occurred, the Collateral Agent may, in its sole discretion, instruct you to make all payments due and payable by yourselves under the [Loan Agreement] [Contract] [Amount Payable] (as amended, restated or renewed from time to time) to the Collateral Agent or to an account designated by the Collateral Agent; and

c)	the instructions herein contained cannot be revoked or varied by us without the prior written consent of the Collateral Agent.
Please, will you kindly acknowledge receipt of this notice of assignment and indicate your receipt thereof by sending to the Collateral Agent an acknowledgement in the form attached hereto.

Yours faithfully, [Chargor]
By:
Name:
Title:

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Schedule 4b
FORM OF
ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT FROM INTRA-GROUP
DEBTORS
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[date]
Dear Sirs,
ACKNOWLEDGEMENT OF RECEIPT OF NOTICE OF ASSIGNMENT
We refer to a letter dated [date] 2009 (the “Notice”) from [Chargor] (the “Chargor”) to ourselves notifying us of the assignment specified therein (the “Assignment”).
We confirm that we:
1.	consent to the Assignment;

2.	acknowledge and agree to the terms of the Notice; and

3.	are not aware of any other assignment of, or charge over, all or any part of the Chargor’s present and future rights and interest in the payments to be made by ourselves under the [Loan Agreement] [Contract].

Yours faithfully, [company]
By:
Name:
Title:

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Schedule 5
LIST OF EXTERNAL CHARTERS

Vessel	Charterer/pool administrator	Date of charter

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Schedule 6a
FORM OF
NOTICE OF ASSIGNMENT TO CHARTERERS OR POOL ADMINISTRATORS
[Charterer or pool agent]
with a copy to:
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[Date]
Dear Sirs,
[NAME OF VESSEL] (THE “VESSEL”): NOTICE OF ASSIGNMENT OF CHARTER EARNINGS
We refer to the [bareboat/time charterparty] [pool agreement] [description of other agreement or arrangement] dated [date] (the “Employment Contract”) made between you and us, whereby we have agreed to let and you have agreed to [charter] [act as pool administrator for] the Vessel on the terms and conditions set forth therein.
We hereby give you notice that:
a)	by a Security Agreement dated [date] 2009 (the “Security Agreement”) and made in favour of Wilmington Trust FSB (the “Collateral Agent”) as collateral agent for the Secured Parties (as defined in the Security Agreement), we have assigned to the Collateral Agent all our present and future rights and title to and all interest in all payments to be made to us by yourselves under the Employment Contract (the “Assignment”);

b)	the Collateral Agent may, in its sole discretion, instruct you make all payment due and payable by yourselves under or in relation to the Employment Contract (as amended, restated or renewed from time to time) to the Collateral Agent or to an account designated by the Collateral Agent; and

c)	the instructions herein contained cannot be revoked or varied by us without the prior written consent of the Collateral Agent.
Please, will you kindly acknowledge receipt of this notice of assignment and indicate your receipt thereof by sending to the Collateral Agent an acknowledgement in the form attached hereto.

Yours faithfully, [Chargor]
By:
Name:
Title:

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Schedule 6b
FORM OF
ACKNOWLEDGEMENT FROM CHARTERERS OR POOL ADMINISTRATORS
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[date]
Dear Sirs,
ACKNOWLEDGEMENT OF RECEIPT OF NOTICE OF ASSIGNMENT
We refer to a letter dated [date] 2009 (the “Notice”) from [Chargor] (the “Chargor”) to ourselves notifying us of the assignment specified therein (the “Assignment”).
We confirm that we:
1.	consent to the Assignment;

2.	acknowledge and agree to the terms of the Notice; and

3.	are not aware of any other assignment of, or charge over, all or any part of the Chargor’s present and future rights and title to and all interest in the payments to be made by ourselves under or in relation to the Employment Contract.

Yours faithfully, [Charterer/pool administrator]
By:
Name:
Title:

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Schedule 7
LIST OF ASSIGNED INTRA-GROUP CHARTERS

Details of Specified Asset	Charterer	Date of charter

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Schedule 8a
FORM OF
NOTICE OF ASSIGNMENT TO INTRA-GROUP CHARTERERS
[Charterer or pool agent]
with a copy to:
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[Date]
Dear Sirs,
NOTICE OF ASSIGNMENT OF [CHARTERPARTY/LEASE AGREEMENT]
We refer to the [bareboat/time charterparty/pool agreement/lease agreement] dated [date] (the "Employment Contract”) made between you and us, whereby we have agreed to let and you have agreed to [charter/lease] the [details of relevant Specified Asset] on the terms and conditions set forth therein.
We hereby give you notice that:
a)	by a Security Agreement dated 30 October 2009 (the “Security Agreement”) and made in favour of Wilmington Trust FSB (the “Collateral Agent”) as collateral agent for the Secured Parties (as defined in the Security Agreement), we have assigned to the Collateral Agent all our present and future rights and title to and all interest in the Employment Contract and all payments to be made to us by yourselves thereunder (the “Assignment”);

b)	if the Collateral Agent notifies you that an Actionable Event of Default (as defined in the Security Agreement) has occurred, the Collateral Agent may, in its sole discretion, instruct you make all payment due and payable by yourselves under or in relation to the Employment Contract to the Collateral Agent or to an account designated by the Collateral Agent;

c)	if the Collateral Agent notifies you that an Actionable Event of Default has occurred, the Collateral Agent (or its nominee) shall be entitled to assume and take over all our rights and obligations under the Employment Contract by providing written notice to that effect to yourselves, PROVIDED that this shall not affect any rights and remedies which you otherwise have or may otherwise acquire under the Employment Contract and further provided that the Collateral Agent (or its nominee) in such event appoint a reliable and reputable operational/maintenance and managing/administration manager acceptable to you, acting reasonably;

d)	we shall remain liable to perform all our obligations under the Employment Contract and the Collateral Agent shall until it exercises its rights under paragraph c) above, be under no obligations of any kind whatsoever in respect thereof; and

e)	the instructions herein contained cannot be revoked or varied by us without the prior written

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consent of the Collateral Agent.
Please, will you kindly acknowledge receipt of this notice of assignment and indicate your receipt thereof by sending to the Collateral Agent an acknowledgement in the form attached hereto.

Yours faithfully, [Chargor]
By:
Name:
Title:

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Schedule 8b
FORM OF
ACKNOWLEDGEMENT FROM INTRA-GROUP CHARTERERS
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[date]
Dear Sirs,
ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT
We refer to a letter dated [date] 2009 (the “Notice”) from [Chargor] (the “Chargor”) to ourselves notifying us of the assignment specified therein (the “Assignment”).
We confirm that we:
1.	consent to the Assignment;

2.	acknowledge and agree to the terms of the Notice; and

3.	are not aware of any other assignment of, or charge over, all or any part of the Chargor’s present and future rights and title to and all interest in the Employment Contract or the monies payable by ourselves thereunder.

Yours faithfully, [Charterer]
By:
Name:
Title:

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Schedule 9
LIST OF ASSIGNED INSURANCES
INSURANCES RELATED TO EQUIPMENT

Policy type	Insurer(s) and broker	Cover note no. / policy no.

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Schedule 10a
FORM OF
NOTICE OF ASSIGNMENT TO INSURERS
[Insurer/broker]
with a copy to:
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[Date]
Dear Sirs,
NOTICE OF ASSIGNMENT OF INSURANCES
Please take notice that by a security agreement dated [date] 2009 (the “Security Agreement”) and made in favour of Wilmington Trust FSB (the “Collateral Agent”) as collateral agent for the Secured Parties (as defined in the Security Agreement), we have assigned to the Collateral Agent all our present and future rights and title to and all interest in all payments made to us under the insurance contracts listed in Appendix A to this letter.
Please, will you kindly acknowledge receipt of this notice of assignment (which includes Appendices A and B) and indicate your receipt thereof by sending to the Collateral Agent an acknowledgement or letter of undertaking [in the form attached hereto/in the standard form of your association].

Yours faithfully, [Chargor]
By:
Name:
Title:

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Appendix A
LIST OF ASSIGNED INSURANCES

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Appendix B
FORM OF LOSS PAYABLE CLAUSE
(For attachment by way of endorsement to the policy)
1.	All policies in respect of insurances relating to hull & machinery and war risks:
“Any claims under this policy in respect of an actual, constructive or compromised total loss, requisition or other taking of the vessel shall be paid to the cash collateral account held by Wilmington Trust FSB and all other claims under this policy (unless and until the underwriters have received notice from Wilmington Trust FSB of an actionable event of default under the relevant loan-and/or other financial documents entered into by us, in which event all claims under this policy shall be payable to Wilmington Trust FSB) shall be released to us as reimbursement of the relevant repair costs of the damages caused by such casualty in respect of the vessel. The instructions herein contained cannot be revoked or varied by us without the prior written consent of Wilmington Trust FSB.”
2.	All policies in respect of insurances as relating to the entry of the vessel in a protection and indemnity association or club:
“Payment of any recovery the owner is entitled to make out of the funds of this protection and indemnity association in respect of any liability, cost or expenses incurred by it shall be made to the owner or its order unless and until we receive notice from Wilmington Trust FSB that an actionable event of default has occurred under the loan- and/or other financial documents entered into by us, in which event all recoveries shall thereafter be paid to Wilmington Trust FSB (for onward distribution to the relevant ultimate beneficiaries). The instructions herein contained cannot be revoked or varied by us without the prior written consent of Wilmington Trust FSB.”
3.	All other policies of insurances:
“Any claims under this policy of an actual, constructive or compromised total loss, requisition or other taking of the vessel shall be paid to the cash collateral account held by Wilmington Trust FSB. Subject thereto, all other claims (unless and until the underwriters have received notice from Wilmington Trust FSB of an actionable event of default under the relevant loan-and/or other financial documents entered into by the owner, in which event all claims under this policy shall be payable to Wilmington Trust FSB) shall be released to [chargor]. The instructions herein contained cannot be revoked or varied by us without the prior written consent of Wilmington Trust FSB.”

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Schedule 10b
FORM OF ACKNOWLEDGEMENT FROM PRICE FORBES & PARTNERS LTD.
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[Date]
Our Ref: M09PH03130
LETTER OF UNDERTAKING
Dear Sirs,

Vessel(s)	Owners
We confirm that
(1)	we have effected insurances for the account of the above Owners as set out in Appendix “A” attached,

(2)	the said insurances include the Loss Payable Clause(s) set out in Appendix “B” attached, and

(3)	the Notice of Assignment in the form of Appendix “C” attached has been acknowledged by Underwriters in accordance with Market practice.
Pursuant to instructions received from the above Owners and/or their authorised Manager or Agents and in consideration of your approving us as the appointed Brokers in connection with the insurances covered by this letter, we hereby undertake:-
1.	to hold
(a)	the Insurance Slips or Contracts, and

(b)	the Policies if and when issued, and

(c)	until the time of the issue of any new or replacement letter of undertaking, any renewals of such Contracts or Policies or any Contracts or Policies substituted therefor with your consent as may be arranged through ourselves, and

(d)	the benefit of the insurances thereunder to your order in accordance with the terms of the said Loss Payable Clause(s); and
2.	to arrange for the said Loss Payable Clause(s) to be included on the Contracts or Policies if and when issued; and

3.	to have endorsed on each and every Contract or Policy as and when the same is issued a copy of the said Notice of Assignment; and

4.	to advise you promptly if we cease to be the Broker for the Assured or in the event of any material changes which we are aware have been made to the said insurances; and

5.	following a written application received from you not later than one month before expiry of these insurances to notify you within fourteen days of the receipt of such application in the event of our not having received notice of renewal instructions from the Owners and/or their authorised Managers or Agents, and in the event of our receiving instructions to renew to advise you promptly of the details hereof; and

6.	to forward to you promptly any notices of cancellation that we receive from Underwriters; and

7.	following a written application from you to advise you promptly of the premium payment situation where such premium is paid or payable through our intermediary.

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If and where we are responsible for the payment of premium to Underwriters, our above undertakings are given subject to our lien on the Contracts or Policies for premiums and subject to our right of cancellation on default in payment of such premiums but we undertake not to exercise such rights of cancellation without giving you ten days notice in writing either by letter or electronically transmitted message and a reasonable opportunity for you to pay any premiums outstanding.
It is understood and agreed that the operation of any Automatic Termination of Cover, Cancellation or Amendment Provisions contained in the Policy conditions shall override any Undertakings given by us as Brokers.
Notwithstanding anything to the contrary contained herein or in any prior Letter of Undertaking or in any Loss Payable Clause or in any Notice of Assignment,
(A)	the provisions of this letter of undertaking shall only apply to the Insurances set out in the said Appendix ‘A’ and until the time of the issue of any new or replacement letter of undertaking, to any renewals thereof effected through ourselves, and

(B)	the undertakings given above shall be the limit of our obligations to you.
We DO NOT accept any actual or constructive notice of any interest you may claim in any other insurance effected on the Vessels referred to in the said Appendix ‘A’ UNLESS AND UNTIL you give us specific notice of that interest in the particular insurance and such notice is confirmed by the Owner.
Notwithstanding the terms of the said Loss Payable Clause(s) and the said Notice of Assignment, unless and until we receive written notice from you to the contrary, we shall be empowered
(i)	to pay all returns of premium to the Assured or its order;

(ii)	to arrange for a collision and/or salvage guarantee to be given in the event of bail being required in order to prevent the arrest of the vessel or to secure the release of the vessel from arrest following a casualty. Where a guarantee has been given as aforesaid and the guarantor has paid any sum under the guarantee in respect of such claim, there shall be payable directly to the guarantor out of the proceeds of the said Policies a sum equal to the sum so paid.
This undertaking shall terminate automatically if the addressee of this letter ceases to have any interest in the insurances set out in Appendix “A”
This undertaking shall be governed by and construed in accordance with English law and any disputes arising out of or in any way connected with this undertaking shall be submitted to the exclusive jurisdiction of the English courts.
This undertaking is subject to all claims and returns of premiums being collected through us as Brokers.
Yours faithfully
For and on behalf of Price Forbes & Partners Limited.
Director — Marine     Authorised Signatory
Enclosures: A, B and C

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Schedule 11
LIST OF PLEDGED BANK ACCOUNTS

Account no.	Account Bank

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Schedule 12a
FORM OF
NOTICE OF PLEDGE AND ASSIGNMENT TO ACCOUNT BANK
[Account Bank]
with a copy to:
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[Date]
Dear Sirs,
NOTICE OF PLEDGE AND ASSIGNMENT OF BANK ACCOUNTS
We hereby notify you that by a Security Agreement dated [date] 2009 (the “Security Agreement”) and made in favour of Wilmington Trust FSB (the “Collateral Agent”) as collateral agent for the Secured Parties (as defined in the Security Agreement):
a)	we have pledged and assigned to the Collateral Agent all our current and future rights, title and interest in the following bank accounts held by us with you (including all current and future credit balances thereof, all interest payable thereon and all other ancillary rights and claims associated therewith):

Account no

[Account]

[Account]

The above accounts are herein referred to as the “Bank Accounts”.

b)	if the Collateral Agent notifies you that an Actionable Event of Default (as defined in the Security Agreement) has occurred, the Collateral Agent may, in its sole discretion, instruct you to block our access to the Bank Accounts and to transfer the credit balance of each of the Bank Accounts to the Collateral Agent or to an account designated by the Collateral Agent; and

c)	the instructions herein contained cannot be revoked or varied by us without the prior written consent of the Collateral Agent.
Please, will you kindly acknowledge receipt of this notice of pledge and assignment and indicate your receipt thereof by sending to the Collateral Agent an acknowledgement in the form attached hereto.

Yours faithfully, [Chargor]
By:
Name:
Title

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Schedule 12b
FORM OF
ACKNOWLEDGEMENT FROM THE ACCOUNT BANK
Wilmington Trust FSB
Attention: Peter Finkel
Telefax: 612.217.5651
[date]
Dear Sirs,
ACKNOWLEDGEMENT OF RECEIPT OF NOTICE OF PLEDGE AND ASSIGNMENT OF BANK ACCOUNTS
We refer to a letter dated [date] 2009 (the “Notice”) from [Chargor] (the “Chargor”) to ourselves notifying us of the pledge and assignment specified therein (the “Pledge”).
We confirm that:
1.	we acknowledge and agree to the terms of the Notice;

2.	the Pledge has been duly registered by us and all internal procedures for coding of the Bank Accounts (as defined in the Notice) to show them as pledged and assigned to and in favour of Wilmington Trust FSB have been completed;

3.	we shall not exercise any rights of set-off or any equivalent rights which, but for this explicit waiver, would be available to us in respect of any credit balance from time to time standing to the credit of any of the Bank Accounts; and

4.	we are not aware of any other assignment or pledge of, or charge over, all or any parts of the Bank Accounts.

Yours faithfully, [Account Bank]
By:
Name:
Title:

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SIGNATORIES
The Chargor:

By:
Name:
Title:

The Collateral Agent:

Wilmington Trust FSB
By:
Name:
Title: